The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED       , 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMENDMENT 3

GRANT HARTFORD CORPORATION
(Exact Name of Registrant As Specified in Its Charter)

Montana		20-8690366
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

619 S.W. Higgins Suite O
Missoula, MT 59803
(406) 531-3363
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

David Rodli, Attorney at Law
David Rodli Law Offices
2001 S. Russell
Missoula, MT 59806
Tel: (406) 721-0368
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, Of Agent For Service)

Copies to:
Raul N. Rodriguez, Esq.
1011 Pennsylvania St. Unit B
Denver, CO 80203
(303) 861-1797

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.[  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered,	Amount to Be Registered (i)	Proposed Maximum Offering Price Per Share(ii)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,886,893	$0.80	(1)	$1,509,514	$ 59.32
Common Stock	593,900	$1.50	(2)	$890,850	35.01
Common Stock	236,295	$2.00	(2)	$472,590	18.58
Total	2,717,088			$2,872,954	$ 112.91

(i)  There is no public market for the Grant Hartford Corporation shares of Common Stock. Our Common Stock is not traded on any national exchange.

(ii)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(1)  This price was determined by Grant Hartford Corporation to be equal to the price at which its shares were last sold in private transactions, as there is no current market for the Common Stock.

(2)  These shares are the subject of outstanding warrants with varying exercise prices representing the estimated maximum offering price of the Common Stock in accordance with Rule 457(g) and 457 (i).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

GRANT HARTFORD CORPORATION

2,717,088 Shares Common Stock

This Prospectus relates to up to 2,717,088 shares of common stock, no par value, per share of Grant Hartford Corporation that the selling shareholders named in this Prospectus, or their transferees may offer from time to time. Of the shares of common stock offered hereby: (i) 1,886,893 shares were issued to the selling shareholders; and (ii) up to 830,195 are issuable upon the exercise of warrants. Such shares and warrants were issued to the selling shareholders pursuant to three exempt offerings that we completed on March 23, 2007, October 31, 2007 and May 31, 2008 respectively (see section "Selling Shareholders"). This is our initial registration of common stock. Our securities are not currently listed on any securities exchange, nor are they quoted on the Over-the-Counter Bulletin Board ("OTCBB"). Until our common stock is quoted on the OTCBB or is listed on an exchange, the common stock offered hereby will be sold at a fixed price of $0.80 per share; thereafter the common stock offered hereby may be offered and sold at prevailing market prices, or at privately negotiated prices.

These securities will be offered for sale by the selling shareholders identified in this Prospectus or their transferees in accordance with the methods and terms described in the section of this Prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. However, if all of the warrants are exercised for cash (and assuming there are no adjustments to the purchase price prior to exercise) we will receive $1,363,440 in gross proceeds. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling shareholders, incurred in connection with the offering described in this Prospectus. Our common stock and warrants are more fully described in the section of this Prospectus entitled "Description of Securities."

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August ___________, 2009.

GRANT HARTFORD CORPORATION
TABLE OF CONTENTS

v

Unless the context otherwise requires, references in this Prospectus to "the company," "our company," "we," "our" and "us" means Grant Hartford Corporation. "$" refers to U.S. dollars.

You should rely only on the information contained in this Prospectus and in any free writing prospectus which we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information different from that contained in this Prospectus or such free writing prospectus, if any. Any offers to sell common stock will be made only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares of common stock.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this Prospectus and provides an overview of the material aspects of this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire Prospectus carefully, including the risks discussed under "Risk Factors," our financial statements and the related notes included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Grant Hartford Corporation

Our Company is a mineral exploration, development and production company, that is currently in the exploration stage of historically designated mineralized material on the Garnet Mineral Property, located in Missoula, Montana. We have acquired an exclusive option to purchase the mineral rights to 23 patented mineral claims and 122 unpatented mineral claims located within the Garnet Mining District of Granite County, Montana from Commonwealth Resources, L.L.C. Commonwealth Resources, L.L.C., is owned by Aaron Charlton, Creative Financial P.S. Plan, Kim Charlton-Benson and Eric Sauve. Mr. Eric Sauve is our president, CEO, CFO, and Director. Mr. Aaron Charlton is our Senior Consultant. Messrs. Charlton and Sauve are two of the Company's five full time employees. Aaron Charlton and Eric Sauve are related parties to our Company, Grant Hartford Corporation. The owner of record of 121 unpatented claims is Commonwealth Resources, L.L.C. One unpatented claim, NHC 0112, was not filed with the Bureau of Land Management to meet time requirements and has been restaked by WGM Survey Co., and is in the process of being filed and properly recorded with the Bureau of Land Management and the Granite County Clerk and Recorder. Commonwealth Resources, LLC holds these 122 unpatented and 23 patented claims pursuant to the terms of the Grant Hartford Option Agreement for our Company. Commonwealth Resources, L.L.C. retained the services of WGM Survey Co. of Missoula, Montana to physically stake and record ownership in these 122 unpatented mineral claims with Granite County, Montana and the Bureau of Land Management. The owner of record on 22 of the 23 patented mineral claims is Commonwealth Resources, L.L.C. The owner of record of one (1) patented claim, the Free Coin, is River Terrace Estates, Inc. Commonwealth Resources, L.L.C. entered into a Mining Lease between River Terrace Estates, Inc. and Commonwealth Resources, L.L.C. which provides for a lease and option to purchase the Free Coin patented mining claim. This Mining Lease has been partially assigned to Grant Hartford Corporation both by the terms of the Grant Hartford Option Agreement between Commonwealth Resources, L.L.C. and the Company and through a Partial Assignment of Amended Mining Lease, which assigned to GHC the leasehold interest in the Amended Mining Lease and the right to acquire, upon exercise of the purchase option defined in the Lease and Amended Lease, the mineral rights in and to the mining claim. The material terms of the Free Coin patented mining claim transaction are further set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

The 122 unpatented mineral claims are administered by the United States Bureau of Land Management ("BLM") under the provisions provided for by the 1872 Mining Law. Commonwealth Resources, L.L.C.'s interest in these 122 unpatented mineral claims will continue into perpetuity provided that Commonwealth Resources, L.L.C. pays a $125 maintenance fee each year on each mineral claim in compliance with the Bureau of Land Management regulations pertaining to unpatented mining claims. The required amount of expenditure for Commonwealth Resources, L.L.C. to hold these 122 claims is $15,250 per year. The maintenance figure is set by the BLM and can be altered only in its sole discretion.

The 23 patented mining claims are fee simple properties. Commonwealth Resources, L.L.C.'s interest in these 22 patented mineral claims will continue in perpetuity, provided that Commonwealth Resources, L.L.C. pays the assessed property taxes for each respective mining claim to Granite County, Montana. The current required tax expenditure for Commonwealth Resources, L.L.C. to hold these 22 patented claims is $1,362 per year. Commonwealth Resources, L.L.C.'s interest in the Free Coin patented mineral claim will continue for a period of seven (7) year beginning on March 29, 2007, provided that Commonwealth Resources, L.L.C. complies with the material terms of the Amended Mining Lease, which are set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

We entered into the Grant Hartford Option Agreement, which conveys an exclusive option to purchase the mineral rights on the 23 patented mining claims and an exclusive option to purchase the 122 unpatented mining claims from Commonwealth Resources, L.L.C. Pursuant to this contract, we have the right to explore for minerals, develop potential mining targets, and enter into limited gold production. The terms of this Grant Hartford Option Agreement requires the issuance by us of 19,000,000 shares of our no par value common stock, annual Option payments by us of $190,000 during the first five (5) year period and $400,000 during the final two (2) year period of the Grant Hartford Option Agreement and an annual access lease payment of $60,000. The agreement was executed on June 15, 2007 for a term of seven (7) years. We may exercise our option to purchase the mineral rights to the patented claims and the unpatented claims at any time for a cash payment to Commonwealth Resources, L.L.C. of $7,000,000. The material terms of the Grant Hartford Option Agreement are further set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

The "Garnet Project Summary," prepared by Pegasus Gold Corporation, the "Mineral Property Valuation of the Garnet and Copper Cliff Mining Districts in Granet and Missoula Counties," by John C. Brower, Ph.D., and the "Geologic Examination of the Economic Potential for Gold Mining at the Garnet Area Gold Mining Property," by Thomas J. Peters, who was commissioned by Grant Hartford Corporation to confirm and update the previous studies, together enable the Company to proceed with exploration activities to further designate mineralized material.

The Company's drilling program was designed to quantify, through the use of definition drilling, both open pit and underground mine, mineralized material targets identified by the previous Pegasus exploration program. The Company intends to use this information to proceed with a prefeasibility or scoping study in order to determine the existence of proven/probable reserves.

During 2008, GHC completed 54 drill holes, with total drill footage of 12,497.5 feet. All holes were completed during the third and fourth quarters of 2008. Original drill plans included drilling on over eight (8) targets. Due to the promising results obtained in the first three zones drilled, drilling was concentrated on these three zones. The drilling plan called for definition drilling near designated mineralized material zones encountered by Pegasus between 1989 and 1992.

In 2009 the Company intends to drill numerous other targets not drilled in 2008 as well as improve the establishment of continuity between drill holes in zones previously drilled in our exploration activities to support prefeasibility or scoping studies.

We are in the exploration stage of our business plan. We have not, as yet, earned any revenues from our planned operations. As of December 31, 2008, we had $1,535 cash on hand and liabilities of $923,338. Accordingly, our working capital position as of December 31, 2008 was ($617,930). Since our inception through December 31, 2008, we have incurred a net loss of $1,218,923. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to organizing our company, acquisition of the 145 patented and unpatented mining claims, and the operation of our business. Our current working capital is not sufficient to enable us to complete Phase I of the exploration program on the property. Accordingly, we will require additional financing. In the event that available capital is insufficient to sustain minimum operations, we may be compelled to discontinue our business.

The Company's fiscal year end is December 31.

Organization

We were organized on March 15, 2007, under the laws of the State of Montana. Our principal office is located at 619 South West Higgins, Suite O, Missoula, Montana 59803. The Company's phone number is (406) 531-3363.

2007 Exempt Offering

2007 Exempt Offering

On October 31, 2007, we completed a second exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company issued 793,900 shares of the Company's no par value common stock to 45 accredited investors at a purchase price of $0.50 per share, for an aggregate price of $396,950.

2008 Exempt Offering

On May 31, 2008, we completed a third exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company issued 236,295 shares of the Company's no par value common stock to 11 accredited investors at a purchase price of $0.80 per share, for an aggregate price of $189,036.

2008 Convertible Note Offering

Between July 22, 2008 and November 6, 2008, the Company entered into eight (8) Non-Transferable Convertible Notes (the "Notes") in the aggregate sum of $271,500. The Notes were entered into pursuant to exempt transactions.

The material terms of the Non-Transferable Convertible Notes (the "Notes") are as follows: The Notes are for a term of two (2) years, wherein interest is due semi-annually at a varying interest rate depending upon the Note, between 12% and 14%. The Lender may choose to convert to common stock at any time, however, if conversion is made prior to six (6) months from the date of signing, the conversion price will include interest for a six (6) month period. At conversion, all or any portion of the unpaid balance and accrued interest may be converted into common stock at a conversion price equal to the closing market price of the common stock. If conversion takes place on the date GHC is first listed on the Over The Counter Bulletin Board ("OTCBB"), Lender may convert at a conversion price of 95% of the initial share price quoted on the day of conversion. Upon conversion Lender shall receive additional shares of GHC common stock, over and above the converted amount, in the form of an Incentive Bonus equal to the principal amount of the Note, multiplied by 2.5% and divided by the share price at conversion. GHC will offer to include any common stock held by Lender upon conversion, in any subsequent registration statement pursuant to the Securities Act. GHC will give a thirty day notice of intention to file said registration statement to Lender and Lender has 10 days to accept such registration, once GHC gives notice. Default on the Note by GHC may occur if one or more of the following events take place: nonpayment, GHC filing bankruptcy, and the appointment of receiver, custodian, trustee or assignee to take possession of the property. GHC has fifteen (15) days to cure the default, which would include the payment of a late fee of 15% the semi-annual interest payment and any costs and legal fees associated with the default to Lender. The net proceeds to GHC on each Note is the principal sum of the Note. The aggregate net proceeds to date on the eight (8) Notes is $271,500. Leo Sauve holds two of the eight Notes, totaling $26,000.00, and is the father of Eric Sauve, our President and CEO.

2009 Promissory Notes

Between January 1, 2009 and April 28, 2009 the Company entered into twelve (12) Promissory Notes (the "Promissory Notes") in the aggregate sum of $675,000. The Promissory Notes were entered into pursuant to a corporate debt transaction.

The material terms of the Promissory Notes are as follows: The Promissory Notes are for a term of one (1) year, whereby interest is due at the end of the term at a rate of 12.5%. Default on the Promissory Notes by GHC may occur if the principal and interest is not paid on the due date. If said sum is not paid when due, the indebtedness shall bear interest at the rate of 15% per annum from the date of default, or declaration of default, whichever shall first occur. The Note Holder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to, reasonable attorney's fees.

The Offering

Shares Being Offered

Up to 2,717,088 shares of common stock, including 1,886,893 shares of common stock that were issued to the selling shareholders and up to 830,195 shares issuable upon the exercise of outstanding warrants.

Use of Proceeds

We will not receive any proceeds from the sale of the shares offered hereby. We will, however, receive the proceeds from the exercise of warrants, if and when, they are exercised. Any such proceeds will be used for working capital and general corporate expenses.

Common Stock issued and outstanding as of March 31, 2009	21,450,195 shares of our common stock are issued and outstanding as of the date of this Prospectus.
Risk Factors	Prospective investors should carefully consider the Risk Factors before buying the common stock offered hereby.

Summary Financial Information

Balance Sheet Data	As of December 31, 2007 (Audited).	As of December 31, 2008 (Audited).	As of March 31, 2009 (Unaudited).
Cash	$ 90,873	$ 1,535	$ 2,577
Total Assets	$ 2,598,550	$ 2,704,036	$ 2,737,019
Total Liabilities	$ 660,822	$ 923,338	$ 1,151,428
Total Stockholder's Equity	$ 1,937,728	$ 1,780,698	$ 1,585,591

Statement of Loss and Deficit	From inception, March 15, 2007, to December 31, 2007 (Audited).	From inception, March 15, 2007, to December 31, 2008 (Audited).	From inception, March 15, 2007, to March 31, 2009 (Unaudited).
Revenue	$ 0	$ 0	$ 0
Loss for the Period	$ (247,857)	$ (1,218,923)	$ (1,414,030)

RISK FACTORS

An investment in our shares is speculative and involves a high degree of risk. Therefore, you should not invest in our shares unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained herein before deciding to invest in our shares. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described above. This Prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections.

Risk Factors Relating to Our Business

Risk Factors Relating to Our Business

1:   We have limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like ours, are in the exploration stage. We may not successfully address these risks and uncertainties or successfully implement our business plan. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits that we anticipate in the future.

Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and in the exploration stages of the search for mineral deposits. These include, but are not limited to, inadequate funding, competition, and unsuccessful mineralized material exploration. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

2:    We will require additional funding

As of December 31, 2008, we had cash in the amount of $1,535. Our 2009 exploration program will require approximately $1,140,000 to complete. We will require additional financing in order to begin and complete future phases of the recommended exploration programs, as well as any additional exploration. We currently do not have any operations and have no income. Our business plan calls for significant exploration expenses. We will also require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. In the event that our exploration programs are successful in sufficiently estimating the mineralized material continuity between drill holes and we exercise our property purchase option, we will require additional funds in order to place the patented and unpatented mining claims into the development and commercial production stages. We currently do not have any arrangements for financing and we may not be able to obtain financing when required and on favorable terms. Obtaining additional financing would be subject to a number of factors, including the market prices for gold, silver and other metallic minerals and the costs of exploring for, developing and producing these materials. These factors may make the timing, amount, terms, or conditions for additional financing unavailable to us, which would force us to reduce our operations or even cease operations.

3:   Auditor has raised substantial doubt about our ability to continue as a going concern

The report of our independent auditor regarding our audited financial statements for the period ended December 31, 2008 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are that we have an accumulated deficit since inception of ($1,414,030) for the period from our inception, March 15, 2007, to March 31, 2009 and have no revenues. Our future is dependent upon our ability to obtain financing and upon successful exploration and future development and productions stages on the patented and unpatented mining claims. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough capital to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered in the exploration stage of mining companies and the high rate of failure of such enterprises. Our auditor's concern may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment. Persons who cannot afford to lose their entire investment should not invest in this offering.

4:   We are a new company with no history

We have just begun exploration of our mining claim holdings for which we have acquired our options. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on March 15, 2007, and to date, we have been involved primarily in organizational activities, the acquisition of an option to purchase interests in 145 patented and unpatented mining claims, obtaining an independent consulting geologist's report on these mining claims, and completing our 2008 exploration program. There is no history upon which to base any assumption as to the likelihood that we will prove successful. We have not earned any revenues as of the date of this prospectus, and thus, we face a high risk of business failure.

5:  We rely on consultants

We have a written agreement with our consulting geologist, Thomas J. Peters; that requires him to review all of the historical information available on the mining claims we have under option, the results from the previous exploration work performed on these mining claims, and to make recommendations based on those reviews. We also have an oral agreement and written confirmation with our consulting geologist, Ted Antonioli, to perform geological recommendations and assist in the permitting process. We also have an agreement with the University of Montana to utilize the Geological Department and Geographical Information Systems Department to digitize data and have a verbal agreement retaining the services of Dr. James Sears. In addition, we have agreements with: Norris Labs to perform analyses on geological samples; Kirk Engineering for a water base line study and survey for a mill and tailings impoundment; with BJ Ambrose for his full time services as the Vice President of Corporate Finance; with Tim Matthews for his full time services as the Vice President of Marketing; with J. Robert Flesher for his full time services as Vice President of Mining and Geology; with Aaron Charlton for full time management services and with Eric Sauve for full time management services.

Each of these functions requires the services of persons in high demand in the industry and these persons may or may not always be available when needed. The implementation of our business plan may be impaired if these parties do not perform in accordance with their written and oral agreements.

6:   Common ownership of GHC and Commonwealth Resources, L.L.C.

Our sole material assets are the options to the Garnet Mining Claims, which claims are owned, or optioned by Commonwealth Resources, L.L.C. The Optionor, Commonwealth Resources, L.L.C. is owned in part by Mr. Eric Sauve, who is the President, CEO, CFO and Director of Grant Hartford Corporation. In addition, Mr. Aaron Charlton, who is a Senior Consultant to the Company, is likewise a majority owner and the Managing Member of Commonwealth Resources,

L.L.C. Mr. Charlton negotiated in good faith on behalf of and for the best interest of Commonwealth Resources L.L.C. and Mr. Eric Sauve negotiated on behalf of and in good faith and at arm's length for the best interest of Grant Hartford Corporation. The negotiations concluded in a Letter of Intent which was signed on March 22, 2007. The Option Agreement became effective on June 15, 2007. At the time the Option Agreement became effective Eric Sauve was not a Membership owner of Commonwealth Resources L.L.C. and did not become a member until August 31, 2007. We, at this point, have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters. In the interim, or until such time as we adopt more definitive conflict of interest and ethics rules, which will include the rules set forth in the Sarbanes-Oxley Act of 2002, Federal legislation. Any future potential conflicts will be governed by the independent members of the Board of Directors. However, any conflict of interest with our President, CEO, CFO, Directors and our Senior Consultant, could result in a loss of confidence by our shareholders or potential investors and could result in a disruption to the business, adversely affecting our Company and the existing shareholders.

7:   Unanticipated issues may occur

Potential investors should be aware of the difficulties normally encountered by new exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration stage. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The exploration stage also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which the Company cannot insure, or against which it may elect not to insure. At the present time, we have no insurance coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in determining the existence of proven/probable reserve deposits. Problems such as unusual or unexpected formations and other conditions are involved in exploration and often result in unsuccessful exploration efforts.

8:   We will continue to incur losses for the foreseeable future

Prior to completion of the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete exploration of our optioned mineral claims. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to generate profits or continue operations if we are unable to generate significant revenues from future mining of the mineral claims even if we exercise our options. There is limited history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

9:   Because access to the mineral property may be restricted by inclement weather, the Company may be delayed in its exploration efforts

Access to the mineral property may be restricted during parts of the year, due to weather in the area. The property is in a mountainous area in the Garnet Mining District, Granite County, Montana. The terrain is mountainous, and the property is accessed by county roads, Bureau of Land Management roads, and private roads. Although these roads have been used for exploration in the past, they are best traveled by four-wheel drive vehicles from spring to the beginning of winter. During the winter months, heavy snowfall can make it difficult to undertake work programs. We do not currently plan drilling operations in the winter months. Frequent inclement weather in the winter months makes exploration activities difficult and the planning of exploration activities challenging. As a result, any attempt to explore the property is largely limited to the times when weather permits such activities. The most efficient time for us to conduct our work programs is during the months of May through November. These limitations can result in significant delays in our exploration efforts, as well as any future production, in the event of unsuccessful determination of the existence of proven/probable reserves. Delays in exploration and drilling due to inclement weather could significantly increase the time that it would take to generate any operating revenues or prohibit achieving profitable operations.

10:   If management cannot devote sufficient time to operations, its business may fail

Mr. Sauve, our President, Chief Executive Officer and Chief Financial Officer, devotes his full time and attention to our business affairs. We have an Employment Agreement with Mr. Sauve. Mr. Aaron Charlton, our Senior Consultant, also devotes his full time and attention to our business affairs. We have an Employment Agreement with Mr. Charlton. J. Robert Flesher, our Vice President of Mining and Geology, devotes his full time and attention to our development program. We have an oral Employment Agreement with Mr. J. Robert Flesher. BJ Ambrose, our Vice President of Corporate Finance, devotes his full time and attention to our business affairs. We have an Employment Agreement with Mr. Ambrose. Tim Matthews, our Vice President of Marketing, devotes his full time and attention to our business affairs. We have an Employment Agreement with Mr. Matthews. Currently, we retain the services of five consulting geologists on a part-time basis. If our management is unable to devote a sufficient amount of time to manage our operations, our business could fail.

11:   Sales of substantial amounts of common stock may adversely affect prevailing market price

Our President, Mr. Eric Sauve, is the beneficial owner of 3,232,830 shares of our common stock, which equates to 14.38% of our issued and outstanding common stock. Our Senior Consultant, Aaron Charlton, is beneficial owner of 9,440,566 shares of our common stock which equates to 41.99% of our issued and outstanding common stock. Rodney Haynes beneficially owns 4,742,076 shares of our common stock which equates to 21.09% of our issued and outstanding common stock. There is presently no public market for our common stock; however, we propose to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board ("OTCBB") upon the effectiveness of this Registration Statement, of which this Prospectus forms a part. If our shares are publicly traded on the OTCBB, Mr. Sauve, Mr. Charlton and/or Creative Finance PFP will be eligible to sell their shares publicly, subject to the volume limitations of Rule 144. The sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing market prices for our common stock.

12:   The mine exploration business is highly competitive

The mine exploration business is highly competitive. Our preparation activities will be focused on exploring our mineral property in order to determine the existence of proven/probable reserves. Many of our competitors have greater financial resources than we have. As a result, we may experience difficulty competing with other businesses regarding availability of equipment and qualified personnel. If we are unable to retain qualified personnel, or locate needed equipment while conducting exploration activities, we may be unable to enter into the development and production stages and may be unable to achieve profitable operations.

13:   A ready market may not exist for the sale of the future identified proven/probable reserves

Even if the Company is able to successfully explore, develop and prepare an established commercially minable proven/probable reserve deposit, a ready market may not exist for the sale of the extracted proven/probable reserves. Numerous factors beyond our control may affect the marketability of gold proven/probable reserves that are prepared for production. These factors include market fluctuations, the proximity and capacity of natural resource markets, processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, and environmental laws and regulations. These factors could inhibit our ability to sell proven/probable reserves in the event that the Company is able to successfully explore, develop and prepare an established commercially minable proven/probable reserve deposit for extraction.

14:   There is a risk that new regulations could increase our costs

The Montana Department of Environmental Quality and the Bureau of Land Management have jurisdiction and enforce laws and enact and enforce rules and regulations relating to the exploration, development and production of proven/probable reserves . We will be subject to these laws, rules and regulations as we carry out our exploration program. We are required to obtain drilling permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws, rules and regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. While we have planned exploration program budgets for regulatory compliance, there is a risk that new laws, rules or regulations could increase our costs of doing business, preventing us from carrying out our exploration program and, therefore, adversely affecting our operational results.

15:   In the event that our mining claims become invalid, we will lose all rights that we have in the 23 patented and 122 unpatented mining claims

The 23 patented and 122 unpatented mining claims are owned by Commonwealth Resources, L.L.C. and are under an option to us. WGM Group, a professional survey company in Missoula, Montana, surveyed, staked and filed all 122 unpatented claims, with the exception of unpatented claim NHC 0112, which has been restaked and is currently being filed on behalf of Commonwealth Resources, L.L.C. These claims were staked on public lands administered by the Bureau of Land Management. The right to conduct exploration, development and production mining programs on these 122 unpatented mining claims is subject to permitting by the Bureau of Land Management. The right to conduct exploration, development and production mining programs on the 23 patented mining claims is subject to permitting by the Montana Department of Environmental Quality. The invalidity of any claims would have an adverse affect on any future revenues.

In order to keep the 122 unpatented mining claims in good standing, the Bureau of Land Management requires that an annual maintenance fee be paid before August 31st of each year. In the event that these maintenance fees are not paid by the August 31st deadline, the mining claims become invalid and revert to the Bureau of Land Management. In the event that our mining claims become invalid, we will lose all rights that we have in the 122 unpatented mining claims.

In order to keep the 23 patented mining claims in good standing, the Granite County, Montana Treasurer requires assessed property taxes to be paid for each respective mining claim by the July 31st of each year. If, or when, property taxes become three years delinquent, we risk losing our rights in the 23 patented mining claims by operation of law.

Grant Hartford Corporation has the initial responsibility to pay the Bureau of Land Management annual assessment fees, which are currently $125 for each 122 unpatented claim for a total annual amount of $15,250 and the property taxes on the 23 patented claims in the annual amount of $1,362. If these fees are not satisfied by GHC, Commonwealth Resources, L.L.C. will then make arrangements for payment of such fees. Failing both companies' fee payment, GHC would lose its rights in the claims and the shareholders would be subsequently adversely affected.

16:   In the event we fail to make our scheduled option payments, we will lose all interest that we have in the patented and unpatented mining claims

The 23 patented and 122 unpatented mining claims are owned or optioned by Commonwealth Resources, L.L.C. and are under option to us from Commonwealth Resources, L.L.C. Under the Grant Hartford Option Agreement, we are required to make annual option payments of $190,000, for the first five (5) year period of the agreement and $400,000 for the final two (2) year period, and annual access lease payments of $60,000 in order to keep our option to purchase the mineral rights to the patented and unpatented mining claims valid. In the event that the option payment and access lease payment are not paid by the deadline, and Commonwealth Resources L.L.C. is unwilling to negotiate an extension, we risk losing all rights in and to the claims.

17:   Compliance with Sarbanes-Oxley may result in our inability to achieve profitability

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties relating to publicly-traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and its costs to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and board committee members, which are required pursuant to the Sarbanes-Oxley Act of 2002, in order to provide effective management. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly to attract or may deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in the Company's inability to achieve profitability.

Risk Factors Relating to Our Common Stock

18:   We may be exposed to potential risks relating to our internal control over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

Section 404 of the Sarbanes-Oxley Act of 2002 requires public companies to include a report of management on the company's internal control over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal control over financial reporting as well as the operating effectiveness of the company's internal controls. We are not yet subject to these requirements. We have not yet begun evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ending December 31, 2008 in relation to our management's report and for our fiscal year ending December 31, 2009 relative to our accounting firm's attestation.

While we expect to expend significant resources over the next few months in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, there is a risk that we will not be able to comply with all of the requirements imposed by this rule. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an unqualified attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or an adverse audit opinion on those financial statements which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

19:   Indemnification of Officers and Directors.

Our Bylaws provide for indemnification to the fullest extent permitted by Montana law for any person whom we may indemnify thereunder; including our directors, officers, employees and agents. As a result, stockholders may be unable to recover damages against directors for actions taken by them in good faith and with the belief that such actions served the best interests of the Corporation, whether or not such actions actually did. Our Bylaws, therefore, may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit us and our stockholders.

20:   We are subject to "Penny Stock" rules

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation to the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock, may find it difficult to sell their shares.

21:    We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not, in fact, qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the Securities and Exchange Commission (the "SEC") and state securities agencies.

22:   We do not expect to distribute cash dividends.

We do not anticipate paying any cash dividends on our shares because we intend to retain our earnings to finance our mining business. We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. Therefore, investors who anticipate the need for immediate income in the form of dividends should refrain from the purchase of our shares. In the future, our Board of Directors will decide whether to declare any cash dividends based on the conditions then existing, including our earnings and financial condition.

23:   There is no public trading market for our common stock and no public market may develop.

Currently, there is no trading market for our common stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, our common stock in all likelihood will trade at a price below $5.00 per share and become subject to the "penny stock" rules enacted by the SEC. This would increase the likelihood that many brokerage firms will not participate in a potential future market for our common stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer's financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

24:   A purchaser of our shares runs the risk of losing his entire investment.

Only persons that can bear the economic risk of their investment for an indefinite period of time and can afford the total loss of their investment should consider the purchase of our shares.

25:   Issuance of additional securities.

Our Board of Directors has authority to issue additional shares of common stock or other securities without the consent or vote of our stockholders. The issuance of additional shares, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of our stockholders. In the event of such future acquisitions, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by the Board of Directors could materially adversely affect our operating results and/or the value of our common stock.

26:   If our shares are quoted on the Over-The-Counter Bulletin Board (OTCBB), we will be required to remain current in our filings with the SEC and our shares will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the OTCBB, we will be required to remain current in our filings with the SEC in order for our common stock to be eligible for quotation on the OTCBB. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the OTCBB, investors in our common stock may find it difficult to sell their shares.

27:   Voting Control by Commonwealth Resources, LLC.

Commonwealth Resources, L.L.C., owns, collectively, approximately 74.24%, or 16,688,302 shares of our total beneficially owned common stock. Commonwealth Resources, L.L.C. is comprised of four interest holders, which together own the 16,688,302 shares of our Company's common stock. The interest holders and their beneficially owned shares are as follows: Eric Sauve, 1,832,830 shares, Aaron Charlton, 9,440,566 shares, Kim Charlton-Benson, 1,832,830 shares and Rodney Haynes, 3,582,076 shares. Accordingly, these stockholders, as a group, will be able to control, among other things, the outcome of stockholders votes, including the election of directors, adoption of amendments to our Bylaws and Articles of Incorporation and approval of significant corporate transactions such as mergers.

Mr. Eric Sauve is the President, CEO, CFO and Director of our Company. Mr. Aaron Charlton is our Senior Consultant, who supervises the drilling program, deals with contractors and is the Company's liaison with the BLM, state and local agencies. Any conflicts of interest could delay the implementation of our business plan, which could have a detrimental effect on our business.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, and the documents incorporated in it by reference, contains forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this Prospectus, the documents incorporated by reference in this Prospectus, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered by this Prospectus. However, if all of the warrants to purchase the common stock covered by this Prospectus are exercised in full, we would receive gross proceeds of approximately $1,363,440. We would use any such proceeds for working capital and general corporate purposes. There can be no assurance that the selling shareholders or their transferees will choose to exercise any of the warrants. We have agreed to bear all expenses relating to the registration of the common stock registered pursuant to the registration statements of which this Prospectus is a part.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell shares from time to time, initially at a fixed price equal to $0.80 per share. The offering price was determined based upon the price at which we most recently sold our common stock in private transactions. However, we cannot determine what the market value of our common stock will be either now or at the time of sale. There is no relationship between this price and the Company's assets, earnings, book value or any other objective criteria of value. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over The Counter Bulletin Board ("OTCBB"), the selling shareholders may sell all, or a portion, of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. The selling shareholders of the issued and outstanding common shares are offering 1,886,893 shares of common stock through this prospectus. All of the shares were acquired from us by the selling shareholders in exempt transactions. The selling shareholders purchased their shares in three exempt offerings that were completed on March 23, 2007, October 31, 2007 and May 31, 2008, respectively.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, there is no public market for our capital stock, and we have not applied to have our common stock listed on any exchange or quoted by any quotation service. We intend to seek out a market maker to apply to have our common stock quoted on the OTCBB upon effectiveness of this Registration Statement. We are presently not required to comply with the disclosure policies of any exchange or quotation service. There are 1,030,195 shares of our common stock currently issuable upon exercise of warrants, of which 830,195 shares are covered by this Registration Statement. In addition, there are 21,450,195 shares of our common stock currently issued and outstanding, of which 1,886,893 shares are covered by this Registration Statement. In addition all of the 21,450,195 shares of outstanding common stock could be sold under Rule 144 beginning 90 days after we file this Registration Statement.

Effective February 15, 2008, Rule 144 was amended to provide, among other things, that, with certain exceptions, persons not affiliated with the issuer holding restricted securities of reporting companies for at least six months may each freely sell (subject only to the Rule 144(c) public information requirement until the securities have been held for one year) and non-affiliates of non-reporting companies may freely resell restricted securities after satisfying a 12-month holding period. The provision permitting free sales after a six month holding period does not apply to securities issued by a shell company or any company which has ever been a shell company before such shares were issued. Such shares can only be sold under Rule 144 at least twelve months after the issuer has (1) ceased to be a shell company, (2) has filed current "Form 10 information" and (3) become a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and made all required periodic filings for one year.

Our shares which were issued to the original shareholders, were issued at a time when we were an operating company and our Company had never been a shell company. Therefore, beginning 90 days after we become a reporting company by filing this Registration Statement, such shareholders may freely sell their shares under Rule 144 as amended, since they have held them for at least six months.

Rules Governing Low-Price Stocks

Our shares of common stock currently are not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this Prospectus is included, becoming effective, we will seek out a market maker to apply for quotation of our common stock on the OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.

Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Common Stockholders of Record

As of December 31, 2008, we had 61 stockholders of record. However, this number does not include stockholders whose shares are held in trust by other entities and stockholders whose stock was held in nominee or street name by brokers, so the total number of beneficial stockholders of our shares is greater than the number of stockholders of record.

Except as described below, none of the selling shareholders: (1) have had a material relationship with the Company other than as a shareholder at any time within the past two years; or (2) have ever been one of the Company's officers or directors. However, there are two exceptions, in that Brian Blevins was a Director of our Company for a period of two months and David Rodli, Esq. represents Grant Hartford Corporation as General Legal Counsel and currently acts as the Company's Registered Agent. David Rodli represents Commonwealth Resources, L.L.C. as General Legal Counsel.

*

Maureen Sauve, the President's mother, does not live at the same address as Eric Sauve, holds 2,100 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company,

*	Lauren Sauve, the President's sister, is the beneficial owner of 2,100 shares of common stock in our Company, and has had no business relationships with us,
*	Leo Sauve, the President's father, is the beneficial owner of 204,200 shares of common stock of our Company, and has had no business relationships with us,
*	Valerie Sauve, the President's sister, is the beneficial owner of 3,350 shares of common stock in our Company, and has had no business relationships with Grant Hartford Corporation,
*	Brian Blevins, a Director between March 15, 2007 and May 16, 2007, is the beneficial owner of 120,000 shares of common stock in our Company and currently has no business relationships with us.
*

David Rodli, GHC's Registered Agent and General Legal Counsel who is the holder of record of 145,000 shares of the Company's no par value common stock. David Rodli, Esq., has been General Legal Counsel for the Company since its inception.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

*	On such public markets or exchanges as the common stock may from time to time be trading;
*	In privately negotiated transactions;
*	Through the writing of options on the common stock;
*	In short sales, or;
*	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.80 per share until such time as the shares of our common stock become traded on the OTCBB or another exchange. Although we intend to apply for quotation of our common stock on the OTCBB, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for the our stock at the time of resale. In these circumstances, the sales price to the public may be:

*	The market price of our common stock prevailing at the time of sale;
*	A price related to such prevailing market price of our common stock, or;
*	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities and Exchange Act of 1934, as amended, in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things,:

*	Not engage in any stabilization activities in connection with our common stock;
*	Furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and;
*	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act, as amended.

We are not currently a party to any legal proceedings.

Previous Issuance and Offerings of Our Common Shares

On March 22, 2007, we issued 1,000,000 common shares at a price of $0.001 per share to our President and CEO as founders' shares, pursuant to an exempt transaction.

On March 23, 2007, we completed our first exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. We issued 280,000 shares of the Company's no par value common stock to two (2) accredited investors at a purchase price of $0.125 per share, for an aggregate price of $35,000.

On March 22, 2007, we signed a Letter of Intent with Commonwealth Resources, L.L.C. which required us to issue 14,000,000 shares of the Company's no par value common stock and 5,000,000 shares of the Company's preferred stock, subject to entering into a final option agreement. On June 15, 2007, pursuant to the terms of the Grant Hartford Option Agreement regarding the Garnet Mineral property, we issued 14,000,000 of the Company's no par value common shares at $0.125 per share, for a total consideration valued at $1,750,000. The shares were issued pursuant to an exempted transaction. At the time of issuance, the 14,000,000 shares of the Company's no par value common stock represented 91.6% of the Company's issued and outstanding common stock.

On June 18, 2007, we issued 100,000 common shares at a price of $0.001 to one of our Directors as founders' shares. The shares were issued pursuant to an exempted transaction.

On October 31, 2007, we completed a second exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. We issued 793,900 shares of the Company's no par value common stock to 45 accredited investors at a purchase price of $0.50 per share, for an aggregate price of $396,950.

On October 24, 2007, we issued 25,000 common shares at a price of $0.001 to one of our Directors as founders' shares. The shares were issued pursuant to an exempted transaction.

On December 10, 2007, we issued 10,000 common shares at a price of $0.001 per share to our Vice President as founders' shares. The shares were issued pursuant to an exempted transaction.

On December 17, 2007, we issued 5,000 common shares at a price of $0.50 per share to David Rodli, our General Counsel, pursuant to the terms of a retainer agreement. The shares were issued pursuant to an exempted transaction.

On January 24, 2008 the Company amended its Option Agreement with Commonwealth Resources L.L.C., wherein the Company issued 5,000,000 common shares at no par value in exchange for the 5,000,000 preferred shares as originally contemplated in the Option Agreement. The shares were issued pursuant to an exempt transaction. The issuance of the 5,000,000 shares of the Company's no par value common stock completed the transaction that began pursuant to the initial issuance of the 14,000,000 shares of the Company's no par value common stock on June 15, 2007. Thus, the total sum of 19,000,000 shares of the Company's no par value common stock, were issued at $0.125 per share for a total combined consideration of $2,375,000. At the time of the final issuance, the combined 19,000,000 shares of the Company's no par value common stock represented 89.6% of the Company's issued and outstanding common stock.

On May 31, 2008, we completed a third exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. We issued 236,295 shares of the Company's no par value common stock to 11 accredited investors at a purchase price of $0.80 per share, for an aggregate price of $189,036.

Between July 22, 2008 and November 6, 2008, the Company entered into eight (8) Non-Transferable Convertible Notes (the "Notes") in the aggregate sum of $271,500. The Notes were entered into pursuant to exempt transactions. The material terms of the Convertible Notes are further set forth in the "2008 Convertible Note Offering" section of this Prospectus on page 3.

DIVIDEND POLICY

We have never paid dividends on our common stock and our present policy is to retain anticipated future earnings for use in our business.

EQUITY COMPENSATION PLAN INFORMATION

Currently, we do not have any compensation plans in place under which any of our equity securities may be issued. However, the Company may develop a compensation plan for its officers and directors and other key employees.

DILUTION

The following chart of information summarizes the information required by Item 506 of Regulation S-K.

Distribution	Book Value Per Share Before Distribution	Book Value Per Share After Distribution	Cash Invested	Share Increase Attributed To Cash Invested	Dilution Cost Per Share
Founder's shares: 1,135,000	$0.000	$0.001	$1,135	$0.001	$0.000
Offering: 280,000	$0.001	$0.125	$35,000	$0.025	$0.100
Option agreement: 14,000,000	$0.125	$0.125	$0	$0.000	$0.110
Offering: 793,900	$0.125	$0.500	$396,950	$0.025	$0.475
Retainer agreement: 5,000	$0.500	$0.500	$2,500	$0.000	$0.500
Option agreement: 5,000,000	$0.500	$0.500	$0	$0.000	$0.118
Offering: 236,295	$0.500	$0.800	$189,036	$0.010	$0.790
TOTAL: 21,450,195			$624,621

Warrants: 200,000 exercisable at $1.50	$0.800	$1.500	$300,000	$0.400	$1.46
Warrants: 593,900 exercisable at $1.50	$0.800	$1.50	$890,850	$0.040	$1.46
Warrants: 236,295 exercisable at $2.00	$1.50	$2.000	$472,590	$0.020	$1.98

SELECTED FINANCIAL INFORMATION

The following selected financial data should be read in conjunction with our audited and unaudited financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

Statement of Operations

Balance Sheet Data	As of December 31, 2007 (Audited).	As of December 31, 2008 (Audited).	As of March 31, 2009 (Unaudited).
Cash	$ 90,873	$ 1,535	$ 2,577
Total Assets	$ 2,598,550	$ 2,704,036	$ 2,737,019
Total Liabilities	$ 660,822	$ 923,338	$ 1,151,428
Total Stockholder's Equity	$ 1,937,728	$ 1,780,698	$ 1,585,591

Statement of Loss and Deficit	From inception, March 15, 2007, to December 31, 2007 (Audited).	From inception, March 15, 2007, to December 31, 2008 (Audited).	From inception, March 15, 2007, to March 31, 2009 (Unaudited).
Revenue	$ 0	$ 0	$ 0
Loss for the Period	$ (247,857)	$ (1,218,923)	$ (1,414,030)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Prospectus and the documents incorporated in it by reference contain forward-looking statements that involve known and unknown risks and uncertainties. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this Prospectus, the documents incorporated by reference in this Prospectus, and other publicly available sources. These factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Executive Summary

Our Company is a mineral exploration, development and production company; that is currently in the exploration stage of historically designated mineralized material on the Garnet Mineral Property, located in Missoula, Montana. We have acquired an exclusive option to purchase the mineral rights to 23 patented mineral claims and 122 unpatented mineral claims located within the Garnet Mining District of Granite County, Montana from Commonwealth Resources, L.L.C. Commonwealth Resources, L.L.C., is owned by Aaron Charlton, Creative Financial P.S. Plan, Kim Charlton-Benson and Eric Sauve. Mr. Eric Sauve is our president, CEO, CFO, and Director. Mr. Aaron Charlton is our Senior Consultant. Messrs. Charlton and Sauve are two of the Company's five full time employees. Aaron Charlton and Eric Sauve are related parties to our Company, Grant Hartford Corporation. The owner of record of 121 unpatented claims is Commonwealth Resources, L.L.C.

We intend to exercise the option and purchase the mineral rights subject to completion of a full feasibility study and our ability to adequately capitalize the Company. We are currently in the process of exploring four of the patented mineral claims and continuing the exploration and evaluation of the remaining patented and unpatented claims.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Though we evaluate our estimates and assumptions on an ongoing basis, our actual results may differ from these estimates.

Off Balance Sheet Arrangements

(a)     Plan of Operation.

Our independent auditor has noted that there is substantial doubt about our ability to continue as a going concern at December 31. 2008. In light of our lack of revenues, and operating capital, our ability to continue as a going concern is dependent upon future events, such as the successful exploration and the future development and production of the mineral property, our ability to engage the services of highly qualified consultants who have expertise in the industry and our ability to secure additional sources of financing. See Risk Factor 3, "Auditor has raised substantial doubt about our ability to continue as a going concern."

Our plan of operation is to conduct exploration activities on the Nancy Hanks Lode Mining Claim, ms#5365, the Dewey and Midnight Lode Mining Claims, ms#9833, the International Lode Mining Claim, ms#3612 and the Tiger Lode Mining Claim, ms#5361 to continue to establish continuity between drill holes of mineralized material found on those claims; to continue exploring the remaining patented and unpatented mining claims in order to designate additional mineralized material; and to proceed with the preparation of a prefeasibility or scoping study. Our 2008 exploration program was designed to quantify, by definition drilling, targets identified by previous exploration programs which were conducted by Pegasus Gold Corporation, Trans-Global Resources, N.L., Garnet Mining Corporation, Western Energy Corporation, American Mining Corporation and Anaconda Corporation. Our geological data base contains geological, geochemical, and geophysical reports, maps, and drill logs prepared from work performed by the previously referenced companies. We currently hold a Small Miners Exclusion Statement (#46-032) issued by the State of Montana which allows us to mine an unlimited amount within a 5 acre area of surface disturbance. We also hold an Exploration License (#00545), which has been issued by the State of Montana.

In 2008 we completed a 54 hole reverse circulation drilling program. We are currently analyzing the data from the 2008 exploration program and are conducting the initial stages of mine and mill engineering studies, and prefeasibility studies. We began our 2009 drilling program in May of 2009 and expect to continue drilling into the fourth quarter of 2009. Pending the outcome of our mine engineering study, mill engineering study and the preparation of a pre-feasibility or scoping study, we expect to enter into the development stage in the third quarter of 2009 and we further expect to begin construction of an onsite mill for future processing of the mineralized material once we enter into the production stage, potentially as soon as the fourth quarter of 2009, subject to further financing.

The Company incurred expenses of $971,066 for the fiscal year ending December 31, 2008. The monthly average expenditure for both capital and expense items in 2008 was $80,922.17.

2008 Expenses
Financial Conference Fees	$14,500
Management Fees	$269,500
General and Administrative	$134,490

Professional Fees	$96,748
Geological and Property Expenses	$385,106
Interest Expenses	$9,467
Surface Access Lease Payments	$61,255
TOTAL	$971,066

The Company anticipates capital expenditures of $190,000, which is comprised of the option payment to Commonwealth Resources, L.L.C. for the fiscal year ending December 31, 2009.

The Company anticipates incurring expenses of $1,818,000 for the fiscal year ending December 31, 2009. The monthly average expenditure for both capital and expense items in 2009 is estimated to be $167,333.

2009 EXPENSES (ESTIMATED)
Financial Conference Fees	$20,000
Management Fees	$438,000
General and Administrative	$200,000
Professional Fees	$150,000
Geological and Property Expenses	$950,000
Surface Access Lease Payments	$60,000
TOTAL	$1,818,000

The Company does not expect any significant changes in the number of its employees during the fiscal year ending December 31, 2009.

(b)     Management Discussion and Analysis of Financial Condition.

Fiscal Year ended December 31, 2008. (Note: Fiscal year ended December 31, 2007 comparisons cover a period of approximately nine months)

Revenues

As of the fiscal year ended December 31, 2008, we did not generate any revenues. For the fiscal year ending December 31, 2009, management plans to satisfy our cash requirements and working capital needs through private placements of debt or equity offerings, in order to proceed with the necessary exploration of the Property.

Operating Loss

As of the twelve month period ended December 31, 2008, we incurred a net loss of ($971,066), as compared to a net loss of ($247,857) for the period of inception through December 31, 2007, representing an approximate 292% increase in net losses. This net operating loss was primarily due to an increase in expenses and fees, resulting in financial conference fees of $14,500, management fees of $269,500, which include Aaron Charlton's and Eric Sauve's salaries increasing from $5,000 per month to $15,000 per month on June 30, 2008, general and administrative costs of $134,490, professional fees of $96,748, geological and property expenses of $385,106, interest expenses of $9,467 and surface access lease payments of $61,225. We anticipate our operating expenses will increase in 2009 to $868,000. The increase will be attributable to fulfilling the terms of employment agreements with the Company's President Eric Sauve, the Company's Senior Consultant Aaron Charlton in which their salaries increase from $5,000 to $15,000 on June 30, 2008 and both parties receive a six percent (6%) raise on June 30, 2009, and the additional contracts for the Company's Vice President of Corporate Finance, B.J. Ambrose, the Company's Vice President of Marketing, Tim Mathews, and the professional fees that we will incur in connection with the filing of this Registration Statement with the Securities Exchange Commission under the Securities Act of 1933, as amended. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934, as amended.

As at December 31, 2008, we had total liabilities of $923,338 as compared to total liabilities of $660,822 for the period ended December 31, 2007, representing an approximate 40% increase in liabilities. This increase was primarily due to an increase in accounts payable, due to related parties, option payment, 2008 Lease Access Payment and short-term notes. Liabilities as at December 31, 2008 were a result of accounts payable of $240,700, due to related parties of $187,776, of which $67,500 is owed to Eric Sauve and $70,000 is owed to Aaron Charlton for accrued salaries, option payment: mineral property of $214,012, short term notes of $9,350, and convertible notes of $271,500.

We have an accumulated deficit as of December 31, 2008, of ($1,218,923) as compared to ($247,857) for the period ended December 31, 2007. Additionally, as at December 31, 2008, we had total stockholders' equity of $1,780,698 as compared to $1,937,728 for the period ended December 31, 2007.

Income Taxes

As at December 31, 2008, we paid $0 in income taxes.

Liquidity and Financial Resources

We had negative working capital of ($617,930) for the twelve month period ended December 31, 2008, compared to negative working capital of ($541,572) for the nine month period ended December 31, 2007. For the twelve month period ended December 31, 2008, net cash used in operating activities was ($541,779), as compared to the nine month period ended December 31, 2007 of ($267,052). For the twelve month period ended December 31, 2008, net cash used in investing activities was ($12,945), as compared to ($68,525) of net cash used in investing activities in the nine month period ended December 31, 2007. For the twelve month period ended December 31, 2008, financing activities provided $465,386 as a result of the issuance of our common stock, short term notes and convertible notes as compared to the nine month period ended December 30, 2007, financing activities provided $426,450 as a result of the issuance of our common stock. Net cash decreased by ($89,338) for the twelve month period ended December 31, 2008 as compared to an increase of $90,873 for the nine month period ended December 31, 2007. At year end, December 31, 2008, we had cash of $1,535.

From the date of the incorporation of March 15, 2007 through December 31, 2008, we have raised an aggregate of $610,986 in cash through the issuance of 1,293,570 common shares, $9,350 in cash through the issuance of short term notes, and $271,500 in the issuance of convertible notes.

The Company, through its Officers' and Consultants' relationships with friends, family members and close business associates, intends to correct any deficiency in working capital through the sale of its common equity to investors and non-convertible debt instruments in order to fund its development in 2009. The Company believes it has identified sufficient funding for its growth from these sources.

Revenues

As of the twelve month period ended December 31, 2008, the Company did not generate any revenues as compared to generating no revenues for the nine month period ended December 31, 2007.

Three Months Ended March 31, 2009.

Off Balance Sheet Arrangements

As of March 31, 2009, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

(a) Plan of Operation

The Company had expenditures of $22,185 relating to the analysis of its 54 hole reverse circulation drill program for the quarter ending March 31, 2009.

The Company incurred expenses of $195,107 for the quarter ending March 31, 2009. The monthly average expenditure for expense items in the quarter was $65,036.

2009 Q1 EXPENSES
Interest	$8,778
Management Fees	$95,000
General and Administrative	$35,545
Geological and Property Expenses	$22,185
Professional Fees	$18,805
Surface Access Lease Payments	$14,107
TOTAL	$195,107

The Company anticipates geological and property expenditures to increase in the second and third quarter of 2009 as the 2009 drilling and exploration program begins.

2009 Q2 EXPENSES (ESTIMATED)
Interest	$10,000
Management Fees	$125,000
General and Administrative	$40,000
Geological and Property Expenses	$200,000
Professional Fees	$36,000
Surface Access Lease Payments	$15,000
TOTAL	$426,000

(b) Management Discussion and Analysis of Financial Condition.

First Quarter ended March 31, 2009.

Revenues

As of March 31, 2009, we did not generate any revenues. For the fiscal year ending December 31, 2009, management plans to satisfy our cash requirements and working capital needs through private placements of debt or equity offerings, and corporate debt notes in order to proceed with the necessary exploration of the Property.

Operating Loss

As at the financial period ended March 31, 2009, we incurred a net loss of ($195,107). This net operating loss was a result of interest expense of $8,778, management fees of $95,000, general and administrative costs of $35,545, professional fees of $18,805, geological and property expenses of $22,185 and surface access lease payments of $14,794. We anticipate our operating expenses will increase in the second quarter of 2009 to $226,000. The increase will be attributable to fulfilling the terms of employment agreements with the Company's President Eric Sauve, the Company's Senior Consultant Aaron Charlton in which their salaries increased from $5,000 to $15,000 per month on June 30, 2008 and both parties are to receive a six percent (6%) raise on June 30, 2009, and the additional contracts for the Company's Vice President of Corporate Finance, B.J. Ambrose, the Company's Vice President of Marketing, Tim Mathews, and the professional fees that we will incur in connection with the filing of this Registration Statement with the Securities Exchange Commission under the Securities Act of 1933, as amended. We anticipate our ongoing operating expenses will also increase in comporting with the reporting requirements pursuant to the Securities Exchange Act of 1934, as amended.

As at March 31, 2009, we had liabilities of $1,151,428. These liabilities were a result of accounts payable and accrued expenses of $197,526, due to related parties of $223,253, of which $67,000 is owed to Eric Sauve and $70,000 is owed to Aaron Charlton for accrued salaries, option payment: mineral property of $253,099, short term notes of $206,050, and convertible notes of $271,500.

For the quarter ended March 31, 2009, we had a total shareholders' equity (deficit) of $1,585,591.

Income Taxes

As of March 31, 2009, we paid $0 in income taxes.

Liquidity and Financial Resources

We had negative working capital of ($860,022) for the first quarter ended March 31, 2009, compared to negative working capital of ($617,930) for the twelve month period ended December 31, 2008. For the first quarter ended March 31, 2009, net cash used in operating activities was ($187,245), as compared to the first quarter ended March 31, 2008 of ($60,630). For the first quarter ended March 31, 2009, net cash used in investing activities was ($8,413), as compared to ($7,593) of net cash used in investing activities in the first quarter ended March 31, 2008. For the first quarter ended March 31, 2009, financing activities provided $196,700 and for the first quarter ended March 31, 2008, financing activities provided ($0). Net cash increases by $1,042 for the first quarter ended March 31, 2009 as compared to a decrease of ($68,223) for the first quarter ended March 31, 2008.

From the date of the incorporation of March 15, 2007 through March 31, 2009, we have raised $610,986 in cash through the issuance of 2,450,195 common shares, $206,050 in cash through the issuance of short term notes, and $271,500 in the issuance of convertible notes.

The Company, through its Officers' and Consultants' relationships with friends, family members and close business associates, intends to correct any deficiency in working capital through the sale of its common equity to investors and non-convertible debt instruments in order to fund our development in 2009. The Company believes it has identified sufficient funding for its growth from these sources.

Financial Statements for the first quarter ended March 31, 2009 as compared to the first quarter period ended March 31, 2008.

Revenues

As of the first quarter ended March 31, 2009, the Company did not generate any revenues as compared to generating no revenues for the first quarter period ended March 31, 2008.

Operating Loss

As of the first quarter ended March 31, 2009, we incurred a net loss of ($195,107), as compared to a net loss of ($76,637) for the first quarter ended March 31, 2008, representing an approximate 155% increase in net losses. This increase in net losses was primarily due to an increase in management expenses, general and administrative, professional fees, geological and property expenses, and interest expense.

As at first quarter ended March 31, 2009, we had total liabilities of $1,151,428 as compared to total liabilities of $923,338 for the period ended December 31, 2008, representing an approximate 25% increase in liabilities. This increase was primarily due to an increase to related parties and convertible notes.

We have an accumulated deficit as at first quarter ended March 31, 2009 of ($1,414,030) as compared to ($1,218,923) for the period ended December 31, 2008. Additionally, as at first quarter ended March 31, 2009, we had total stockholders' equity of $1,585,591 as compared to $1,780,698 for the period ended December 31, 2008.

Income Taxes

As at first quarter ended March 31, 2009, we paid income taxes of $0.

Recent Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which provides interpretive guidance on the consideration of the effects of prior year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us in the 2008 fiscal year. The adoption of SAB 108 had no effect on our financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and will be effective for periods beginning after November 15, 2007. The adoption of SFAS 157 had no material effect on our financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. There was no impact on our financial statements as a result on implementing FIN 48.

In June 2006, the Emerging Issues Task Force ("EITF") of the FASB ratified EITF Issue 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. (That is, Gross Versus Net Presentation)." A consensus was reached that entities may adopt a policy of presenting taxes in the income statement on either a gross or net basis. An entity should disclose its policy of presenting taxes and the amount of any taxes presented on a gross basis should be disclosed, if significant. The guidance is effective for periods beginning after December 15, 2006. We present revenues net of taxes. EITF 06-3 will not impact the method for recording these sales taxes in our financial statements. In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial

Liabilities". SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items by which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, "Fair Value Measurements." The adoption of SFAS No. 159 had no material effect on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations- Revised, that improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The changes to current practice resulting from the application of SFAS No. 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) before December 15, 2008 is prohibited. The adoption of SFAS No. 141(R) had no material effect on our financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51." The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require the following changes. The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. When a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary is initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any non-controlling equity investment rather than the carrying amount of that retained investment and entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The changes to current practices resulting from the application of SFAS No. 160 is effective for financial statements issued for fiscal years beginning alter December 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 160 before December 15, 2008 is prohibited. The adoption of SFAS No. 160 had no material effect on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133. SFAS No. 161 gives financial statement users better information about the reporting entity's hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged, but not required. The adoption of SFAS No. 161 had no material effect on the Company's financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF BUSINESS

General

We incorporated on March 15, 2007, under the laws of the State of Montana. On June 15, 2007, we acquired an option to purchase a 100% interest in the mineral rights (excluding surface rights) to 23 patented mining claims and to purchase 122 unpatented mining claims from Commonwealth Resources, L.L.C. The property is located in the Garnet Mining District in Granite County in the State of Montana.

Commonwealth Resources L.L.C. supplied the Company with historical data on the claims area dating back to 1865 and data from exploration programs conducted in the late 1980's and early 1990's. Drill logs and reports containing drilling results from the drilling program conducted by Pegasus Mining Corporation between 1990 and 1992 indicated the existence of low grade mineralized material that was drilled sufficiently to establish continuity between drill holes. Pegasus also encountered a number of high grade mineralized material intercepts. The various grades and widths of high grade mineralized material veins found by Pegasus lend themselves to further exploration by the Company that could result in the determination of the existence of underground proven/ probable gold reserves.,/p>

The Company's plan of operation for 2009 is to conduct exploration activities in the area Pegasus Gold Corporation explored and drilled sufficiently to begin establishing continuity between drill holes in order to continue establishing drill hole continuity and to proceed with pre-feasibility or scoping studies in order to determine the existence of proven/ probable reserves. The Company has retained the engineering firm CDM of Helena, MT to assist in proceeding with and completing the pre-feasibility or scoping studies.

Acquisition of the patented and unpatented mineral claims.

We have acquired an exclusive option to purchase the mineral interests to 23 patented mineral claims and 122 unpatented mineral claims located within the Garnet Mining District of Granite County, Montana from Commonwealth Resources, L.L.C. Commonwealth Resources, L.L.C., is owned by Aaron Charlton, Creative Financial P.S. Plan, Kim Charlton-Benson and Eric Sauve. Aaron Charlton and Eric Sauve are related parties to our Company, Grant Hartford Corporation. The owner of record of 121 unpatented claims is Commonwealth Resources, L.L.C. One unpatented claim, NHC 0112, was not filed with the Bureau of Land Management to meet time requirements and has been restaked by WGM Survey Co., and is in the process of being filed and properly recorded with the Bureau of Land Management and the Granite County Clerk and Recorder. Commonwealth Resources, LLC holds these 122 unpatented and 23 patented claims pursuant to the terms of the Grant Hartford Option Agreement for our Company. Commonwealth Resources, L.L.C. retained the services of WGM Survey Co. of Missoula, Montana to physically stake and record ownership in these 122 unpatented mineral claims with Granite County, Montana and the Bureau of Land Management. The owner of record on 22 of the 23 patented mineral claims is Commonwealth Resources, L.L.C. The owner of record of one (1) patented claim, the Free Coin, is River Terrace Estates, Inc.. Commonwealth Resources, L.L.C. entered into a Mining Lease between River Terrace Estates, Inc. and Commonwealth Resources, L.L.C. which provides for a lease and option to purchase the Free Coin patented mining claim. This Mining Lease has been partially assigned to Grant Hartford Corporation both by the terms of the Grant Hartford Option Agreement between Commonwealth Resources, L.L.C. and the Company and through a Partial Assignment of Amended Mining Lease, which assigned to GHC the leasehold interest in the Amended Mining lease and the right to acquire it, upon exercise of the purchase option defined in the Lease and Amended Lease, the mineral rights in and to the mining claim. The material terms of the Free Coin patented mining claim transaction are further set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

The 122 unpatented mineral claims are administered by the United States Bureau of Land Management ("BLM") under the provisions provided for by the 1872 Mining Law. Commonwealth Resources, L.L.C.'s interest in these 122 unpatented mineral claims will continue into perpetuity provided that Commonwealth Resources, L.L.C. pays a $125 maintenance fee each year on each mineral claim in compliance with the Bureau of Land Management regulations pertaining to unpatented mining claims. The required amount of expenditure for Commonwealth Resources, L.L.C. to hold these 122 claims is $15,250 per year. The maintenance figure is set by the BLM and can be altered only in its sole discretion.

The 23 patented mining claims are fee simple properties. Commonwealth Resources, L.L.C.'s interest in these 22 patented mineral claims will continue in perpetuity, provided that Commonwealth Resources, L.L.C. pays the assessed property taxes for each respective mining claim to Granite County, Montana. The current required tax expenditure for Commonwealth Resources, L.L.C. to hold these 22 patented claims is $1,362 per year. Commonwealth Resources, L.L.C.'s interest in the Free Coin patented mineral claim will continue for a period of seven (7) year beginning on March 29, 2007, provided that Commonwealth Resources, L.L.C. complies with the material terms of the Amended Mining Lease, which are set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

Four of the patented mineral claims owned by Commonwealth Resources, L.L.C. have a mortgage lien that is non-interest-bearing, in the amount of $300,000 payable to Intrepid Technologies Inc. of Idaho Falls, ID. Those four claims are the Nancy Hanks, (ms#5365), Dewey-Midnight, (ms#9833), Tiger, (ms#5361), and Placer Claim 751, (ms#751).

Three of the patented mining claims owned by Commonwealth Resources, L.L.C. have a trust indenture, interest bearing at 12% per annum, in the amount of $85,074 payable to Herbert B. Hanich, DVW, Profit Sharing Plan. Those three claims are the Fourth of July (ms#5453), North Star (ms#9404), and the Harold (ms#5812).

We entered into the Grant Hartford Option Agreement, which conveys an exclusive option to purchase the mineral rights to the 23 patented mining claims and an exclusive option to purchase the 122 unpatented mining claims from Commonwealth Resources, L.L.C. Pursuant to this contract, we have the right to explore for minerals, develop potential mining targets, and enter into limited gold production. The terms of this Grant Hartford Option Agreement requires the issuance by us of 19,000,000 shares of our common stock, annual Option payments by us of $190,000 during the first five (5) year period and $400,000 during the final two (2) year period of the Grant Hartford Option Agreement, and an annual access lease payment of $60,000 for the entire period of the Grant Hartford Option Agreement. The agreement was executed on June 15, 2007 for a term of seven (7) years. We may exercise our option to purchase the mineral deeds to the patented claims and the unpatented claims at any time for a cash payment to Commonwealth Resources, L.L.C. of $7,000,000. The material terms of the Grant Hartford Option Agreement are further set forth in the "Material Terms of Related Party Agreements" section of this Prospectus on page 33.

Material Terms of Related Party Agreements

The Grant Hartford Option Agreement

Mr. Eric Sauve, as President, CEO, CFO and Director of Grant Hartford Corporation ("GHC") negotiated the terms of the Grant Hartford Option Agreement ("Option Agreement") with Commonwealth Resources, L.L.C. in March, 2007. Mr. Aaron Charlton, the Managing Member of Commonwealth Resources, L.L.C., negotiated on behalf of Commonwealth Resources, L.L.C. The parties determined the material terms of the Option Agreement during a 25 day contemplative period, beginning on February 25, 2007 and ending on March 22, 2007, and by relying upon several factors, including but not limited to, the presence of extensive historical data on the mineral property, such as the "Garnet Project Summary" by Eric Stimson, of Pegasus Gold Corporation and the "Mineral Property Valuation" by John C. Brower, PhD, and a previous option agreement to the mining property and claims with Pegasus Gold Corp. On March 22, 2007, GHC and Commonwealth Resources, L.L.C. entered into a Letter of Intent and on June 15, 2007, GHC and Commonwealth Resources, L.L.C. finalized the Option Agreement, whereby GHC would acquire an option to purchase the mineral rights to 122 unpatented and 23 patented mining claims from Commonwealth Resources, L.L.C.. The material terms whereby GHC obtained the option to purchase the Garnet Mining District mineral deeds from GHC are as follows: GHC is allowed a seven (7) year period whereby Commonwealth Resources, L.L.C. will hold the mineral rights to the property exclusively for the benefit of GHC. In order to retain the exclusive option to purchase the mineral rights for this seven (7) year period , GHC is responsible for the Bureau of Land Management assessment fees, which currently total $125.00 for each of the 122 unpatented mining claim, for a total annual payment of $15,250.00, the property taxes on each of the 23 patented mining claims, for a total annual payment of $1,362, an annual surface access lease payment of $60,000, an annual option payment of $190,000, which increases to $400,000 in year six (6) and seven (7) of the Option Agreement, the issuance of 19,000,000 shares of GHC's no par value common stock, pursuant to the Amendment to Grant Hartford Option Agreement dated January 24, 2008, and the payment of a 5% net smelter return on any ore processed during the option period within fifteen (15) days of the close of each calendar month. GHC has paid a total of $33,224 on behalf of Commonwealth Resources, L.L.C. in Bureau of Land Management Assessment Fees and property taxes through March 31, 2009. GHC paid Commonwealth Resources, L.L.C. a total of $195,360 in annual option payments and annual surface access lease payments through March 31, 2009. GHC has also issued 19,000,000 shares of the Company's no par value common stock to Commonwealth Resources, L.L.C. at $0.125 per share for a total consideration valued at $2,375,000. At the time the 19,000,000 shares of the Company's no par value common stock were issued, the shares represented 89.6% of the Company's issued and outstanding common stock.

A breach of the Option Agreement occurs when any obligation under the Option Agreement or the Lease is not performed. Ten (10) days from the date of the defaulting incident, Commonwealth Resources, L.L.C. may deliver the notice of default to GHC. GHC then has twenty (20) days from the date of service to cure the default before the Option Agreement is terminated. Upon termination GHC shall: ensure sufficient assessment work has been filed to hold unpatented claims through the assessment year commencing September 1 of that calendar year; GHC has 60 days to deliver: existing drill core samples, pulps, and copies of formal reports, and GHC must represent and warrant the accuracy and completeness of this data; GHC has 180 days to remove any of GHC's property that was placed on the site by GHC, excluding that property that must be left pursuant to the Option Agreement or Lease; and GHC has 180 days to replace any structures moved from the property.

Notice of Option to Purchase Mineral Interests

On September 25, 2008, a Notice of Option to Purchase Mineral Interests was filed with the Granite Clerk and Recorder, whereby Commonwealth Resources, L.L.C. conferred upon GHC the right to purchase the mineral rights pertaining to the subject mining claims at any time prior to June 15, 2014, provided GHC performs all obligations as required pursuant to the material terms of the Grant Hartford Option Agreement ("Option Agreement"). The material terms as stated in the Option Agreement are as follows: The option may be exercised at any time prior to 11:59pm, June 14, 2014. GHC may enter and shall have immediate possession of the property containing the optioned mineral rights, excluding historical structures. GHC may use the property to: carry out its operations; install buildings, plants, machinery, equipment, tools, appliances and supplies; and remove up to 100 tons per day of rock, ores, minerals and metals, whereby 5% of the net smelter return on any ore processed will be paid to Commonwealth Resources, L.L.C. within fifteen (15) days of the close of each calendar month. In the event Commonwealth Resources, L.L.C.'s title is deficient, GHC may remedy the deficiency and deduct the costs and related expenses of said deficiency from the final purchase price of the Garnet Mining District mineral deeds. In order to avoid default, GHC shall complete the following material terms: Pay an annual option payment of $190,000 to Commonwealth Resources, L.L.C. on June 15 of each calendar year until June 15, 2011, whereby the option payment increases to $400,000 for the final two year period. GHC is required to issue 19,000,000 shares of GHC's no par value common stock, pursuant to an Amendment to Grant Hartford Option Agreement dated January 24, 2008; fully and timely pay all real estate taxes and assessments on the patented claims; create and provide to Commonwealth Resources, L.L.C., a work program, which may be abandoned if it is not warranted, based on the results of previous work. GHC will hold Commonwealth Resources, L.L.C. harmless from rehabilitation or reclamation of the property. At the time of completion of operations, GHC must return structures to their original site, or another agreed upon site on the property. GHC must provide work program results to Commonwealth Resources, L.L.C. GHC must secure and maintain adequate insurance on the property and for the workers. Additional mineral claims may be purchase by GHC within the area of interest for the mutual benefit of both parties. GHC must fully perform the material terms of the Mineral Lease, which is entitled Non-Exclusive Surface Lease Agreement ("Lease"), which was entered into by the parties on June 15, 2007. The material terms of the Lease are as follows: The Lease runs co-extensively with the Option Agreement and expires at GHC's acquisition of the mineral rights. At that time the parties shall enter into a new lease of the property, under mutually agreeable terms and for rent of not less than the current Lease. GHC may use any structure on the property as listed in Schedule B of the Lease. Any structure constructed, remodeled, or renovated on the property is to run with the land and is to remain there for the benefit of Commonwealth Resources, L.L.C. GHC is required to maintain fire and extended coverage on all structures in use on the property and must maintain the exteriors and interiors of those structures. An annual rent payment of $60,000 per year is required, which, upon thirty (30) day notice, may convert to monthly or quarterly payments upon mutual agreement between the parties. In addition, GHC must pay all the taxes and assessments on the patented claims and pay all assessments and conduct all work required to keep unpatented mining claims in good standing with the US Department of Interior, Bureau of Land Management and State of Montana, or any political subdivision thereof. GHC shall hold Commonwealth Resources, L.L.C. harmless from liability damages or claims of damages and GHC must carry suitable liability insurance.

A breach of the Lease includes the following: If GHC fails to pay all taxes and assessments, or conduct all work on the subject claims; uses the property in a way not set forth in the Lease; fails to pay the rent payment; commits or suffers any waste that is committed in or upon the property; makes a general assignment for the benefit of creditors; makes an insolvent assignment; or files a voluntary petition for bankruptcy. In the event GHC fails to pay all taxes and assessments and perform all work on the subject claims; Commonwealth Resources, L.L.C. shall have the right, without notice, to make payments or perform the work required. This default may be cured by GHC if the Company reimburses Commonwealth Resources, L.L.C. for the full costs for completing the requirements in a timely manner. Otherwise termination of the agreement requires written notice of default to be delivered to GHC no sooner than 10 days from the defaulting event. GHC then has thirty (30) days from delivery of the default notice to cure the default in its entirety. If said cure is not completed within the thirty (30) day time period, Commonwealth Resources, L.L.C. may reenter the property, take possession and cancel the Lease, whereby GHC forfeits all rents paid and is responsible for any damages suffered by Commonwealth Resources, L.L.C. as a result of the default.

A breach of the Option Agreement occurs when any obligation under the Option Agreement or the Lease is not performed. Ten (10) days from the date of the defaulting incident, Commonwealth Resources, L.L.C. may deliver the notice of default to GHC. GHC then has twenty (20) days from the date of service to cure the default before the Option Agreement is terminated. Upon termination GHC shall: ensure sufficient assessment work has been filed to hold unpatented claims through the assessment year commencing September 1 of that calendar year; GHC has 60 days to deliver: existing drill core samples, pulps, and copies of formal reports, and GHC must represent and warrant the accuracy and completeness of this data; GHC has 180 days to remove any of GHC's property that was placed on the site by GHC, excluding that property that must be left pursuant to the Option Agreement or Lease; and GHC has 180 days to replace any structures moved from the property.

Non-Exclusive Surface Lease Agreement

GHC must fully perform the material terms of the Mineral Lease, which is entitled Non-Exclusive Surface Lease Agreement ("Lease"), which was entered into by the parties on June 15, 2007. The material terms of the Lease are as follows: The Lease runs co-extensively with the Option Agreement and expires at GHC's acquisition of the mineral rights. At that time the parties shall enter into a new lease of the property, under mutually agreeable terms and for rent of not less than the current Lease. GHC may use any structure on the property as listed in Schedule B of the Lease. Any structure constructed, remodeled, or renovated on the property is to run with the land and is to remain there for the benefit of Commonwealth Resources, L.L.C. GHC is required to maintain fire and extended coverage on all structures in use on the property and must maintain the exteriors and interiors of those structures. An annual rent payment of

$60,000 per year is required, which, upon thirty (30) day notice, may convert to monthly or quarterly payments upon mutual agreement between the parties. In addition, GHC must pay all the taxes and assessments on the patented claims and pay all assessments and conduct all work required to keep unpatented mining claims in good standing with the US Department of Interior, Bureau of Land Management and State of Montana, or any political subdivision thereof. GHC shall hold Commonwealth Resources, L.L.C. harmless from liability damages or claims of damages and GHC must carry suitable liability insurance.

A breach of the Lease includes the following: If GHC fails to pay all taxes and assessments, or conduct all work on the subject claims; uses the property in a way not set forth in the Lease; fails to pay the rent payment; commits or suffers any waste that is committed in or upon the property; makes a general assignment for the benefit of creditors; makes an insolvent assignment; or files a voluntary petition for bankruptcy. In the event GHC fails to pay all taxes and assessments and perform all work on the subject claims; Commonwealth Resources, L.L.C. shall have the right, without notice, to make payments or perform the work required. This default may be cured by GHC if the Company reimburses Commonwealth Resources, L.L.C. for the full costs for completing the requirements in a timely manner. Otherwise termination of the agreement requires written notice of default to be delivered to GHC no sooner than 10 days from the defaulting event. GHC then has thirty (30) days from delivery of the default notice to cure the default in its entirety. If said cure is not completed within the thirty (30) day time period, Commonwealth Resources, L.L.C. may reenter the property, take possession and cancel the Lease, whereby GHC forfeits all rents paid and is responsible for any damages suffered by Commonwealth Resources, L.L.C. as a result of the default.

Amended Mining Lease / Partial Assignment of Amended Mining Lease and Acknowledgment

The owner of record of one (1) patented claim, the Free Coin, is River Terrace Estates, Inc. An Amended Mining Lease between River Terrace Estates, Inc. and Commonwealth Resources, L.L.C. provides for a lease and option to purchase the Free Coin patented mining claim. This Mining Lease has been partially assigned to Grant Hartford Corporation both by the terms of the Grant Hartford Option Agreement between Commonwealth Resources, L.L.C. and the Company and through a Partial Assignment of Amended Mining Lease, which assigned to GHC the leasehold interest in the Amended Mining lease and the right to acquire, upon exercise of the purchase option defined in the Lease and Amended Lease, the mineral rights in and to the mining claim. The terms and nature of this Mining Lease, amended on or about February 20, 2009, are as follows: River Terrace Estates, Inc. leases Free Coin Quartz Lode, Mineral Survey No. 4652, Patent No. 28062 containing 13.86 acres, more or less, to Commonwealth Resources, L.L.C. for a period of seven years from March 29, 2007, subject to Commonwealth Resources, L.L.C.'s option to purchase. Commonwealth Resources, L.L.C. shall have the exclusive right to enter upon and have possession of the mining claims for the purpose of testing, exploring, developing, and operating the mining claims as unpatented mining claims and extracting from and selling, with the exception of the portion attributable to River Terrace Estates, Inc., any minerals found thereon and therein, specifically including, but not limited to, gold, silver, copper, gemstones and other minerals or gems. The places where any testing, exploring, developing and operating of the claim shall be done, and the extent thereof, shall be left entirely to the discretion of Commonwealth Resources, L.L.C., provided however, that Commonwealth Resources, L.L.C. shall perform all work on said premises in a good and miner-like manner so as to preserve the premises as a workable lode mining claim. The following are the material terms of the option to purchase the subject mining claim: Commonwealth Resources, L.L.C. shall pay an annual rent payment of $500; Commonwealth Resources, L.L.C. shall pay a 3% net smelter return on all minerals extracted from the claim during the seven years immediately succeeding the date of the Amended Mining Lease; Commonwealth Resources, L.L.C. shall pay any real property, or any other taxes assessed or levied against mining claims, Commonwealth Resources, L.L.C.'s property, or structures on the mining claim; Commonwealth Resources, L.L.C. shall pay all costs for the operation of said premises; Commonwealth Resources, L.L.C. will not allow a lien of any kind to be imposed or enforced against the premises; and Commonwealth Resources, L.L.C. will maintain appropriate insurance policies, including general liability and auto-related liability. A default on the option to purchase the subject mining claims consists of a violation of any provision of the Mining Lease, culminating in River Terrace Estates, Inc. delivering a written notice of violation and 120 day notice of termination of Mining Lease to Commonwealth Resources, L.L.C. Commonwealth Resources, L.L.C. has 120 days from receipt of said notice to cure the default; otherwise River Terrace Estates, Inc. may take possession of the premises. The following are the material terms of the purchase agreement of the subject mining claim: Commonwealth Resources, L.L.C. shall give its notice of intention to purchase the mineral claim within seven (7) years from March 29, 2007. The purchase price for the subject mining claim shall be $60,000, plus 12% bonus per annum, computed from the date of the Mining Lease to the date of the final closing payment, not to be more than ninety (90) days after the notice to exercise the option is given to River Terrace Estates, Inc.

Description and Location of the 23 patented and 122 unpatented mineral claims

The patented mining claims below are private deeded properties whose mineral rights are under an option to purchase by Grant Hartford Corporation.

Legal Claim Name & Mineral Survey #	Owner of Record
Nancy Hanks Lode Mining Claim, ms#5365	Commonwealth Resources, L.L.C.
Dewey And Midnight Lode mining Claims, ms#9833	Commonwealth Resources, L.L.C.
International Lode Mining Claim, ms#3612	Commonwealth Resources, L.L.C.
Tiger Lode Mining Claim, ms#5361	Commonwealth Resources, L.L.C.
Placer Lode Mining Claim, ms#751	Commonwealth Resources, L.L.C.
Lead King Quartz Lode Mining Claim, ms#4511	Commonwealth Resources, L.L.C.
Bulls Eye Lode Mining Claim, ms#4651	Commonwealth Resources, L.L.C.
Bulls Eye Fraction, ms#9405	Commonwealth Resources, L.L.C.
Gold Bug Lode Mining Claim, ms#9407	Commonwealth Resources, L.L.C.
Free Coinage Lode Mining Claim, ms#9904	Commonwealth Resources, L.L.C.
Parquet Lode Mining Claim, ms#5452	Commonwealth Resources, L.L.C.
Red Cloud Lode Mining Claim, ms#5451	Commonwealth Resources, L.L.C.
White Cloud Lode Mining Claim, ms#5631	Commonwealth Resources, L.L.C.
Armistead Lode Mining Claim, ms#5633	Commonwealth Resources, L.L.C.
Berlene Lode Mining Claim, ms#5454	Commonwealth Resources, L.L.C.
Crescent Lode Mining Claim, ms#4510	Commonwealth Resources, L.L.C.
Grotto Lode Mining Claim, ms#5664	Commonwealth Resources, L.L.C.
Contact Lode Mining Claim, ms#5666	Commonwealth Resources, L.L.C.
Honolulu Lode Mining Claim, ms#5632	Commonwealth Resources, L.L.C.
North Star Lode Mining Claim, ms#9404	Commonwealth Resources, L.L.C.
Harold Lode Mining Claim, ms#5812	Commonwealth Resources, L.L.C.
Fourth of July Lode Mining Claim, ms#5453	Commonwealth Resources, L.L.C.
Free Coin Lode Mining Claim, ms#4652	River Terrace Estates, Inc

The unpatented mining claims below are federal unpatented mining claims that are administered by the Bureau of Land Management. Each of these unpatented claims are lode claims, unless otherwise noted to be placer claims.

Legal Claim Name & Mineral Survey #	Owner of Record	Mining Claim Location Date
Amex 11 Lode Mining Claim, mmc#116773	Commonwealth Resources, L.L.C.	11/23/1984
Willie Lode Mining Claim, mmc#210813	Commonwealth Resources, L.L.C.	12/08/2002
Cayuse #1 Placer Mining Claim, mmc#210811	Commonwealth Resources, L.L.C.	12/08/2002
Cayuse #2 Placer Mining Claim, mmc#211062	Commonwealth Resources, L.L.C.	9/30/2003
First Chance #1 Placer Mining Claim, mmc#210816	Commonwealth Resources, L.L.C.	1/09/2003
First Chance #2 Placer Mining Claim, mmc#211063	Commonwealth Resources, L.L.C.	1/09/2003
Amex 1, mmc#219402	Commonwealth Resources, L.L.C.	9/21/2007
Amex 2, mmc#219403	Commonwealth Resources, L.L.C.	9/24/2007
Amex 4, mmc#219404	Commonwealth Resources, L.L.C.	9/11/2007
Amex 5, mmc#219405	Commonwealth Resources, L.L.C.	9/10/2007
Amex 6, mmc#219406	Commonwealth Resources, L.L.C.	9/10/2007
Amex 7, mmc#219407	Commonwealth Resources, L.L.C.	9/10/2007
Amex 8, mmc#219408	Commonwealth Resources, L.L.C.	9/12/2007
Amex 9, mmc#219409	Commonwealth Resources, L.L.C.	9/12/2007
Amex 10, mmc#219410	Commonwealth Resources, L.L.C.	9/12/2007
GR 01, mmc#217480	Commonwealth Resources, L.L.C.	4/9/2007
NHC 02, mmc#217481	Commonwealth Resources, L.L.C.	4/4/2007
NHC 04, mmc#217482	Commonwealth Resources, L.L.C.	4/4/2007
NHC 06, mmc#217483	Commonwealth Resources, L.L.C.	4/4/2007
NHC 08, mmc#217484	Commonwealth Resources, L.L.C.	4/4/2007
NHC 010, mmc#217485	Commonwealth Resources, L.L.C.	4/4/2007
NHC 012, mmc#217486	Commonwealth Resources, L.L.C.	4/4/2007
NHC 014, mmc#217487	Commonwealth Resources, L.L.C.	4/4/2007
NHC 016, mmc#217488	Commonwealth Resources, L.L.C.	4/4/2007
NHC 018, mmc#217489	Commonwealth Resources, L.L.C.	4/4/2007
NHC 020, mmc#217490	Commonwealth Resources, L.L.C.	4/16/2007
NHC 022, mmc#217491	Commonwealth Resources, L.L.C.	4/16/2007
NHC 096, mmc#217492	Commonwealth Resources, L.L.C.	4/11/2007
NHC 097, mmc#217493	Commonwealth Resources, L.L.C.	4/11/2007
NHC 098, mmc#217494	Commonwealth Resources, L.L.C.	4/10/2007
NHC 099, mmc#217495	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0100, mmc#217496	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0101, mmc#217497	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0102, mmc#217498	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0103, mmc#217499	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0104, mmc#217500	Commonwealth Resources, L.L.C.	4/10/2007
NHC 0105, mmc#217501	Commonwealth Resources, L.L.C.	4/11/2007
NHC 0106, mmc#217502	Commonwealth Resources, L.L.C.	4/11/2007
NHC 0107, mmc#217503	Commonwealth Resources, L.L.C.	4/11/2007
NHC 0108, mmc#217504	Commonwealth Resources, L.L.C.	4/11/2007
NHC 0109, mmc#217505	Commonwealth Resources, L.L.C.	4/11/2007
NHC 0110, mmc#219477	Commonwealth Resources, L.L.C.	9/12/2007
NHC 0111, mmc#219478	Commonwealth Resources, L.L.C.	9/13/2007
NHC 0112, mmc#219479	Commonwealth Resources, L.L.C.	missing-WGM to file in 2009
GHC 05, mmc#219415	Commonwealth Resources, L.L.C.	10/9/2007
GHC 06, mmc#217839	Commonwealth Resources, L.L.C.	4/26/2007
GHC 07, mmc#217840	Commonwealth Resources, L.L.C.	4/26/2007
GHC 08, mmc#217841	Commonwealth Resources, L.L.C.	4/26/2007
GHC 09, mmc#219416	Commonwealth Resources, L.L.C.	10/9/2007
GHC 10, mmc#219417	Commonwealth Resources, L.L.C.	10/4/2007
GHC 11, mmc#219418	Commonwealth Resources, L.L.C.	10/4/2007

GHC 12, mmc#219419	Commonwealth Resources, L.L.C.	10/4/2007
GHC 034, mmc#217842	Commonwealth Resources, L.L.C.	4/26/2007
GHC 035, mmc#217843	Commonwealth Resources, L.L.C.	4/26/2007
GHC 036, mmc#217844	Commonwealth Resources, L.L.C.	4/26/2007
GHC 0199, mmc#217845	Commonwealth Resources, L.L.C.	4/26/2007
GHC 0200, mmc#217846	Commonwealth Resources, L.L.C.	4/26/2007
NHC 024, mmc#217847	Commonwealth Resources, L.L.C.	4/16/2007
NHC 026, mmc#217848	Commonwealth Resources, L.L.C.	4/16/2007
NHC 028, mmc#217849	Commonwealth Resources, L.L.C.	4/16/2007
NHC 030, mmc#217850	Commonwealth Resources, L.L.C.	4/16/2007
GR 03, mmc#219413	Commonwealth Resources, L.L.C.	10/3/2007
GR 04, mmc#219414	Commonwealth Resources, L.L.C.	10/9/2007
GHC 01, mmc#219411	Commonwealth Resources, L.L.C.	10/4/2007
GHC 02, mmc#219412	Commonwealth Resources, L.L.C.	10/3/2007
GHC 014, mmc#219420	Commonwealth Resources, L.L.C.	9/22/2007
GHC 015, mmc#219421	Commonwealth Resources, L.L.C.	9/22/2007
GHC 016, mmc#219422	Commonwealth Resources, L.L.C.	9/22/2007
GHC 017, mmc#219423	Commonwealth Resources, L.L.C.	9/22/2007
GHC 018, mmc#219424	Commonwealth Resources, L.L.C.	9/22/2007
GHC 019, mmc#219425	Commonwealth Resources, L.L.C.	9/22/2007
GHC 020, mmc#219426	Commonwealth Resources, L.L.C.	9/22/2007
GHC 026, mmc#219427	Commonwealth Resources, L.L.C.	9/22/2007
GHC 027, mmc#219428	Commonwealth Resources, L.L.C.	9/22/2007
GHC 028, mmc#219429	Commonwealth Resources, L.L.C.	9/22/2007
GHC 029, mmc#219430	Commonwealth Resources, L.L.C.	9/22/2007
GHC 030, mmc#219431	Commonwealth Resources, L.L.C.	9/22/2007
GHC 031, mmc#219432	Commonwealth Resources, L.L.C.	9/22/2007
GHC 044, mmc#219433	Commonwealth Resources, L.L.C.	10/1/2007
GHC 045, mmc#219434	Commonwealth Resources, L.L.C.	10/1/2007
GHC 046, mmc#219435	Commonwealth Resources, L.L.C.	9/22/2007
GHC 047, mmc#219436	Commonwealth Resources, L.L.C.	9/26/2007
GHC 048, mmc#219437	Commonwealth Resources, L.L.C.	9/19/2007
GHC 050, mmc#219438	Commonwealth Resources, L.L.C.	9/19/2007
GHC 051, mmc#219439	Commonwealth Resources, L.L.C.	9/24/2007
GHC 052, mmc#219440	Commonwealth Resources, L.L.C.	9/19/2007
GHC 053, mmc#219441	Commonwealth Resources, L.L.C.	10/31/2007
GHC 201, mmc#219442	Commonwealth Resources, L.L.C.	10/31/2007
GHC 202, mmc#219443	Commonwealth Resources, L.L.C.	11/19/2007
GHC 203, mmc#219444	Commonwealth Resources, L.L.C.	11/7/2007
GHC 204, mmc#219445	Commonwealth Resources, L.L.C.	11/7/2007
GHC 205, mmc#219446	Commonwealth Resources, L.L.C.	11/13/2007
GHC 206, mmc#219447	Commonwealth Resources, L.L.C.	10/11/2007
GHC 207, mmc#219448	Commonwealth Resources, L.L.C.	10/11/2007
GHC 208, mmc#219449	Commonwealth Resources, L.L.C.	10/11/2007
GHC 209, mmc#219450	Commonwealth Resources, L.L.C.	10/10/2007
GHC 210, mmc#219451	Commonwealth Resources, L.L.C.	11/10/2007
GHC 211, mmc#219452	Commonwealth Resources, L.L.C.	11/10/2007
GHC 212, mmc#219453	Commonwealth Resources, L.L.C.	10/10/2007
GHC 213, mmc#219454	Commonwealth Resources, L.L.C.	10/10/2007
GHC 214, mmc#219455	Commonwealth Resources, L.L.C.	10/10/2007
GHC 215, mmc#219456	Commonwealth Resources, L.L.C.	10/11/2007
GHC 216, mmc#219457	Commonwealth Resources, L.L.C.	11/13/2007
GHC 217, mmc#219458	Commonwealth Resources, L.L.C.	11/18/2007
GHC 218, mmc#219459	Commonwealth Resources, L.L.C.	11/18/2007
GHC 219, mmc#219460	Commonwealth Resources, L.L.C.	11/18/2007
GHC 220, mmc#219461	Commonwealth Resources, L.L.C.	11/18/2007
GHC 236, mmc#219462	Commonwealth Resources, L.L.C.	9/22/2007

GHC 246, mmc#219463	Commonwealth Resources, L.L.C.	11/15/2007
GHC 247, mmc#219464	Commonwealth Resources, L.L.C.	11/15/2007
GHC 248, mmc#219465	Commonwealth Resources, L.L.C.	11/15/2007
GHC 249, mmc#219466	Commonwealth Resources, L.L.C.	10/2/2007
GHC 250, mmc#219467	Commonwealth Resources, L.L.C.	10/2/2007
GHC 251, mmc#219468	Commonwealth Resources, L.L.C.	10/2/2007
GHC 300, mmc#219469	Commonwealth Resources, L.L.C.	11/12/2007
GHC 301, mmc#219470	Commonwealth Resources, L.L.C.	11/12/2007
GHC 302, mmc#219471	Commonwealth Resources, L.L.C.	11/13/2007
GHC 303, mmc#219472	Commonwealth Resources, L.L.C.	11/14/2007
GHC 304, mmc#219473	Commonwealth Resources, L.L.C.	11/12/2007
GHC 305, mmc#219474	Commonwealth Resources, L.L.C.	11/13/2007
GR 3, mmc#219475	Commonwealth Resources, L.L.C.	10/2/2007
GR 4, mmc#219476	Commonwealth Resources, L.L.C.	10/2/2007

The expiration date for all the unpatented mining claims listed above is August 31, 2009, unless the conditions for continuation of the claims has been accomplished by that date. The total area of Commonwealth Resources, L.L.C.'s patented and unpatented mining claims, which are optioned by Grant Hartford Corporation, is 2,000 acres, or about 3.1 square miles. This area excludes all patented claims owned by third parties and any Bureau of Land Management areas that are not encompassed by Commonwealth Resources, L.L.C.'s active mining claims.

PROJECT EXTENTS EXHIBIT

GRANT HARTFORD CORP. - MINING PROJECT

GARNET AREA, GRANITE COUNTY, MONTANA

FEBRUARY 12, 2009

SHEET 3 OF 3

MINING OPERATIONS

The Company's mining property is located in Granite County near the ghost town of Garnet, Montana. The property is accessible by four wheel drive vehicle via HWY 200, which runs north of the property in an east and west direction until the junction with Garnet Range Road, which runs directly into the property in a north and south direction. The property is also accessible via I-90, which runs south of the property in an east and west direction and junctions with Bear Gulch Road, which runs directly into the heart of the property in a north and south direction, eventually merging with the previously mentioned Garnet Range Road.

IDAHO
MONTANA
CANADA
WYOMING
NORTH DAKOTA
HWY 93
I-90
HWY 200
I-15
PROJECT AREA
I-94
HWY 200S
LEGEND

PROJECT LOCATION INDEX EXHIBIT
GRANT HARTFORD CORP. - MINING PROJECT
GARNET AREA, GRANITE COUNTY, MONTANA

WGM GROUP

FEBRUARY 12, 2009

SHEET 1 OF 3

Garnet Historical Owners and Operators

The historical owners of the Garnet mineral property were: Pegasus Gold Corp., which was a mid size gold producing Company in the 1980's and mid 1990's that optioned the Garnet Property from Garnet Mining Inc. and Cordoba Corporation, which were owned and controlled by Aaron Charlton, between 1989 and 1993. Pegasus Gold Corporation is not affiliated with GHC or Commonwealth Resources, L.L.C. Trans-Global Resources, N.L., which was an exploration company listed on the ASX and NASDAQ had a 56% interest in the Garnet Property from 1991 to 1993. Mr. Aaron Charlton, a related party to GHC, was the Chairman of Trans-Global Resources, N.L. Western Energy Corporation, a mining exploration subsidiary of the Montana based power utility, Montana Power Company, conducted exploration of the Garnet Property from 1987 to 1989. American Mining Corporation owned and conducted exploration on the Garnet property between 1966 and 1971. The President of the American Mining Corporation was James Charlton, the deceased father of Aaron Charlton and Kim Charlton-Benson. Anaconda Corporation was a major mining company that explored the Garnet Property in the 1960's. Each of the above mentioned companies compiled geological data from exploration on the Garnet Project. This data is being used by GHC to confirm drilling targets. None of the above mentioned companies has any current relationship, claim or affiliation to the Garnet Project, Grant Hartford Corporation, or Commonwealth Resources, L.L.C. None of the above Companies have any current relationships or affiliations with related parties to the Company, with the exception of Aaron Charlton who was formerly the Chairman of Trans-Global Resources, N.L., Garnet Mining, Inc. and Cordoba Corporation and who is the son of James Charlton, the former President of American Mining Corporation.

Garnet Geology

In order to provide a brief overview and description of the rock formations and mineralization, present on the Garnet Mineral Property, and of which Grant Hartford Corporation is currently exploring, the following excerpts from the "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation ("Garnet Project Summary") are included below. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

"Near the Garnet mining district, the northwest-plunging Deep Creek anticline is intruded on its northern flank by granodiorite of the Garnet Range stock. The formations in contact with the granodiorite include silty quartzites of the upper Proterozoic Garnet Range Quartzite (Missoula Group), vitreous Cambrian Flathead Quartzite, shales and silty carbonates of the Cambrian Wolsey Shale, dolomites and gray limestone of the Cambrian Meagher Limestone, poorly exposed Cambrian Park Shale, light colored dolomite and limestone of the Cambrian Pilgrim Formation, thin-bedded limestones and calcareous shales of the Cambrian Red Lion and Devonian Maywood Formations (mapped as a single unit), and black, carbonaceous limestones and dolomites of the Devonian Jefferson Formation."

"Within a thousand feet of the granodiorite, contact metamorphism is well developed in the sedimentary rocks. Limestones are recrystallized to coarsely crystalline marbles, carbonaceous limestones and dolomites are bleached white with some recrystallized graphite observed, impure carbonates and silty shales are commonly converted to anhydrous skarn assemblages (principally garnet-epidote-diopside), and silty quartzites contain prominent clots of biotite-andalusite-cordierite, creating the distinctive spotted hornfels that district miners called "birdseye porphyry"."

"Most of the intrusive contacts mapped in the district are north-dipping and conformable to bedding. North-dipping sills are abundant within a thousand feet of the plutonic contact. However, the stock itself is probably not conformable. Regional aeromagnetic maps indicate that a thin shelf of sedimentary rock extends for more than a mile away from the contact. Granitic rocks are probably present at shallow depths beneath the sedimentary rocks before dropping off abruptly at the edge of the stock. The many sills in this shelf of sedimentary rock probably contributed to the widespread contact metamorphism observed in the district."

Mineralized material-bearing "quartz vein zones dip from 30 to 50 degrees northward in the Garnet district, and from 30 to 45 degrees southward at Coloma. These veins were responsible for an estimated 150,000 ounces of gold production from the Garnet and Coloma mines, as well as for much of the estimated 500,000 ounces of placer gold from nearby creeks" which were obtained during the pre-1942 historical mining period of the region.

Four major vein systems are present in the Garnet District. All four strike generally east-west, and dip at shallow to moderate angles toward the north. The most northerly of these is the Nancy Hanks system which includes the International, Shamrock, Dewey, and Nancy Hanks veins. These veins occur within the granodiorite, or along the contact with marbles and shales of the Jefferson, Red Lion, and Maywood Formations. The vein systems are anastomosing networks of north-dipping veins and veinlets, with abundant subhorizontal ladder veinlets cutting the granodiorite between the main veins. The veins and veinlets are predominantly milky white or clear quartz with minor calcite and/or ankerite. Up to 2% pyrite can be found in the veins, but trace amounts are more typical. Away from the major veins, the granodiorite is strongly propylitized for a few inches up to several feet with minor amounts of disseminated pyrite. Trace amounts of quartz veinlets are sometimes responsible for" mineralized material drill intercepts. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

Garnet Mining History

The following is a brief history of previous operations, including, insofar as known, the names and dates of previous operators: Between 1896 and 1942, geological reports indicate that the Nancy Hanks, Lead King, Dewey, International and Tiger mines were active on the Garnet property. The year of 1942 marked the beginning of World War II, causing mining to cease until the 1960's when Anaconda Corporation began its exploration programs on portions of the Garnet Property. From 1966 to 1971, American Mining Corporation owned and conducted its own exploration on the Garnet Property. Western Energy Corporation, a mining exploration subsidiary of the Montana based power utility, Montana Power Company, conducted exploration of the Garnet Property from 1987 to 1989. Pegasus Gold Corp. ("Pegasus"), which was a mid size gold producing Company in the 1980's and mid 1990's, optioned the Garnet Property between 1989 and 1993. Trans-Global Resources, N.L., which was an exploration company listed on the ASX and NASDAQ had a 56% interest of the Garnet Property from 1991 to 1993.

In Pegasus' exploration of the Garnet Property they identified mineralized material in two of Grant Hartford Corporation's mining claims that are under option through Commonwealth Resources, L.L.C. Subsequently, the Company used these previous exploration results from the Nancy Hanks and Dewey patented claims, as a basis for our current exploration plans. Several of the following excerpts and summarizations from the "Garnet Project Summary, December 1992," prepared by Pegasus Gold Corporation ("1992 Report") and the "Mineral Property Valuation, Garnet and Copper Cliff Mining Districts," prepared by John C. Brower, Ph.D. (1999 Report) are provided and outline the Pegasus operations on the Garnet Property. For more information and the view the entire 1992 or 1999 Reports, please refer to our website, www.granthartford.com.

"Between December, 1989, and December 1992, Pegasus Gold conducted an exploration program covering over 22 square miles and employing airborne magnetics and resistivity, ground, magnetics, IP, and resistivity surveys. Drill targets were defined using geologic mapping, [and] rock, soil and trench geochemistry. Fourteen targets were drill tested with 147 reverse circulation holes (47,601 feet), and six core holes (1,710 feet)." This exploration program designated mineralized material located in "the Nancy Hanks deposit using 16 north-south cross sections," and reported "tonnages for 129 polygonal blocks on these cross sections as defined by intercepts in 43 reverse circulation drill holes, nine trenches, and three core holes." These calculations resulted in designated mineralized material of 3.2 million tons, with an average grade of 0.04 ounces AU per ton." For more information and to view the entire 1992 Report, please refer to our website, www.granthartford.com.

The 1999 Report further discusses the Pegasus exploration plan and states that the "...Dewey/Nancy Hanks and Cascade zones were constructed by Pegasus, showing drill holes and intercepts of" mineralized material and other geology. Pegasus completed their calculations "manually by drawing polygons on the cross sections, and with polygon cross sectional areas determined by use of planimeters. Polygons were then extended halfway to the adjacent cross section to determine volume and tonnage." Pegasus created Ninety-three blocks on ten cross sections.

"The approach employed by Pegasus is suitable as a first approximation, early indication type of estimate, to determine whether enough gross grade and tonnage is present to merit further work, but is far too generalized for feasibility decisions. More sophisticated analytical techniques using computer models (bellow) can reveal ore grades and gross tonnages that differ significantly from first approximations. They can be substantially higher or lower, due to more selective designation of what is ore and what is waste, which can subsequently expand or contract mineable zones." The 1999

Report goes on to suggest that John C. Brower used "the drill hole data from Pegasus in computer mine modeling, namely the commonly used proprietary programs SURPAC and THREE-D. SURPAC to generate a mine block model, in this case with user defined mine blocks 100 feet square and 50 feet high. Modeling utilized 62 drill holes in the Dewey/Nancy Hanks area and 17 in the Magone & Anderson, with an average spacing of 250 feet apart." The 1999 Report's "prefeasibility model was based on a 6-year mine life, followed by two years of reclamation," and prescribed the removal of 6,972,000 short tons of designated mineralized material which had an average grade of "0.086 troy ounces per short ton." For more information and the view the entire 1999 Report, please refer to our website, www.granthartford.com.

These results from the Pegasus Exploration Plan, which were further interpreted by the 1999 Report, are the basis for Grant Hartford Corporation's initial exploration plans and give rise to our plans for expanding exploration on the property and proceeding with a pre-feasibility or scoping study in order to determine the existence of proven/ probable reserves on the Garnet Mineral Property.

Current Operations

The Company's 2008 exploration program was designed to quantify, through the use of definition drilling, both open pit and underground mine mineralized material targets identified by the previous Pegasus exploration program. The Company intends to use this information to proceed with prefeasibility or scoping studies in order to determine an updated existence of possible proven/ probable reserves.

During 2008, GHC completed 54 drill holes, with total drill footage of 12,497.5 feet. These holes were completed by O'Keefe Drilling using reverse circulation drill rigs. All holes were completed during the third and fourth quarters of 2008. Original drill plans included drilling on over eight (8) targets. Due to the promising results obtained in the first three zones drilled, drilling was concentrated on these three mineralized material zones. The drilling plan called for definition drilling near high-grade mineralized material zones encountered by Pegasus between 1989 and 1992. The drilling resulted in 1,879 samples generally representing five (5) foot intervals were sent for assay. Shorter intervals were sampled when vein systems were able to be identified. 229 samples were run in duplicates of 2-4 repeats. This represents a 12.2% assay duplication.

The Company's 2008 exploration program discovered and expanded mineralized material zones indentified by Pegasus in the East Dewey and North Dewey zones. Drilling on the Nancy Hanks deposit confirmed mineralized material tonnage and grade, as identified by Pegasus, with open boundaries in several directions. A new mineralized material zone at the 200 foot level in the area of the Nancy Hanks pit was discovered which is open in three directions. Through the Company's current input of the Company's 2008 drill data and the Pegasus drill data into a sub-surface mine modeling programs the Company hopes to assist in proceeding with a pre-feasibility or scoping study to determine the updated existence of proven/ probable reserves.

The Company's 2009 Exploration Plan is based on recommendations from its 2008 Drilling report written by Vice President of Mining and Geology J. Robert Flesher:

1.

Enter all existing geological, geophysical and geochemical data, including the Pegasus drilling data, and the Company's 2008 drilling data, into a sub-surface 3D mine modeling program to determine an updated mineralized material calculation,

2.

Engage a metallurgical lab to analyze samples from the 2008 exploration program to determine the correct grind size, and conduct specific gravity concentration and flotation tests, in order to determine a flow sheet,

3.	Based on the data from the flow sheet, engage an engineering firm to design and provide bids for the construction of a milling facility to process high grade mineralized material,
4.	Engage a Geophysical firm to conduct Induced Polarization tests on the North Dewy target to identify additional anomalous areas for drilling during the 2009 season.
5.	Engage an underground mining engineer to provide cost estimates for underground mineralized material extraction on future indentified deposits,
6.

Drill up to 150 reverse circulation holes on targets identified in the area of the Nancy Hanks and Dewey to block out mineralized material for possible extraction, and to complete definition drilling to improve the Nancy Hanks' open pit mineralized material calculation in order to determine the possible existence of proven/probable reserves,

7.

Upon completion of the 2009 exploration program engage an engineering firm to proceed with a pre-feasibility or scoping study in order to determine the existence of proven/probable reserves and the possible utilization of open pit mining methods,

8.

Drill at least 2 additional high grade targets of the 16 defined high grade mineralized material targets, as identified in previous drill programs. Additional exploration and drilling to sufficiently establish continuity between drill holes on the Free Coin and Willie claims and the Tostman and Cascade claims. These claims were permitted and bonded in the 2008 Exploration Plan,

There are no production or milling operations on the property, as of today. There is no electric power on the property. Any future mining or milling operation will require either power lines to reach the property or the generation of power on site. The Company has retained CDM Engineering of Helena, MT to conduct a cost estimate for power requirements.

Sample Collection, Preparation, Quality Assurance/Quality Control (QA/QC), and Analytical Procedures and Results, 2008 Exploration Program

Sample Collection:

     Two sample types were collected during 2008, the reverse circulation drill cuttings and hand/grab samples. Drill cuttings are by far the most numerous. Hand/grab samples of exposed mineralized material zones were also taken. Drill cutting samples were collected by the O'Keefe Drilling personnel with the supervision and assistance of GHC personnel. Drill cuttings were run through rig-mounted rotary splitters. During the sample collection, 5-10 lbs of sample were taken every 5 feet for assay. Smaller intervals were sampled where a mineralized material zone was able to be identified. Chip trays were made for each hole corresponding to the samples taken. These chip trays were used for assay sample selection and geologic interpretation. All sample bags and chip trays were provided by Grant Hartford. Hole ID Numbers and intervals were recorded on each sample bag.

     A total of 1879 samples were sent out for assay. Of these, 279 were assayed in duplicates of 2 to 4. These duplicates show an average deviation from the mean of 14.6%. These results compare well to Pegasus' duplicate results from 1989-1992 which found an average standard deviation of 15.5%.

     Pegasus drill data (1898-1992) includes 147 reverse circulation holes and six core holes resulting in 47,601 feet and 1,710 feet of drilling respectively. These samples were assayed at Silver Valley Labs, Chemex labs, and Pegasus labs.

Sample Custody/Transfer:

     All samples were stored on site until ready for transfer to the assay lab. All samples chosen for assay were delivered to the lab by GHC personnel. All samples determined to be waste are stored on GHC property. After assay, all rejects are returned to the job site for storage.

Assay Procedure:

     The samples were originally assayed by both Norris Lab of Norris, MT and Mt Powell Lab of Deer Lodge, MT. Due to the closer proximity and significantly lower assay costs, the Mt Powell lab was chosen for the majority of assay work.

The following assay procedure was received from Mt Powell Lab, Deer Lodge, MT.

     Samples are dried, crushed two times to minimum of 80% passing 1/4 inch, split to about 250 grams, and ground for the pulp. The sample is then fire-assayed for gold and silver values. Any crucibles which had samples over .4 oz/T are pulled from reuse (blank from such a crucible would be about .002 oz/T) This ensures no contamination to lower grade samples. Duplicates use the same pulp. Reruns are done in duplicate using a second spilt.

Geological Reports on our Property.

Nancy Hanks Project Geology And Drilling Report For 2008

J. Robert Flesher, Vice-President Geology & Mining, prepared a report on behalf of the Company on its 2008 exploration program. Selected informational sections of the report are provided as follows, for more information and to view the entire "Nancy Hanks Project Geology And Drilling Report for 2008," by J. Robert Flesher, please refer to our website, www.granthartford.com:

"The Garnet project is located forty miles east of Missoula in Granite County. The projects are part of the historic gold mining district of Garnet, Montana. This mining district produced approximately 150,000 ounces of gold from underground hard rock mining and an additional 500,000 ounces from the many placer operations from the late 1800's though the start of WWII. The gold contained in the hard rock deposits was primarily found in shallow to moderate dipping quartz veins, stock work systems, and shear zones, hosted by Cretaceous granodiorite, Paleozoic sediments, and upper Proterozoic quartzites."

"During the 2nd half of 2008, the Grant Hartford Corporation began a definition drilling program consisting of 54 reverse circulation drill holes (12,497.5 feet), examining three [mineralized material] systems. Drill targets were based on results from exploration conducted by Pegasus Gold between Dec., 1989 and Dec., 1992 and many historical records, maps, and other geologic reports. Pegasus Gold completed 147 reverse circulation holes (47,601 feet) and six core holes (1,710 feet). Combined, the total drill footage available for reserve calculation and mine planning is 31,808.5 feet."

"The drill program for 2008 was an overall success with multiple high-grade zones intercepted. The Company's 2008 drill program discovered and expanded [mineralized material] zones indentified by Pegasus in the East Dewey and North Dewey zones. Drilling on the Nancy Hanks deposit confirmed [mineralized material as] identified by Pegasus with open boundaries in several directions... A new [mineralized material] zone at the 200 foot level in the area of Nancy Hanks pit was discovered which is open in three directions. Inputting the Company's 2008 drill data and the Pegasus drill data into a sub-surface mine modeling program will provide the Company with an updated open pit [mineralized material tonnage and grade] calculation and an underground high-grade [mineralized material] calculation."

END OF EXCERPT FROM: Nancy Hanks Project Geology and Drilling Report for 2008

We have obtained an independent Geological Report, prepared by Thomas J. Peters, a Consulting Geologist for Grant Hartford Corporation. Thomas J. Peters is a geologist residing in Spokane, Washington. Mr. Peters obtained a Masters degree in Geology from Bowling Green State University, Ohio in 1969. Mr. Peters is also a licensed geologist with the State of Washington. His Geological Report was prepared upon the review of all available historic exploration and mining data compiled on the 23 patented and 122 unpatented mining claims in the Garnet and Coloma Mining Districts. Partially based on the results of this report, we acquired an exclusive option to purchase these mineral rights through an Option Agreement with Commonwealth Resources, L.L.C.

Selected informational sections of the Geological Report are provided as follows, for more information and to view the entire "Geological Examination of the Economic Potential For Gold Mining At the Garnet Area Gold Mining Property," prepared by Thomas J. Peters, please refer to our website, www.granthartford.com:

Excerpts From:

GEOLOGIC EXAMINATION OF THE ECONOMIC POTENTIAL FOR GOLD MINING
At The GARNET AREA GOLD MINING PROPERTY
By Thomas J. Peters, Geologist, WA License No. 2002
April 12, 2007

"The 5-mi2 Area, 23 patented and 122 located 20-acre claims, 50 mi east of Missoula, Montana includes the Garnet and Coloma mining districts, perched on the northwest-trending Garnet Range, dividing the Clark Fork and Blackfoot River drainages."

INTRODUCTION

"This report is an independent consultant's prospectus carried out at the behest of the Grant Hartford Corporation of Missoula, Montana, on the Garnet (gold prospect) Area. Area as used here represents all private property and claims, patented, located, and optioned, under the control of Grant Hartford. This "Area" includes the historic Garnet Mining District as well as the ghost town of Garnet. Formerly operating mines in the area includes the Nancy Hanks, Dewey, Grant & Hartford, Cascade, Shamrock, Tiger, Lead King, Red Cloud and others."

"Opinions expressed are based on two days of meeting with company partners and a day examining the site, April12, 2007; however, the Garnet Area is well documented by an extensive amount of good quality information. This examination has been carried out on a "for fee" basis, and the author has no financial interest in the Grant Hartford Company or the Garnet Area property. Under 1889 mining law, districts are not a property, but an organization representing a cluster of mines and infrastructures resulting from mining and economic activity around a locus of exploitable metallic mineralization. The Garnet district includes several mines, the available information, both published and unpublished, was generated by organized, well financed corporate mineral exploration programs or documented in detail by competent professionals."

"This is an economically interesting gold prospect, and there are outstanding possibilities for a very profitable gold mining operation while gold prices show great strength at over $650 per oz troy. Today's mining is safer, more efficient and environmentally friendly. Current technology offers a start up mining company mechanical, financial and intellectual agility. Gold is especially interesting because it's a high value, low tonnage commodity, and mining can be carried out at various scales of operations. Today, as in the early 1980's when gold prices spiked, if one walks up the creeks of Montana, California, and other western states, they are apt to find a suction dredge hidden in the reeds and brush, providing the intermittent placer miner much profit."

"A pivotal question remains regarding the gold source antecedent to mineralization within tactite, quartz veins, mylonite, fault gouge, and disseminations by hydrothermal alteration of various rock types, because it effects occurrence of additional resources. Possibilities include an abyssal source of hydrothermal gold, leached gold from younger source rocks long eroded away, or lateral secretion from intruded sedimentary rocks."

PREVIOUS WORK

"An immense amount of information has accumulated over the 140-year history of the Garnet Area, much of this has been gathered over the last 50 years by the efforts of James Charlton and his son Aaron Charlton. There is on site a room filled with file cabinet after cabinet and map case after case containing maps, cross-sections, publications, private reports, and detailed maps and descriptions of surface and underground workings. The Grant Hartford Corporation plans to digitize this library of material."

"Site-specific published reports include a U.S. Geological Survey Bulletin (660) by Pardee (1918), a Montana Bureau of Mines Memoir (39) (includes Bibliography) by Kauffman and Earll (1963), mapping by Wallace and others (1977, 1978), and an Iowa State University Master's

Thesis (1986) by K.M. Wilkie on the Garnet-Coloma Area, Annual Reports of the State Inspector of Mines, and numerous newspaper and popular accounts. Regarding important details of stratigraphy; production records; mineralogical, geological, and historical information; the reader is referred to these. They are not outdated per se, although there is commonly additional information".

"Private work includes important maps of the Ohio Mining and Development Company (1919) and a pen contemporaneous report by T.H. Rosenkranz who detailed geology, operations, production, grades, and descriptions of [mineralized material] and rock of mining claims active at the time. Torrey (1934, 1935), a mining engineer, reported to the Nancy Hanks Gold Mining Company, H.A. Bellows, Treasurer. American Gold Company (AGC) work is reported by Irving (1965, 1967, and 1969)."

"Western Energy Company by Pederson (1988), Trans-Global Resources, N.L., by Koehler Stout (1991), geological mapping by University of Montana Geology Professor by James Sears was carried-out. A Final Summary report for AGC covering three years of systematic exploration by Trans-Global Resources, N.L., by Koehler Stout (1991)."

"Pegasus Gold Corporation final report, Stimson (1992), includes detailed appendices of exploration data which advances our understanding of surface resources to beyond the prefeasibility level. A report for the Clearwater Land Exchange by Brower (1999), discussed the probable viability of surface mining part of the deposit at a $315 per oz gold price. Also, there are several shorter professional reports and much specific, authentic and accurate, mineral and mining data."

[DESIGNATED MINERALIZED MATERIAL]

Surface [Designated Mineralized Material]

"[Mineralized material] occur in several forms. Perhaps most accessible for producing quick cash flow are existing mine dumps. Brower (1999, p.12) reports 31,952 tons of..." mineralized material.

"The second form of readily accessible [mineralized material] consists of shallow deposits, surface mineable... The best definition of these deposits was carried out between 1989 and 1992 by Pegasus Gold Corporation (Stimson, 1992), which planned to mine surface deposits:"

"Between December, 1989, and December 1992, Pegasus Gold conducted an exploration program covering over 22 square miles and employing airborne magnetics and resistivity, ground ,magnetics, IP, and resistivity surveys. Drill targets were defined using geologic mapping, rock, soil and trench geochemistry. Fourteen targets were drill tested with 147 reverse circulation holes (47,601 feet), and six core holes (1,710 feet). [Mineralized materials] were discovered in three separate deposits."

"The [mineralized material] referred to are the Nancy Hanks and Cascade deposits. Pegasus determined there were 4.6 million tons of [mineralized material] grading between 0.037 oz per ton to 0.040 oz per ton... Their [mineralized material] determination was arrived at by calculating the estimate manually using the polygonal method. Brower (1993) commented:"

"The approach employed by Pegasus is suitable as a first approximation, early-indication type of estimate, to determine whether enough gross grade and tonnage is present to merit further work, but is far too generalized for feasibility decisions. More sophisticated analytical techniques using computer models (below) can reveal ore [probable economic - TJP] grades and gross tonnages that differ significantly from first approximations. They can be substantially higher or lower, due to more selective designation of what is ore [a probable economic grade - TJP] and what is waste, which can subsequently expand or contract mineable zones."

"The Brower report utilized the proprietary programs SURPAC to generate a mine block model and THREE-D to determine pit configuration and mineable tons of [mineralized material] and waste. Using data from 62 of Pegasus' drill holes in the Nancy Hanks deposit and 17 in the Magone & Anderson deposit with an average spacing of 250 feet apart...

"Computer modeling using Pegasus' drill hole data generated [mineralized material] of an average grade of 0.086 oz. per ton and a stripping ratio of 1.72..."

"There are many ways to look at the data when making a "ball park" estimate of profit and revenues prior to a full feasibility study. However it is sketched, surface [mineralized materials] are indicated [mineralized material] that should be mineable at an approximate average of 1 million tons per year for 6 to 10 years."

End of excerpt from "Geological Examination of the Economic Potential For Gold Mining at the Garnet Area Gold Mining Property", by Thomas J. Peters, Geologist, dated April 12, 2007.

Competition.

In general, the mineral development industry is intensely competitive and even if commercial quantities of proven/probable reserves are identified and prepared for extraction, a ready market may not exist for the sale of the proven/ probable reserves.

We were incorporated on March 15, 2007 and our operations are not well-established. Most companies operating in this industry are more established and have greater resources to engage in the production of mineral claims. At the present time, our resources are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration phase of the Garnet Mining Claims. There is also significant competition to retain qualified personnel to assist in conducting exploration activities. If a pre-feasibility or scoping study and exploration is completed and a commercially-viable deposit is identified and we are unable to retain additional qualified personnel, we may be unable to enter into the development and subsequently the production stage and achieve profitable operations. These factors could inhibit our ability to compete with other companies in the industry or to enter into the development or production stages of a proven/probable reserve claim, in the event a commercially-viable deposit is identified.

Numerous factors beyond our control may affect the marketability of any future identified proven/probable reserve. These factors include but are not limited to: market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of reserves and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our inability to receive an adequate return on our invested capital.

Compliance with Government Regulation

If we progress to the development and subsequently the production phase, our Small Miner Exclusion Statement (#46-032) will allow us to construct and operate a milling facility and mine an unlimited amount of material subject to a surface disturbance of less than five (5) acres.

We are undertaking a study to expand our Small Miner Exclusion Statement to an Operating Permit that would allow us to expand our mine operations beyond a surface disturbance area of five (5) acres. We cannot be certain that such approvals will be obtained. The cost and time involved in obtaining such approvals cannot be known in advance.

The primary agency that governs the exploration and mining of reserves identified in the future, in the State of Montana on private lands is the Montana Department of Environmental Quality ("DEQ"). The Bureau of Land Management manages the exploration, development and production of Montana's mineral resources on federally-owned lands, and implements policies and programs respecting their exploration, development and production, while at the same time protecting the environment.

Exploration, development and production of unpatented mining claims is regulated by the Bureau of Land Management ("BLM"). The exploration, development and production of patented mining claims is regulated by the Montana Department of Environmental Quality.

Activities such as trenching and drilling require us to post a reclamation bond calculated by the amount of surface disturbance. The bond is refundable upon a BLM and/or Department of Environmental Quality inspector's determination that the exploration program has completed the required reclamation.

The BLM governs the procedures involved in the location, staking, recording and payment of maintenance fees of unpatented lode claims and placer claims in Montana. The Bureau of Land Management and the Montana Department of Environmental Quality monitor and regulate all mineral exploration, development and production carried out on unpatented and patented mining claims in Montana. Their oversight applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, OSHA, IMSHA, and Workers Compensation have provisions for employment standards, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. There are also federal and state statutes regarding water use and discharge.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Reclamation is the process of bringing the land back to its original natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage, caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program requires little reclamation or remediation because of minimal disturbance to the ground. At the date of this filing, the Company has posted bonds totaling $20,818 with the Montana Department of Environmental Quality for its 2008 exploration program.

Research and Development Expenditures

From inception through December 31, 2008, we have incurred research and development expenditures of: $6,900 for the generation of geological consulting reports, $8,491 for the organization of geological data, and $14,280 for a consulting agreement with the University of Montana.

Subsidiaries

The Company has neither formed, nor purchased any subsidiaries since the date of its incorporation.

Patents and Trademarks

The Company does not own, either legally or beneficially, any patent or trademark.

Business Plan

Our business plan is to proceed with the exploration of our Garnet Mining claims to attempt to identify proven/ probable reserves and determine their commercial feasibility for development, mining, producing and processing. We intend to proceed with the exploration program as recommended by our Vice-President of Mining and Geology, J. Robert Flesher. Our 2009 Exploration Program is expected to cost $1,140,000, excluding mining and the construction of a mill. We had ($697,350) in working capital as of December 31, 2008. Management proposes to satisfy our cash requirements and working capital needs through private placements of debt or equity offerings or other debt instruments in order to fund its 2009 Exploration Program.

However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from debt transactions or the sale of our common stock to fund all of our anticipated expenses.

Market Information

According to the World Gold Counsel, demand for gold is widely spread around the world. East Asia, the Indian sub-continent and the Middle East accounted for 72% of world demand in 2007. In addition, India, Italy, Turkey, the United States and China are responsible for 55% of the world's gold demand; each market is being driven by a different set of socio-economic and cultural factors. The price of gold is set in daily trading sessions at metal exchanges throughout the world. Gold smelted to a fineness of .995 is considered pure and qualified to sell at the metal exchanges.

Revenue Strategy

We are currently in the exploration stage and plan to proceed with a pre-feasibility or scoping study in order to identify an economically feasible deposit of gold, and intend to progress to the development and ultimately the production stage to begin mining and producing proven/probable gold reserves. At this point, we would contract with, and ship the mineralized material to, a local milling facility that would process the mineralized material. The local milling facility would then pay Grant Hartford Corporation an amount equal to the fair market value of the contained amount, minus the processing fees.

In addition, provided its economic feasibility, we intend to build a mill and processing facility on site in order to produce gold at a .995 fineness, which would eliminate the local milling facility and allow us to directly sell in the metals exchanges.

Grant Hartford Corporation has material contracts and agreements for service with the following firms. We will hire these firms' services on an as needed basis.

Equipment, Materials and Suppliers

Contracting; pad construction, reclamation: Mining Equipment; Drill Supplies: Reverse Circulation Drilling:	Sholty Contracting, Missoula, MT North West Mining Supply, Wallace, ID Miners Inc., Riggins, ID O'Keefe Drilling, Butte, MT

Consulting Firms

Water Resource Baseline Study: Mill & tailings pond location & survey: Drill hole survey & mapping: Mill feasibility and engineering: Assay:	Kirk Engineering, Sheradon, MT Kirk Engineering, Sheradon, MT WGM Engineering, Missoula, MT CDM Engineering, Helena, MT Norris Labs, Norris, MT Olmstead Labs, Deer Lodge, MT

Internal Accounting: Legal:	JCCS, Missoula, MT Raul N. Rodriguez, Esq. Denver, CO David Rodli, Esq. Missoula, MT Dorsey & Whitney, Seattle, WA

Government Approval and Regulation

We currently hold a Small Miners Exclusion Statement (#46-032) which has been issued by the State of Montana. The annual cost of this permit is $25.00. We also currently hold an Exploration License (#00545), which has been issued by the State of Montana. The annual cost of this permit is $25.00. In addition, we have bonded a drilling and exploration program with the Montana Department of Environmental Quality and the Bureau of Land Management. The bond amounts total $20,836.

Employees/ Consultants

We have five full-time employees, Eric Sauve, our President, CEO and CFO; Aaron Charlton, our Senior Consultant; J. Robert Flesher, our Vice President of Mining and Geology; BJ Ambrose, our Vice President of Corporate Finance; and Tim Matthews, our Vice President of Marketing. We also have three consulting geologists, Ted Antionoli, Dr. James Sears and Thomas Peters. We propose to recruit a full-time Chief Financial Officer in the future.

Reports to Shareholders

Following the effectiveness of the Registration Statement, of which this Prospectus is a part, we plan to become a reporting company under the Securities Exchange Act of 1934 and to comply fully with its requirements, including those relating to reports to stockholders. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Although it is not part of this Prospectus, you may find additional information about us at our website, www.granthartford.com, where our products are discussed in more detail.

GLOSSARY OF TERMS

Airborne Magnetics - A technique of geophysical exploration of an area using an airborne magnetometer to survey that area. Syn. Aeromagnetic Prospecting

Anastomosing - Pertaining to a network of branching and rejoining fault or vein surfaces or surface traces.

Anhydrous - As a general term, a substance is said to be anhydrous if it contains no water.

Anticline - In structural geology, an anticline is a fold that is convex up and has its oldest beds at its core.

Assays - To analyze the proportions of metals in a mineralized material; to test a mineralized material for composition, purity, weight, or other properties of commercial interest.

Carbonates - A sediment formed by the organic or inorganic precipitation from aqueous solution of carbonates of calcium, magnesium, or iron; e.g., limestone and dolomite.

Consulting Geologist - A specialist employed in an advisory capacity. Normally, this person does not manage or direct any operation, and is at the service of the board rather than of the company's administrative and executive staff.

Core Drilling - Drilling that uses hollow diamond-studded drill bits on the end of the drill stem to produce lengths of cylindrical rock of varying diameter. It has the advantage over other drilling methods of producing a solid core sample of the rock the drill has passed through, rather than chips, enabling more accurate determination and characterization of rock types, mineralized material, and structures encountered, and their orientations in three dimensions.

Core Holes - A boring by a diamond drill or other machine that is made for the purpose of obtaining core samples.

Deposits - Mineralized material deposit is used to designate a natural occurrence of a useful mineralized material, in sufficient extent and degree of concentration to invite exploitation.

Dolomite - Is the name of a sedimentary carbonate rock and a mineral, both composed of calcium magnesium carbonate found in crystals.

Drill Hole Records - A description of the borehole based on the daily logs from the driller and the samples and the report of the geologist.

Drilling - The operation of making deep holes with a drill for prospecting, exploration, or valuation.

Exploration - The search for mineralized material by (1) geological surveys; (2) geophysical prospecting (may be ground, aerial, or both); (3) boreholes and trial pits; or (4) surface or underground headings, drifts, or tunnels. Exploration aims at locating the presence of economically feasible mineralized material deposits and establishing their nature, shape, and grade, and the investigation may be divided into (1) preliminary and (2) final.

Exploratory Drilling - The drilling of boreholes from the surface or from underground workings, to seek and locate mineralized material and to establish geological structure.

Faulting - The process of fracturing and displacement that produces a fault.

Geochemistry - The branch of chemistry dealing with the chemical composition of the earth's crust and the chemical changes that occur there

Geology - Organized body of knowledge about the earth, including physical geology and historical geology, among others.

Geophysics - Physics of the Earth.

Grandiorite - Medium to coarse-grained rock that is one of the most abundant intrusive rocks. It contains quartz and is distinguished from granite by having more plagioclase feldspar than orthoclase feldspar; its other mineral constituents include hornblende, biotite, and augite. Granodiorite is similar to granite in appearance but darker.

Grinding Mill - A machine for the wet or dry fine crushing of rock or other material. The three main types are the ball, rod, and tube mills. The mill consists of a rotating cylindrical drum; the rock enters one hollow trunnion and the finished product leaves the other. Modern practice indicates ball mill feeds of 1/2 in, 3/4 in, and 1 in (1.27 cm, 1.91 cm, and 2.54 cm) for hard, medium, and soft rock respectively and the products range from 35 to 200 mesh and finer.

Gross Ton - The long ton of 2,240 avoirdupois pounds.

High-Grade - Said of a mineralized material reserve with a relatively high mineral content.

Grade - The element or metal content per unit of material.

Intercepts - That portion included between two points in a borehole, as between the point where the hole first encounters a specific rock or mineralized material and where the hole enters a different or underlying rock formation.

Intrusives - Of or pertaining to intrusion--both the processes and the rock so formed.

Log - The paper or electronic record of rock types and other geological and geotechnical information encountered during the drilling of a drill hole.

Metallurgy - The science and art of separating metals and metallic minerals from their ores by mechanical and chemical processes; the preparation of metalliferous materials from raw mineralized material.

Metallurgical Studies - Studies pertaining to the physical and chemical properties and behavior under varying conditions of rocks, minerals, mineralization and mineralized material, their metallic elements and intermetallic compounds, and their mixtures (alloys), and the processes required to optimize the extraction of particular metals.

Metamorphism - A process whereby rocks undergo physical or chemical changes or both to achieve equilibrium with conditions other than those under which they were originally formed (weathering arbitrarily excluded from meaning). Agents of metamorphism are heat, pressure, and chemically active fluids.

Mineralization - The process or processes by which a mineral is introduced into a rock, resulting in a valuable or potentially valuable deposit. It is a general term, incorporating various types; e.g., fissure filling, impregnation, and replacement.

Mining Claim - A mining claim is a parcel of land that has the possibility of containing a valuable mineralized material or proven/probable reserve in the soil or rock. A location is the act of appropriating such a parcel of land according to law or to certain established rules.

Old Workings - Mine working that has been abandoned, allowed to collapse, and perhaps sealed off. Unless proper safeguards are taken, old workings can be a source of danger to workings in production particularly if they are waterlogged and their plan position is uncertain.

Openpit Mine - A mine working or excavation open to the surface.

Openpit Mining - A form of operation designed to extract minerals that lie near the surface. Waste, or overburden, is first removed, and the mineral is broken and loaded, as in a stone quarry.

Probable (Indicated) Reserves - Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Proven (Measured) Reserves - Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; garde and/or quality are computed from the results of detailed sampling and (a) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Proven/Probable Reserve Block - A section of a proven/probable reserve body, usually rectangular, that is used for estimates of overall tonnage and quality.

Proven/Probable Reserve Body - A mass of proven/probable reserve with defined geometry.

Outcrop - The part of a rock formation that appears at the surface of the ground.

Output - The quantity of coal or mineralized material raised from a mine and expressed as being so many tons per shift, per week, or per year.

Planimeter - An instrument for measuring the area of any plane figure by passing a tracer around its boundary line.

Prefeasibility Study (PFS) - A preliminary assessment of the economic viability of mining a deposit. A PFS forms the basis for justifying further investigations including a full Feasibility Study. It usually follows a successful exploration campaign, and summarizes all geological, engineering, environmental, legal and economic information accumulated to date on the project.

Proterozoic Era - Younger of the two divisions of Precambrian time, from 2.5 billion to 542 million years ago. Proterozoic rocks have been identified on all the continents and often constitute important sources of metallic mineralized material, notably of iron, gold, copper, uranium, and nickel.

Quartzites - Metamorphic rock commonly formed by metamorphism of sandstone and composed of quartz. No rock cleavage. Breaks through sand grains in contrast to sandstone, which breaks around grains.

Reclamation - Restoration of mined land to original contour, use, or condition.

Recovery - The percentage of valuable constituent derived from a mineralized material, or of coal from a coal seam; a measure of mining or extraction efficiency.

Refining - The purification of crude metallic products.

Reverse Circulation - The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods.

Sample - A section of core or a specific quantity of drill cuttings that represents the whole from which it was removed.

Sedimentary - Formed by the deposition of sediment (e.g., a sedimentary clay), or pertaining to the process of sedimentation (e.g., sedimeentary volcanism).

Shales - Fine-grained, detrital sedimentary rock made up of silt- and clay-sized particles. Contains clay mineralized material as well as particles of quartz, feldspar, calcite, dolomite, and other mineralized material. Distinguished from mudstone by presence of fissility.

Skarn - An old Swedish mining term for silicate gangue (amphibole, pyroxene, garnet, etc.) of certain iron mineralized material and sulfide deposits of Archean age, particularly those that have replaced limestone and dolomite. Its meaning has been generally expanded to include lime-bearing silicates, of any geologic age, derived from nearly pure limestone and dolomite with the introduction of large amounts of Si, Al, Fe, and Mg. In American usage, the term is more or less synonymous with tactite.

Strike - Direction of line formed by intersection of a rock surface with a horizontal plane. Strike is always perpendicular to direction of dip.

Stripping Ratio - The unit amount of spoil or overburden that must be removed to gain access to a unit amount of mineralized material, generally expressed in cubic yards of overburden to raw tons of mineralized material.

SURPAC (GENCOM) - is a comprehensive system for mineralized material evaluation, open pit and underground mine design, mine planning and production, used by geologists, engineers and surveyors daily.

Tailings - The finely ground material that remains after all economically recoverable metals or proven/probable reserves of economic interest has been removed from the deposit through milling and processing. Tailings may or may nor contain economically recoverable metals or proven/probable reserves.

Tailing Pond - Area closed at lower end by constraining wall or dam to which mill effluents are run. Clear water may be returned after settlement in dam, via penstock (s) and piping.

Target - The point a borehole or exploration work is intended to reach.

Troy Ounce - One-twelfth of a pound of 5,760 grains (troy pound), or 480 grains. A troy ounce equals 20 pennyweights, 1.09714 avoirdupois oz, or 31.1035 g. It is used in all assay returns for gold, silver, and platinum-group metals.

Vein - A fissure, fault or crack in host rock, of varying dimensions, filled by mineralized material that have travelled upwards from a deeper source.

Veinlet - A narrow, fine stringer or filament of mineralized material that occurs in a discontinuous pattern in the host rock.

Waste Rock - Barren or submarginal rock that has been mined, but is not of sufficient value to warrant treatment and is therefore removed ahead of the milling processes.

Zone - A volume of rock that has mineralized material, or encompasses a particular feature, such as a fault, shear or mineralized material body.

DESCRIPTION OF PROPERTIES

Our executive offices are located at 619 SW Higgins, Suite O, Missoula, Montana 59803. We also rent a 1000 square foot field office at 43 C Street, Drumond, Montana, pursuant to an oral agreement which provides the Company use of the premises on a month to month basis at a rate of $650.00 per month. These facility is sufficient for our current needs, but we may obtain larger facilities as we carry out our business strategy.

LEGAL PROCEEDINGS

We are currently not a party to any pending litigation, government investigation, or any other legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Management

The Company's management and key employees are the following:

Name	Age	Position with Company
Eric Sauve David Gilmer Charles Yesson J. Robert Flesher BJ Ambrose Tim Matthews	42 34 75 44 36 54	President, CEO,CFO, Director Secretary & Treasurer, Director Independent Director Vice President of Mining and Geology Vice President of Corporate Finance Vice President of Marketing

Profiles of our officers and directors are set forth below:

Eric Sauve, President, Chief Financial Officer, Chief Executive Officer, Director

Eric Sauve began his term as President, CEO, CFO and a Director of Grant Hartford Corporation on March 21, 2007, and formally entered into an Employment Agreement on June 1, 2007. As President, CEO, CFO, and Director, Mr. Sauve, oversees the day-to-day management of our Company and the strategic evolution of its definition drill program. He has experience in corporate finance, structure, and management in both private and public companies. From May 31, 2007 through June 1, 2006 Eric Sauve was the CFO for Electra Gold Ltd., a publicly trading, operating mining company in North Vancouver, B.C. From February 1, 2005 through May 31, 2006, he was the President and CFO of Nexus Minerals Ltd., a gold mining and exploration company in North Vancouver, B.C. From November 9, 2004 through January 31, 2005, Eric Sauve was an Investment Advisor with Chartwell Financial Inc in Surrey, B.C. From May 9, 2003 through November 5, 2004, Eric Sauve was an Investment Advisor for Foresters Securities, Inc., in Burnaby, B.C. For the 12 years prior to his position with Nexus, Mr. Sauve was a licensed stock broker where he worked extensively in the securities markets and was a licensed insurance agent in British Columbia. Mr. Sauve earned a BA degree from the University of British Columbia in 1994.

David Gilmer, Director, Secretary and Treasurer

Mr. David Gilmer has been a Director of Grant Hartford Corporation since October 24, 2007 and has served as Secretary of Grant Hartford Corporation since December 7, 2008. Mr. Gilmer has worked for Junkermier, Clark, Campanella, Stevens, P.C. (JCCS), a public accounting firm in Missoula, Montana for over ten years. Mr. Gilmer works primarily in the field of income tax for individuals, partnerships, L.L.C.s and S-Corporations. Mr. Gilmer also has experience in audit, review, and compilation engagements of financial statements for various entities. He is currently on the firm's tax committee.

Mr. Gilmer has been on the board of the Montana Radio Reading Service for approximately seven years, has been its President for the last five years and is a member of its personnel committee. Mr. Gilmer also joined the board of St. Patrick Hospital & Health Foundation in December 2006 and is a member of its finance committee. Mr. David Gilmer received his Bachelors of Science degree in Accountancy at Northern Arizona University in Flagstaff, AZ.

J. Robert Flesher, Vice President of Mining and Geology

Mr. J. Robert Flesher became Vice President of Mining and Geology and an Officer of the Company on December 10, 2007. Mr. Flesher has held this part time position through December 1, 2008. Mr. Flesher became a full time employee of GHC on December 1, 2008. From October, 2006 through December, 2008, Mr. Flesher was an Engineer at Montana Tunnels Mining, Inc. ("MTMI"), an operating gold, lead and zinc mine approximately 70 miles from the Company's property. From January, 2005 through October, 2006, Mr. Flesher was an Assay Technician for Golden Sunlight Mine, located in Whitehall, MT. From June, 2001 through October, 2006, Mr. Flesher was the owner and operator of Hobby Town USA, a retail store in Helena, MT. Mr. Flesher gained his experience in hydrological testing in various projects including the US Geological Survey. In 1986, Mr. Flesher began his career with Pegasus Gold Mining Corporation, gaining a wide variety of experiences including: mill operation, assay lab technician, ore control geologist, underground geological mapping and sampling, geologic modeling, stope designs, definition drilling, mine production, and GPS surveying. Mr. Flesher received a Bachelor of Science Degree in Geology, from Montana State University in 1983.

Charles Yesson, Director

Mr. Charles Yesson has been a Director of Grant Hartford Corporation since June 18, 2007. Mr. Yesson began his current position as a Registered Principal and Insurance Agent for Grant Bettigen Securities Inc. in Newport Beach, CA in December 2008. From June, 2006 through November, 2008, Mr. Yesson was Managing Director of Amateus Capital, Inc., a company located in Beverly Hills, CA. Prior to that, from January through June, 2006, Mr. Yesson was a Self Employed Consultant. From January, 2004 through January, 2006, Mr. Yesson was a Registered Principal with J. Alexander Securities, Inc., Los Angeles, CA. and an Independent Insurance Agent and Business Consultant.

Mr. Yesson has over 35 years experience in the financial services industry. He has 25 years experience in managing public corporations and 10 years as a consultant to emerging companies and as an interim manager of several of emerging companies.

Mr. Yesson has worked extensively in areas of reorganization, corporate development and growth and capitalization in both the public and private sectors. Mr. Yesson is a former U. S. Naval Officer and Air Force Reserve Officer.

Mr. Yesson received a Bachelor of Science in Education from Pennsylvania State College at Bloomsburg in August, 1954 and a Masters of Arts from New York University in October, 1961. He has a Certification in Bank Marketing from Northwestern University, Certification in International Finance from NSU in Canberra, Australia. Mr. Yesson holds Series 7, 24, and 66 Securities Licenses, California Insurance and Real Estate Licenses, and is a Mediator for the Superior Court in Orange County California and the California State Insurance Department.

BJ Ambrose, Vice President of Corporate Finance

Mr. BJ Ambrose has been Vice President of Corporate Finance since March 1, 2009. Since August, 1999 through the present, Mr. Ambrose owns and operates Ambrose Carpet Cleaning and Flooring. Mr. Ambrose worked as a registered broker for Merrill Lynch from 1995 to 2000 and held a series 7 brokers license and a Colorado State series 63 license. Mr. Ambrose received a Bachelors of Science in Finance from Colorado State University in 1995.

Tim Matthews, Vice President of Marketing

Mr. Tim Matthews has been the Vice President of Marketing since April 15, 2009. Mr. Matthews's has held various sales, management and marketing positions with major consumer and business-to-business advertising agencies in Denver, Colorado and Phoenix Arizona. Mr. Matthews was employed by The Denver Post from 1998 to 2001. Mr. Matthews continued working for the Denver Newspaper Agency form 2001 to 2008 after the newspapers merged business operations and formed a Joint Operating Agreement in 2001. Most recently Mr. Matthews was Director of Marketing and Sports Sponsorships for the Denver Newspaper Agency and had responsibility for an annual advertising budget that exceeded $10M. The Denver Newspaper Agency was responsible for publishing The Denver Post and the Rocky Mountain News. As Director of Sports Sponsorships, Mr. Matthews's duties included negotiating and administrating multiple year contracts with the Denver Broncos, Colorado Rockies, Colorado Avalanche and Denver Nuggets. In addition to contract negotiation, Mr. Matthews was responsible for managing the sports team's partnerships elements working in conjunction with the newspapers advertising departments to derive an additional revenue stream exceeding $8M annually.

Tim Matthews graduated from the University of Northern Colorado with a B.S., in Business Administration and an emphasis in Marketing. Mr. Matthews earned his Certificated Business Communicator credentials in 1984 and has held numerous board positions including the Metro Denver Sports Commission.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders, or until their successors are elected, or until removed from office pursuant to our Company's Bylaws. Our Officers are appointed by its Board of Directors and hold office until removed by the Board of Directors.

Our Significant Employees/ Consultants

Eric Sauve is the Company's President, CEO, CFO and a member of the Board.

J. Robert Flesher is the Company's Vice President of Geology and Mining and an Officer of the Company.

BJ Ambrose is the Company's Vice President of Corporate Finance and an Officer of the Company.

Tim Matthews is the Company's Vice President of Marketing and an Officer of the Company.

Aaron Charlton, Senior Consultant.

Mr. Aaron Charlton informally began his service for Grant Hartford Corporation, as Senior Consultant, in May, 2007 and subsequently entered into a formal Employment Agreement for that position on June 1, 2007. Mr. Charlton's position as Senior Consultant has been expanded to include his assistance in contract negotiation between Grant Hartford and the Company's various consultants which are required to complete the continuing definition drill program and his management expertise in managing the definition drill program and any subsequent mill production. From June, 2006 to the present, Mr. Charlton served as the Managing Member for Garnet Range Resources L.L.C., a company that provides service and support for mining projects. From January, 2004 through June, 2006 Mr. Charlton was a 45% membership interest holder of Medallion Investments, a precious metal fabrication and minting company in Missoula, Montana. From January, 2003 through January, 2004 Mr. Charlton acted as a consultant for Intrepid Technology (OTCBB trading symbol: IESV), located in Idaho Falls, Idaho. Mr. Charlton and his family have owned and operated mining, milling and geological research projects for over 40 years. The Charlton family's interest in the Garnet Mining District dates back to 1961. Mr. Charlton's association with the property includes negotiating contracts with Kennecott Mining, Pegasus Mining Corporation, Newmont Mining, Trans-Global Resources, N.L., and Western Energy for the exploration and development of its properties. Mr. Charlton has over 30 years experience in mining finance, mining, milling, refining, assays and associated research facilities. He has provided management to a number of underground, open pit and placer operations in operating mines located in California, Nevada, Idaho and Montana and was Chairman of the Board for Trans-Global Resources, N.L., a NASDAQ and ASX listed company, between 1991 and 1993. Mr. Charlton has a long-standing relationship with the University of Montana Geological Department, local government officials of Granite County, State officials including the Montana Department of Environmental Quality, the Montana Department of Economic Development, and the Federal Bureau of Land Management. Mr. Charlton attended John Allen Hancock College in California from 1974 through 1976 and attended classes with an emphasis in Theology and Psychology.

Indemnification of Directors and Officers

Our Bylaws provide that the Company shall, to the fullest extent permitted by the law of the State of Montana, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the applicable provisions of Montana law. The indemnification provided for will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We are required to indemnify each officer and director to the fullest extent permitted by law and to advance certain expenses incurred by such persons. Further, the Montana Business Corporations Act provides limitations on the directors' rights to indemnification in certain circumstances.

Agreements with Our Advisors

Our business is conducted through agreements with related parties, consultants and unrelated arms-length third parties. These various agreements were entered into and negotiated by Eric Sauve, President, CEO and CFO of GHC and Aaron Charlton, Senior Consultant of GHC. As it relates to the negotiating party on behalf of the Company with the CEO's and Senior Consultant's Employment Agreement, Eric Sauve and Aaron Charlton determined their own compensation based on their full time commitment to the Company's business, and the industry norms for remuneration of mining executives. GHC's Board of Directors reviewed and approved the contracts on March 15, 2008, wherein Eric Sauve recused himself from tabulation in the vote concerning his Employment Agreement. The agreements with third party consultants, or related parties were negotiated in the ordinary course of business, occurring on terms that are similar to those transactions occurring with unrelated parties.

Current arrangements in place include the following:

*

We have an agreement with our consulting geologist, Thomas J. Peters, which requires him to review all of the historical information available on the claims of our option, the results from the previous exploration work performed on these mining claims, and make recommendations based on those results.

*

We have a verbal agreement and Confirmation Letter with a consulting geologist, Ted Antonioli, to perform geological recommendations and assist in the exploration permitting process as required for a fee of $75 per hour.

*

We have a verbal agreement with consulting geologist Professor James Sears to coordinate the activities between us and the geological department of the University of Montana and provide consulting services as required.

*

We have an agreement with the University of Montana regarding the use of their Geological Department, administration and computer modeling programs with graduate student Warren Rowe, and the head of the Geological Information Systems Department Aaron Deskins. Aaron Deskins also has agreed to provide consulting services.

*	We have an agreement with Norris Labs to perform analyses on geological samples.
*	We have an Employment Agreement with Aaron Charlton regarding his full time management services.
*	We have an Employment Agreement with Eric Sauve; our CEO, CFO, President and Director.
*

We have an oral agreement with J. Robert Flesher whereby the Company pays him a salary of $5,000 per month. When the Company is generating sufficient revenues, Mr. Flesher will be entitled to a health insurance benefits package.

*	We have an Employment Agreement with BJ Ambrose regarding his full time services as Vice President of Corporate Finance.
*	We have an Employment Agreement with Tim Matthews regarding his full time services as Vice President of Marketing.
*	We have an agreement with Columbia Stock Transfer to provide stock transfer services.
*	A shareholder and related party of Grant Hartford Corporation provides us with free office space for the Company.
*	We have a verbal agreement with Creative Finance LLC to provide us with telephone answering and secretarial services for an hourly rate of $60.00.
*	We have an agreement with Amy Franklin to provide field office space for the Company in Drummond, Montana.
*	We have an agreement with O'Keefe Drilling to provide reverse circulation drilling services for the Company's Phase 1 Exploration Program.
*	We have an agreement with Kirk Engineering to provide a water base line resource study and mill and tailings impoundment location and survey;
*	We have an agreement with CDM Engineering to provide a mill feasibility study and general contracting services for construction of a milling facility.
*	We have an agreement with JCCS to provide book keeping services.

Code of Business Conduct and Ethics

We have not, as yet, adopted a Code of Business Conduct and Ethics, but we plan to adopt one during the next six months.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to, both the Company's President and to its Officers and Directors for all services rendered in all capacities to us from January 1, 2008 through December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Nonqualified Deferred Compensaton Earnings	All Other Compensation	Total
Eric Sauve, CEO	2008	$62,500	$67,500	0	$130,000
Robert J. Flesher	2008	$6,000	0	$14,407	$20,407
David Gilmer	2008	$5,500	0	0	$5,500
Charles Yesson	2008	$7,500	0	0	$7,500
Aaron Charlton, Senior Consultant	2008	$62,500	$67,500	0	$130,000

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards to be received by any of the Company's Officers, Directors, or employees at the Company's fiscal year-end, December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
David Gilmer	$5,500	$5,500
Charles Yesson	$7,500	$7,500

Material Terms of Employment Agreements

Eric Sauve - President, CEO, CFO, Director

TThe Company entered into the Employment Agreement with Eric Sauve ("Employee") on June 1, 2007. The material terms are as follows: The employment term is for a one year period, which automatically renews for successive one year periods until employment is terminated pursuant to the terms of the Employment Agreement. The Employee may be terminated for reasonable cause, for employee death, or in the event that illness or other circumstances disable the performance of the Employee's duties for more than 90 consecutive days. Termination due to illness requires the Company to deliver a notice of Intent to Terminate, which termination may be cured by Employee if Employee resume performance of his responsibilities with 30 days of receipt of intent to terminate. The laws of the state of Montana govern the Employment Agreement. The Employee's duties are to act as President and CEO with the responsibilities normally associated with those positions and any additional responsibilities assigned to Employee by the Board of Directors. The Employee is to be compensated in the following manner: Employee shall be reimbursed for all ordinary and necessary expenses incurred during the course of Employee's job performance. Employee is to be paid $5,000.00 per month, half due on the 15th of the month and the balance due in the final week of the month. This compensation is to increase on June 1, 2008 to $15,000 per month. Compensation is to further increase by six percent (6%) on June 1, 2009 and shall increase by the same percentage annually thereafter during the life of the Agreement. The Company is to provide Employee with a vehicle, with the vehicle's personal use being chargeable as added compensation to the Employee. When the Company is able, it is to provide group health insurance to the Employee and his family. The Company is to provide a $200,000 life insurance policy on the Employee, to be payable to Employee's spouse or estate. The Employee is entitled to participate in any stock option plan contemplated by the Company. Upon termination, other than for dishonesty to the Employer, the Employee is to be paid three (3) years of salary and retain the life insurance coverage for Employee and his family.

Aaron Charlton - Senior Consultant

The Company entered into the Employment Agreement with Aaron Charlton ("Employee") on June 1, 2007. The material terms are as follows: The employment term is for a one year period, which automatically renews for successive one year periods until employment is terminated pursuant to the terms of the Employment Agreement. The Employee may be terminated for reasonable cause, for employee death, or in the event that illness or other circumstances disable the performance of the Employee's duties for more than 90 consecutive days. Termination due to illness requires the Company to deliver a notice of Intent to Terminate, which termination may be cured by Employee if Employee resume performance of his responsibilities with 30 days of receipt of intent to terminate. The laws of the state of Montana govern the Employment Agreement. The Employee's duties are to act as a "Senior Consultant", and his duties shall consist of those responsibilities assigned to him from time to time by the Company's President; his position is considered a senior executive position. The Employee is to be compensated in the following manner: Employee shall be reimbursed for all ordinary and necessary expenses incurred during the course of Employee's job performance. Employee is to be paid $5,000.00 per month, half due on the 15th of the month and the balance due in the final week of the month. This compensation is to increase on June 1, 2008 to $15,000 per month. Compensation is to further increase by six percent (6%) on June 1, 2009 and shall increase by the same percentage annually thereafter during the life of the Agreement. The Company is to provide Employee with a vehicle, with the vehicle's personal use being chargeable as added compensation to the Employee. When the Company is able, it is to provide group health insurance to the Employee and his family. The Company is to provide a $200,000 life insurance policy on the Employee, to be payable to Employee's spouse or estate. The Employee is entitled to participate in any stock option plan contemplated by the Company. Upon termination, other than for dishonesty to the Employer, the Employee is to be paid three (3) years of salary and retain the life insurance coverage for Employee and his family.

BJ Ambrose - Vice President of Corporate Finance

The Company entered into an Employment Agreement with BJ Ambrose ("BJ") on March 1, 2009. The material terms are as follows: The Employment Agreement is for a one (1) year term. BJ must obtain prior written approval before taking actions on behalf of the Company. BJ is to be paid twelve equal monthly payments of four thousand dollars ($4,000.00), plus quarterly BJ is to receive 25,000 shares of the Company's no par value common stock for a total of 100,000 shares of the Company's no par value common stock. BJ will be eligible for any bonuses declared by the Board of Directors of the Company, in its discretion, during the Term of the Employment Agreement. BJ is to receive expenses in furtherance of his duties. BJ will devote his full time and efforts in the capacity of Vice President of Corporate Finance. Either party may terminate the Employment Agreement by written. Upon involuntary termination BJ will receive half a month salary after the completion of six (6) months of employment.

Tim Matthews - Vice President of Marketing

The Company entered into an Employment Agreement with Tim Matthews ("Mr. Matthews") on April 15, 2009. The Employment Agreement will begin on May 1, 2009. The material terms are as follows: The Employment Agreement is for a term of six (6) months. Mr. Matthews is to be paid six equal monthly payments of two thousand five hundred dollars ($2,500.00), plus Mr. Matthews is to receive 25,000 shares of the Company's no par value common stock. Mr. Matthews will be eligible for any bonuses declared by the Board of Directors of the Company, in its discretion, during the Term of the Employment Agreement. Mr. Matthews will devote his full time and efforts in the capacity as Vice President of Marketing. Either party may terminate the Employment Agreement by written notice. Upon involuntary termination Mr. Matthews will receive half a month salary after the completion of six (6) months of employment.

Stock Option Grants

The Company has not granted any stock options to the executive officers since its inception. However, the Board of Directors reserves the right to issue options to its Officers and Directors and other key employees as circumstances may require.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of common stock beneficially owned as of December 31, 2008, by (i) those persons or groups known to us who beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended December 31, 2008; and, (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the SEC and by information provided by such persons directly to us. Except as indicated, the stockholders listed below possess sole voting and investment power with respect to their shares.

Title of Class	Name and address of beneficial owner	# of Shares of Beneficially Owned Common Stock	Percentage of Beneficially Owned Common Stock (1)
Common Stock	Eric Sauve(2) 6844 Copper Cove Road West Vancouver, BC Canada V7W 2K5	3,232,830	14.38%
Common Stock	Charles Yesson 1221 West Coast Highway, Suite 124 Newport Beach, CA 92663	100,000	0.45%

Common Stock	Dave Gilmer 2620 Connery Way, P.O. Box 16237 Missoula, MT 59808	25,000	0.12%
Common Stock	J. Robert Flesher 25 Mission Mountain Road Clancy, Montana 59634	10,000	0.05%
Common Stock	Aaron Charlton(3) 25 A Street, Garnet Ghost Town Drummond, MT 59835	9,440,566	41.99%
Common Stock	Kim Charlton-Benson (4) 227 Middle Patent Road Bedford, NY 10506	1,832,830	8.15%
Common Stock	Rodney Haynes (5) 619 SW Higgins Suite O Missoula, MT 59803	4,742,076	21.09%
Common Stock	All Officers and Directors as a Group	3,367,830	14.99%
Common Stock	All Officers, Directors and 5% Shareholders as a Group	19,383,302	86.23%
Common Stock	Commonwealth Resources, LLC as a Group	16,688,302	74.24%

(1)

The percent of beneficially owned common stock is based on 21,450,195 shares of common stock issued and outstanding as of December 31, 2008 and the 1,030,195 shares of common stock issuable within 60 days through the exercise of warrants, for a total beneficially owned common stock of 22,480,390 shares of common stock.

(2)

Includes 1,832,830 beneficially owned shares of common stock that are held by Commonwealth Resources, LLC., 1,200,000 shares of common stock owned by Eric Sauve personally, and 200,000 shares of common stock, which Eric Sauve has a right to acquire within 60 days through the exercise of warrants.

(3)	Includes 9,440,566 beneficially owned shares of common stock that are held by Commonwealth Resources, LLC.
(4)	Includes 1,832,830 beneficially owned shares of common stock that are held by Commonwealth Resources, LLC.
(5)

Includes 3,582,076 beneficially owned shares of common stock that are held by Commonwealth Resources, LLC. and 1,160,000 beneficially owned shares of common stock that are held by Creative Finance PSP, which is a profit-sharing plan wholly-owned by Mr. Rodney Haynes.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, when that person has the right to acquire sufficient common stock through options or warrants within 60 days.

Change of Control

We are not aware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

Upon liquidation, dissolution or winding up, the shareholders of our Company's issued and outstanding common stock, will be entitled to receive a pro rata share of all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which our issued and outstanding shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of the Company's common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), but will be subject to any preferences granted to the issued and outstanding preferred shares.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company's common stock.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders were issued pursuant to transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act. The Company made three exempt offerings, two in 2007 and one in 2008. For additional information regarding the issuance of those shares, and warrants, see the narrative on the first and second 2007 Exempt Offerings and the third 2008 Exempt Offering. We are registering the common stock in order to permit the selling shareholders to offer their shares for resale from time to time. The selling shareholders are selling 1,886,893 shares of common stock. No other shares are being sold by Directors and Officers of our Company or their family members or companies controlled by them. To our knowledge, except as otherwise indicated in the footnotes to the selling shareholders table below, none of the selling shareholders are broker-dealers or affiliates of broker-dealers or have had any position, office or other material relationship with us in the last three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on their ownership of the common stock as of the date of this Prospectus, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercise. The fourth column lists the common stock being offered by this Prospectus by the selling shareholders. Because the selling shareholders may offer all or some of the shares pursuant to this Prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares of common stock that the selling shareholders will hold after completion of the offering. We cannot estimate the number of the shares that the selling shareholders will hold after completion of this Prospectus. Therefore, the fifth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this Prospectus.

The selling shareholders may, from time to time, offer and sell pursuant to this Prospectus, up to an aggregate of 1,886,893 shares of our common stock which are currently owned by our selling shareholders and an aggregate of 830,195 shares of our common stock issuable to the selling shareholders upon the exercise of the warrants. The selling shareholders may, from time to time, offer and sell any or all of the shares of common stock that are registered under this Prospectus, although they are not obligated to do so. See "Plan of Distribution."

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

Selling Security Holder	Common Stock Owner of Record	Common Stock Issuable Conversion of Notes	Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Beneficially Owned (1)	Shares to Be Registered in this Offering	Beneficial Ownership After the Offer Shares	Percentage of Beneficially Owned Common Stock (2)
Brian Blevins	120,000	0	0	120,000	120,000	0	*
Leo Sauve(3)	204,200	0	204,200	408,400	408,400	0	1.82%
Maureen Sauve(4)	2,100	0	2,100	4,200	4,200	0	*
Valerie Sauve(5)	3,350	0	3,350	6,700	6,700	0	*
Lauren Sauve(6)	2,100	0	2,100	4,200	4,200	0	*
Frank Iaquinta	21,000	0	21,000	42,000	42,000	0	*
Gordon Hall	30,000	0	30,000	60,000	60,000	0	*
Johan Shearer	2,100	0	2,100	4,200	4,200	0	*
George Pratt	2,100	0	2,100	4,200	4,200	0	*
Geoffrey Pratt	2,100	0	2,100	4,200	4,200	0	*
Joseph & June Abramavage	3,350	0	3,350	6,700	6,700	0	*
Miller Design(7)	3,000	0	3,000	6,000	6,000	0	*
Karim Bhatia	10,000	0	10,000	20,000	20,000	0	*
BCI Ventures Inc.(8)	100,000	0	100,000	200,000	200,000	0	*
Vince Abramavage & Julie Wicks	1,000	0	1,000	2,000	2,000	0	*
Diane Abram	1,000	0	1,000	2,000	2,000	0	*
Carol-Anne McLachlan	100,000	0	100,000	200,000	200,000	0	*
Karen Addison(9)	1,000	0	1,000	2,000	2,000	0	*
John Connolly	10,000	0	10,000	20,000	20,000	0	*
Joscelyn Decker	1,000	0	1,000	2,000	2,000	0	*
Josh Decker	1,000	0	1,000	2,000	2,000	0	*
Tony Kana	40,000	0	40,000	80,000	80,000	0	*
Clay Knowlton	2,000	0	2,000	4,000	4,000	0	*
Bill & Trudy McCartney	1,000	0	1,000	2,000	2,000	0	*

Duncan Millar	1,000	0	1,000	2,000	2,000	0	*
Mikel Ochs	1,000	0	1,000	2,000	2,000	0	*
Robert Poon	1,000	0	1,000	2,000	2,000	0	*
William Schell	1,000	0	1,000	2,000	2,000	0	*
Duncan Reid	1,000	0	1,000	2,000	2,000	0	*
Stew Group(10)	2,000	0	2,000	4,000	4,000	0	*
Aaron Young	1,000	0	1,000	2,000	2,000	0	*
Rachel Young	1,000	0	1,000	2,000	2,000	0	*
Ed Zurwick	2,000	0	2,000	4,000	4,000	0	*
Don Simpson	4,000	0	4,000	8,000	8,000	0	*
Ben Doherty	10,750	0	10,750	21,500	21,500	0	*
Robert Moore(11)	5,375	0	5,375	10,750	10,750	0	*
Charlene Taylor	10,000	0	10,000	20,000	20,000	0	*
Bay Star Living Trust(12)	1,000	0	1,000	2,000	2,000	0	*
Sharpshooter II Inc(13)	1,000	0	1,000	2,000	2,000	0	*
Steve Monsrud	1,000	0	1,000	2,000	2,000	0	*
TJ Ventures(14)	1,000	0	1,000	2,000	2,000	0	*
Samal Jarkaran	8,000	0	8,000	16,000	16,000	0	*
Kent Woods	2,000	0	2,000	4,000	4,000	0	*
Jeremy Betty	6,000	0	6,000	12,000	12,000	0	*
David Rodli(15)	145,000	0	0	145,000	145,000	0	*
Harold & Patsy Wright, NAD	150,000	0	0	150,000	150,000	0	*
Peter Garuccio	450,000	0	0	450,000	450,000	0	2.01%
Karl Roeche(16)	191,698	0	0	191,698	191,698	0	*
Don & Susan Denis(17)	2,500	0	2,500	5000	5,000	0	*
Barclay Isherwood	125,000	0	125,000	250,000	250,000	0	1.12%
Brenda Isherwood	31,250	0	31,250	62,500	62,500	0	*
Vince Francis	15,000	0	15,000	30,000	30,000	0	*
Mark Millett	12,500	0	12,500	25,000	25,000	0	*
Ernie Storms	26,920	0	26,920	53,840	53,840	0	*
George VonBuzzay(18)	12,500	0	12,500	25,000	25,000	0	*
TOTAL	1,886,893	0	830,195	2,717,088	2,717,088	0	1

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common Stock relating to warrants currently exercisable or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The percent of beneficially owned common stock is based on 21,450,195 shares of common stock issued and outstanding as of December 31, 2008 and the 1,030,195 shares of common stock issuable within 60 days through the exercise of warrants, for a total beneficially owned common stock of 22,480,390 shares of common stock.

(3)

Leo Sauve is the father of Eric Sauve, the Company's President, CEO, CFO and Director. Leo Sauve currently holds two Non-Transferable Convertible Notes, as described on page 3 and 4 of this Prospectus, in the amounts of $10,000 and $16,000 at a per annum interest rate of 12%.

(4)	Maureen Sauve is the mother of Eric Sauve, the Company's President, CEO, CFO and Director.
(5)	Valerie Sauve is the sister of Eric Sauve, the Company's President, CEO, CFO and Director.
(6)	Lauren Sauve is the sister of Eric Sauve, the Company's President, CEO, CFO and Director.
(7)	Mike Miller, the sole owner of Miller Design, votes on behalf of the shares beneficially owned by Miller Design.
(8)

Barclay Isherwood, the sole owner of BCI Ventures, Inc., votes on behalf of the shares beneficially owned by BCI Ventures, Inc. BCI Ventures, Inc. currently holds one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $200,000 at a per annum interest rate of 12.5%.

(9)	Karen Addison currently holds one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $500 at a per annum interest rate of 12.5%.
(10)	Ed Zurick, the sole owner of Stew Group, votes on behalf of the shares beneficially owned by Stew Group.
(11)	Robert Moore currently holds one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $10,000 at a per annum interest rate of 12.5%.
(12)	Ron Kowalski, the sole trustee of Bay Star Living Trust, votes on behalf of the shares beneficially owned by Bay Star Living Trust.
(13)	Ray Kurzon, the sole owner of Sharpshooter II, Inc., votes on behalf of the shares beneficially owned by Sharpshooter II, Inc.
(14)	Jim Herbert, the sole owner of TJ Ventures, votes on behalf of the shares beneficially owned by TJ Ventures.
(15)

David Rodli, Esq. represents Grant Hartford Corporation as General Legal Counsel and currently acts as the Company's Registered Agent. David Rodli represents Commonwealth Resources, L.L.C. as General Legal Counsel.

(16)

Karl Roesche is the sole owner of River Terrace Estates, Inc. River Terrace Estates, Inc. currently holds one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $10,000 at a per annum interest rate of 14%. River Terrace Estates, Inc. is the owner of record of the Free Coin patented mineral claim, which is currently leased with an option to purchase by Commonwealth Resources, LLC. through the Mining Lease described on page 1 and 2 of this Prospectus.

(17)	Don & Susan Dennis currently hold one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $5,000 at a per annum interest rate of 12.5%.
(18)	George VonBuzzay currently holds one Non-Transferable Convertible Note, as described on page 3 and 4 of this Prospectus, in the amount of $20,000 at a per annum interest rate of 12.5%.

PLAN OF DISTRIBUTION

We are registering the issued common stock, and the issuable common stock upon the exercise of the warrants, to permit the resale of such common stock by the selling shareholders, from time to time, after the date of this Prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common stock, but we will receive the proceeds from the exercise of 830,195 warrants. We will receive $1,363,440, if all of the warrants are exercised. We will bear all fees and expenses incurred to register the common stock.

The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions initially at a fixed price of $0.80 unless and until a public market for such shares is developed or the shares become quoted on the OTCBB, following which the selling shareholders may then sell their shares at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve cross or block transactions;

*	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
*	in the over-the-counter market;
*	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
*	through the writing of options, whether such options are listed on an options exchange or otherwise;
*	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
*	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
*	an exchange distribution in accordance with the rules of the applicable exchange;
*	privately negotiated transactions;
*	short sales;
*	sales pursuant to Rule 144;
*	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
*	a combination of any such methods of sale; and
*	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common stock to or through underwriters, broker-dealers or agents; such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell common stock short and deliver common stock covered by this Prospectus to close out short positions. The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this Prospectus. The selling shareholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus. In the case of any such transfers, we will amend this Prospectus by filing a prospectus supplement disclosing the names and other required information about the transferee, who would become a selling shareholder under the Registration Statement of which this Prospectus is a part.

The selling shareholders and any broker-dealer participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common stock registered pursuant to the Registration Statement, of which this Prospectus forms a part. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the common stock; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this Prospectus or we may be entitled to contribution.

Once sold under the Registration Statement, of which this Prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

Penny Stock Rules

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," which for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or having an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person's account for transactions in penny stocks; and
*	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
*	In order to approve a person's account for transactions in penny stocks, the broker or dealer must:
*	obtain financial information and investment experience objectives of the person; and
*

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

A broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

*	sets forth the basis on which the broker or dealer made the suitability determination; and
*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If a broker or dealer violates the Penny Stock rules, the investor may be entitled to rescission of the transaction in which he or she bought stock subject to Rule 15g-9.

DESCRIPTION OF SECURITIES

Common Stock

Voting Rights

All of our shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by stockholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is permitted. (See "Risk Factors - Voting Control by Commonwealth Resources, LLC.".)

Liquidation Rights

In the event of liquidation of our Company, each stockholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities. All of our shares of common stock issued and outstanding are fully paid and nonassessable.

Dividend Rights

Holders of our shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, and if, declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

At the time of Grant Hartford Corporation's 2007 Exempt Offering of $0.50 per share, the Company issued one warrant exercisable at $1.50 until 5:00pm Montana time on October 31, 2010, the exercise date for each share of the Company's no par value common stock purchased at $0.50. The Warrants can be exercised all or in part upon the Warrantholder delivering written notice of exercise along with payment in full of the Exercise Price. The following table describes the warrants issued with this offering.

	December 31, 2007
	Number	Exercise Price
Outstanding, beginning of period	0	$ 0
Granted	793,900	1.50
Exercised	0	0
Expired	0	0

Outstanding, end of period	793,900	$ 1.50

At the time of Grant Hartford Corporation's 2008 Exempt Offering of $0.80 per share, the Company issued one warrant exercisable at $2.00 on May 31, 2010, the exercise date for each share of the Company's no par value common stock purchased at $0.80. The Warrants can be exercised all or in part upon Warrantholder delivering written notice of exercise along with payment in full of the Exercise Price. The following table describes the warrants issued with this offering.

	December 31, 2008
	Number	Exercise Price
Outstanding, beginning of period	793,900	$ 1.50
Granted	236,295	2.00
Exercised	0	0
Expired	0	0

Outstanding, end of period	1,030,195	$ 1.61

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Columbia Stock Transfer Company of Coeur D'Alene, ID.

LEGAL MATTERS

Certain legal matters in connection with the registration of the common stock hereunder will be passed upon for us by our legal counsel, Raul N. Rodriguez, Esq.

EXPERTS

Our financial statements included herein as of and for the years ended December 31, 2008 and December 31, 2007, have been audited by Rotenberg & Co,. L.L.C., certified public accountants, as set forth in their report included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in this Prospectus has any interest in our Company, with the exception of David Rodli, GHC's Registered Agent and General Counsel who is the beneficial owner of 145,000 shares of the Company's no par value common stock which is included in the Selling Shareholder's Shares. David Rodli, Esq., has been General Counsel for the Company since its inception; he received 5,000 shares of the Company's no par value common stock in lieu of legal services. Aaron Charlton, a related party, issued to Mr. David Rodli 140,000 shares of GHC's no par value common stock from his holdings of GHC common stock as payment for past legal services. No expert or counsel was hired on a contingent basis, will receive additional direct or indirect interest in our Company, or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, our Company.

The project summary of the Garnet Project dated December, 1992 titles "Garnet Project Summary" was prepared by Pegasus Gold Corporation.

The mineral property valuation of the Garnet Project dated September, 1999 titles "Mineral Property Valuation Garnet and Copper Cliff Mining Districts Granite and Missoula Counties Montana" was prepared by John C. Brower, Ph.D., Mineral Economist, Certified Professional Geologist No. 06853.

The geological report on the Garnet Area Gold Mining Property dated April 12, 2007 titles "Geologic Examination of the Economic Potential For Gold Mining At The Garnet Area Gold Mining Property" was authored by Thomas J. Peters, Geologist, WA License No. 2002.

The 2008 drill report for the Company's current operations dated March 22, 2009 titles "Nancy Hanks Project Geology And Drilling Report For 2008" was authored by J. Robert Flesher, on behalf of Grant Hartford Corporation.

The legality of the shares of common stock being registered has been passed upon by Raul N. Rodriguez, Esq., Rodriguez & Associates, 1011 Pennsylvania St., Unit B, Denver, CO 80203.

WHERE YOU CAN BEST FIND MORE INFORMATION

This Prospectus is a part of a Registration Statement on Form S-1 of Grant Hartford Corporation, which we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information contained in the Registration

Statement and the exhibits and schedules thereto. As such we make reference in this Prospectus to the Registration Statement and to the exhibits and schedules thereto. For further information about us, you should consult the Registration Statement and the exhibits and schedules thereto.

We will file annual, quarterly and special reports and other information with the SEC. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov). Although it is not part of this Prospectus, you may find additional information about us at our website, www.granthartford.com, where our products are discussed in more detail.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
FINANCIAL STATEMENTS
December 31, 2008

Index to Financial Statements:

PAGE #

Report of Independent Registered Public Accounting Firm	F-3

Balance Sheets as of December 31, 2008 and 2007 (Restated)	F-4

Statement of Operations for the Year ended December 31, 2008, Since Inception March 15, 2007 to December 31, 2007, and Since Inception March 15, 2007 to December 31, 2008 (Restated)	F-5

Statement of Stockholders' Equity (Deficit) (Restated)	F-6

Statement of Cash Flows for the Year ended December 31, 2008, Since Inception March 15, 2007 to December 31, 2007, and Since Inception March 15, 2007 to December 31, 2008 (Restated)	F-7 to F-8

Notes to Financial Statements	F-9 to F-21

i

585-295-2400 *:585-295-2150 (fax) 1870 Winton Road South*Rochester, NY 14618*www.rotenbergllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Grant Hartford Corporation

     We have audited the accompanying balance sheets of Grant Hartford Corporation as of December 31, 2008 and 2007, and the related statements of o0perations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2008, for the period from the date of inception (March 15, 2007) through December 31, 2007 and for the period from the date of inception (March 15, 2007) through December 31, 2008. Grant Hartford Corporation's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of this internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grant Hartford Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, for the period from the date of inception (March 15, 2007) through December 31, 2007 and for the period from the date of inception (March 15, 2007) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 13 to the financial statement, certain errors were discovered by management of the Company that were previously reported as of December 31, 2008 and 2007. Accordingly, the financial statements at December 31, 2008 and 2007 have been restated to correct the error.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses and inability to generate revenue from operations raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Rotenberg & Co., LLP

Rochester, New York
April 29, 2009 (August 7, 2009 as to the effects of the restatements discussed in Note 13)

F-3

GRANT HARTFORD CORPORATION (A Development Stage Company)
BALANCE SHEETS
AS AT DECEMBER 31, 2008 and 2007

	(Restated) December 31, 2008	(Restated) December 31, 2007

ASSETS

Current Assets
Cash	$ 1,535	$ 90,873
Prepaid expenses & deposits	32,373	28,377
Total Current Assets	33,908	119,250
Non-current Assets
Equipment, net of accumulated depreciation of $354 and $47, respectively.	2,211	1,383
Mineral rights	2,667,917	2,477,917
Total Non-current Assets Total Assets	2,670,128 $ 2,704,036	2,479,300 $ 2,598,550

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$ 240,700	$ 0
Due to related parties	187,776	0
Option payment: mineral rights	214,012	35,822
Liability to issue shares	0	625,000
Short-term notes	9,350	0
Total Current Liabilities	651,838	660,822

Long-Term Liabilities
Convertible notes payable	$ 271,500	$ -

Total Liabilities	923,338	660,822

Stockholders' Equity (Deficit)
Common Stock: No par value; 100,000,000 shares authorized, issued and outstanding 21,450,195 and 16,213,900, respectively	2,999,621	2,185,585
Accumulated deficit - exploration stage	(1,218,923)	(247,857)
Total Stockholders' Equity (Deficit)	1,780,698	1,937,728

Total Liabilities and Stockholders' Equity (Deficit)	2,704,036	2,598,550

The accompanying notes are an integral part of these financial statements.

F-4

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF OPERATIONS

+
	(Restated) Year Ended December 31,	(Restated) Since Inception March 15, 2007 to December 31	(Restated) Since Inception March 15, 2007 to December 31
	2008	2007	2008

Revenue	$ 0	$ 0	$ 0

Expenses
Financial conference fees	14,500	16,750	31,250
Management fees	269,500	87,775	357,275
General and administrative	134,490	69,279	203,769
Professional fees	96,748	10,864	107,612
Geological and property expenses	385,106	29,671	414,777
Interest expense	9,467	895	10,362
Surface access lease payments	61,255	32,623	93,878

Net loss for the period	$ (971,066)	$ (247,857)	$(1,218,923)

Loss Per Share:
Basic and Diluted	$ (0.045)	$ (0.016)	$ (0.066)

Weighted Average Number of Shares Outstanding:

Basic and Diluted	21,568,343	15,763,475	18,577,298

The accompanying notes are an integral part of these financial statements.

F-5

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
DECEMBER 31, 2008 and 2007

	Common Stock Number of Shares Issued	(Restated) Value	(Restated) Accumulated Deficit-Development Stage	(Restated) Stockholder Equity (Deficit)
Balance: March 15, 2007	0	$ 0	$ 0	$ 0

Common stock issued for cash	1,062,900	426,450		426,450
Common stock issued for mineral rights	14,000,000	1,750,000		1,750,000
Common stock issued to founders	1,135,000	1,135		1,135
Common stock issued in exchange for services	16,000	8,000		8,000
Net loss for period	_________	_______	(247,857)	(247,857)

Balance: December 31, 2007	16,213,900	2,185,585	(247,857)	1,937,728

Common stock issued for cash	230,670	184,536		184,536
Common stock issued for mineral rights	5,000,000	625,000		625,000
Common stock issued in exchange for services	5,625	4,500		4,500
Net loss for the period	__________	________	(971,066)	(971,066)

Balance: December 31, 2008	21,450,195	$2,999,621	$(1,218,923)	$1,780,698

The accompanying notes are an integral part of these financial statements.

F-6

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	(Restated) Year Ended December 31,	(Restated) Since Inception March 15, 2007 to December 31,	(Restated) Since Inception March 15, 2007 to December 31,
	2008	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss) Income for the period	$(971,066)	$(247,857)	$ (1,218,923)

Non-cash adjustments:
Common stock issued in exchange for services:	4,500	9,135	13,635
Depreciation expense	307	47	354

Cash flows from operating activities:
(Increase)/decrease in prepaid expenses and deposits	(3,996)	(28,377)	(32,373)
Increase/(decrease) in accounts payable and accrued expenses	240,700	0	240,700
Increase/(decrease) in due related parties	187,776	0	187,776
Net cash used in operating activities	(541,779)	(267,052)	(808,831)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equipment	(1,135)	(1,430)	(2,565)
Investment in mineral property	(11,810)	(67,095)	(78,905)
Net cash used in investing activities	(12,945)	(68,525)	(81,470)

CASH FLOWS FROM FINANCING ACTIVITIES

Net proceeds from short-term debt	9,350	0	9,350
Common stock issued	184,536	426,450	610,986
Long term loans	271,500	0	271,500
Net cash used in financing activities	465,386	426,450	891,836

Change in cash during the period	(89,338)	90,873	1,535

Cash, beginning of period	90,873	0	0

Cash, end of period	$ 1,535	$ 90,873	$ 1,535

SUPPLEMENTAL DISCLOSURES

Interest paid	$ 1,804	$ 895	$ 2,699
Income taxes paid	$ 50	$ 0	$ 50

The accompanying notes are an integral part of these financial statements.

F-7

GRANT HARTFORD CORPORATION (A Development Stage Company)
STATEMENT OF CASH FLOWS (continued)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the years ended December 31, 2007 and 2008, the Company issued 14,000,000 common shares valued at $1,750,000 and 5,000,000 common shares valued at $625,000, respectively, for the option to purchase the mineral rights.

During the year ended December 31, 2007, the Company entered into a lease and option agreement with Commonwealth Resources, LLC (see Note 3). The agreement is a seven year commitment that allows the Company access rights to the property and the option to purchase the mineral rights (excluding surface rights). During the year ended December 31, 2007, the Company capitalized the mineral rights totaling $102,917. Only $67,095 was paid in cash, and as such, the balance of $35,822 was shown on the balance sheet as a current liability. During the year ended December 31, 2008, the same transaction occurred with mineral rights being capitalized in the amount of $190,000. $11,810 was paid in cash against the outstanding balance at December 31, 2007, leaving an unpaid balance of $214,012 as of December 31, 2008.

The accompanying notes are an integral part of these financial statements.

F-8

GRANT HARTFORD CORPORATION (An Exploration Stage Comany)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

1.     BASIS OF PRESENTATION AND CONTINUANCE OF OPERATIONS

Grant Hartford Corporation (the "Company") was organized under the laws of the State of Montana on March 15, 2007. Since inception, the Company has been engaged in definition drilling to quantify a gold reserve. The financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). The Company maintains its books and prepares its financial statements on the accrual basis of accounting. In the opinion of the Company's management, its audited annual financial statements contain all adjustments necessary in order to present a fair statement of the results for the period presented. All adjustments are of a normal recurring nature.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future.

December 31, 2008
Working Capital	$ (617,930)
Deficit	$(1,218,923)

The Company intends to correct any deficiency in working capital through the sale of its common equity to investors and non-convertible debt instruments in order to fund its development in 2009.

2.     SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents:    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash at financial institutions which may periodically exceed federally insured amounts.

Net income (or loss) per common share ("EPS") is computed in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income (loss) by weighted average shares outstanding. Diluted EPS includes the dilutive effect of stock options and warrants issued.

Equipment is recorded at cost and depreciated on a straight-line basis using the following useful lives:

Computer hardware and software	3-5 years
Machinery and equipment	4-7 years
Furniture and fixtures	5-10 years

All maintenance and repair costs are charged to operations as incurred. The cost and accumulated depreciation for equipment sold, retired, or otherwise disposed of are removed from the accounts, and the resulting gains or losses are reflected in earnings.

F-9

GRANT HARTFORD CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:    For certain of the Company's financial instruments, including cash and cash equivalents, accounts payable, and option payment on mineral property, the carrying amounts approximate fair values due to their short maturities.

Mineral Property Exploration:    The Company expenses the costs incurred to conduct exploration, assay work, drill and equip exploratory sites within the claims groups that are not determined to have proven reserves. A reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven (Measured) Reserves are those for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are wellestablished. Probable (Indicated) Reserves are those for which quantity and grade and/or quality are computed form information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Geological and geophysical costs and costs of carrying and retaining unproved sites are expensed. Potential mineral properties are periodically assessed for impairment of value under SFAS 144 and EITF 04-3 and a loss will be recognized at the time of impairment.

The Company is in the "Exploration Stage" and is engaged in the exploration of the Garnet mineral property in order to identify the presence of proven/probable reserves. The Company has not begun exploitation of these deposits. As a result, no amounts have been capitalized related to mineral property exploration as of December 31, 2008 and 2007.

Accumulated mineral property costs are amortized using the units-of production ("UOP") method based on estimated recoverable ounces or pounds in proven and probable reserves.

F-10

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

3. MINING OPERATIONS

The Company's mining property is located in Granite County near the ghost town of Garnet, Montana. The property is accessible year round by 4-wheel drive vehicles on County and private roads.

Acquisition of the Patented and Unpatented Mineral Claims

The Company acquired an exclusive option to purchase 100% ownership in the mineral deeds to 23 patented mineral claims and 122 unpatented mineral claims covering approximately 2,000 acres located within the Garnet Mining District of Granite County, Montana from Commonwealth Resources, LLC. The President and CEO of the Company, Eric Sauve, and the Company's Senior Consultant, Aaron Charlton, are also owners in Commonwealth Resources, LLC. The owner of record for the 122 unpatented claims and the 22 patented claims is Commonwealth Resources, LLC, who holds these claims subject to the terms and conditions in the Option Agreement between Commonwealth Resources, LLC and our Company, Grant Hartford Corporation. The owner of record of one (1) patented claim, the Free Coin, is River Terrace Estates, Inc. Commonwealth Resources, LLC holds a purchase agreement and mining lease on this claim which has been assigned to Grant Hartford Corporation.

Option Agreement

The Company entered into an option agreement with Commonwealth Resources, LLC (Commonwealth), a related party, with effect from June 15th, 2007. The agreement gives the Company an exclusive option to purchase the mineral rights (excluding surface rights) on the 23 patented mining claims and an exclusive option to purchase 122 unpatented mining claims for a period of seven years.

Significant terms of the agreement are as follows:

1.	Issue 19,000,000 Grant Hartford Corporation common shares at par value to Commonwealth resources, LLC;
2.

Make annual option payments of $190,000 to Commonwealth Resources, L.L.C. for a period of up to five years, starting June 15, 2007 and ending either the earlier of the option exercise or June 15, 2012;

3.	Make annual option payments of $400,000 to Commonwealth Resources, L.L.C. starting June 15, 2012 and ending June 15, 2014 in order to extend the option period for an additional two years;
4.	Make annual access lease payments of $60,000 starting June 15, 2007 and continuing for the life of the project;
5.

Pay a purchase price of $7,000,000 to Commonwealth Resources, L.L.C. for the ownership of the mineral rights at any time within the first five years of the contract or in the two option extension years should the Company so elect.

6.	During the Option period, gold ore production must not exceed 100 tons per day;
7.	The Company must pay Commonwealth Resources, LLC a 5% Net Smelter Return on all gold produced during the Option period.
8.	As of December 31, 2008, $78,905 of option payments have been paid resulting in an accrual on the balance sheet of $214,012.

F-11

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

3. MINING OPERATIONS (Continued)

History of Previous Operations

The following is a brief history of previous operations, including, insofar as known, the names and dates of previous operators: Between 1896 and 1942, geological reports indicate that the Nancy Hanks, Lead King, Dewey, International and Tiger mines were active on the Garnet property. The year of 1942 marked the beginning of World War II, causing mining to cease until the 1960's when Anaconda Corporation began its exploration programs on portions of the Garnet Property. From 1966 to 1971, American Mining Corporation owned and conducted its own exploration on the Garnet Property. Western Energy Corporation, a mining exploration subsidiary of the Montana based power utility, Montana Power Company, conducted exploration of the Garnet Property from 1987 to 1989. Pegasus Gold Corp. ("Pegasus"), which was a mid size gold producing Company in the 1980's and mid 1990's, optioned the Garnet Property between 1989 and 1993. Trans-Global Resources, N.L., which was an exploration company listed on the ASX and NASDAQ had a 56% interest of the Garnet Property from 1991 to 1993.

In Pegasus' exploration of the Garnet Property they identified mineralized material in two of Grant Hartford Corporation's mining claims that are under option through Commonwealth Resources, L.L.C. Subsequently the Company used these previous exploration results from the Nancy Hanks and Dewey patented claims, as a basis for our current exploration plans. Several of the following excerpts and summarizations from the "Garnet Project Summary, December 1992," prepared by Pegasus Gold Corporation ("1992 Report") and the "Mineral Property Valuation, Garnet and Copper Cliff Mining Districts," prepared by John C. Brower, Ph.D. (1999 Report) are provided and outline the Pegasus operations on the Garnet Property. For more information and the view the entire 1992 or 1999 Reports, please refer to our website, www.granthartford.com.

"Between December, 1989, and December 1992, Pegasus Gold conducted an exploration program covering over 22 square miles and employing airborne magnetics and resistivity, ground, magnetics, IP, and resistivity surveys. Drill targets were defined using geologic mapping, [and] rock, soil and trench geochemistry. Fourteen targets were drill tested with 147 reverse circulation holes (47,601 feet), and six core holes (1,710 feet)." This exploration program designated mineralized material located in "the Nancy Hanks deposit using 16 north-south cross sections," and reported "tonnages for 129 polygonal blocks on these cross sections as defined by intercepts in 43 reverse circulation drill holes, nine trenches, and three core holes." These calculations resulted in designated mineralized material of 3.2 million tons, with an average grade of 0.04 ounces AU per ton." For more information and to view the entire 1992 Report, please refer to our website, www.granthartford.com.

The 1999 Report further discusses the Pegasus exploration plan and states that the "...Dewey/Nancy Hanks and Cascade zones were constructed by Pegasus, showing drill holes and intercepts of" mineralized material and other geology. Pegasus completed their calculations "manually by drawing polygons on the cross sections, and with polygon cross sectional areas determined by use of planimeters. Polygons were then extended halfway to the adjacent cross section to determine volume and tonnage." Pegasus created Ninety-three blocks on ten cross sections.

F-12

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

3. MINING OPERATIONS (Continued)

"The approach employed by Pegasus is suitable as a first approximation, early indication type of estimate, to determine whether enough gross grade and tonnage is present to merit further work, but is far too generalized for feasibility decisions. More sophisticated analytical techniques using computer models (bellow) can reveal ore grades and gross tonnages that differ significantly from first approximations. They can be substantially higher or lower, due to more selective designation of what is ore and what is waste, which can subsequently expand or contract mineable zones." The 1999 Report goes on to suggest that John C. Brower used "the drill hole data from Pegasus in computer mine modeling, namely the commonly used proprietary programs SURPAC and THREE-D. SURPAC to generate a mine block model, in this case with user defined mine blocks 100 feet square and 50 feet high. Modeling utilized 62 drill holes in the Dewey/Nancy Hanks area and 17 in the Magone & Anderson, with an average spacing of 250 feet apart." The 1999 Report's "prefeasibility model was based on a 6-year mine life, followed by two years of reclamation," and prescribed the removal of 6,972,000 short tons of designated mineralized material which had an average grade of "0.086 troy ounces per short ton." For more information and the view the entire 1999 Report, please refer to our website, www.granthartford.com.

These results from the Pegasus Exploration Plan, which were further interpreted by the 1999 Report, are the basis for Grant Hartford Corporation's initial exploration plans and give rise to our plans for expanding exploration on the property and proceeding with a pre-feasibility or scoping study in order to determine the existence of proven/ probable reserves on the Garnet Mineral Property.

Current Operations

The Company's 2008 exploration program was designed to quantify, through the use of definition drilling, both open pit and underground mine mineralized material targets identified by the previous Pegasus exploration program. The Company intends to use this information to proceed with prefeasibility or scoping studies in order to determine an updated existence of proven/ probable reserves.

During 2008, GHC completed 54 drill holes, with total drill footage of 12,497.5 feet. These holes were completed by O'Keefe Drilling using reverse circulation drill rigs. All holes were completed during the third and fourth quarters of 2008. Original drill plans included drilling on over eight (8) targets. Due to the promising results obtained in the first three zones drilled, drilling was concentrated on these three mineralized material zones. The drilling plan called for definition drilling near high-grade mineralized material zones encountered by Pegasus between 1989 and 1992. The drilling resulted in 1,879 samples generally representing five (5) foot intervals were sent for assay. Shorter intervals were sampled when vein systems were able to be identified. 229 samples were run in duplicates of 2-4 repeats. This represents a 12.2% assay duplication.

The Company's 2008 exploration program discovered and expanded mineralized material zones identified by Pegasus in the East Dewey and North Dewey zones. Drilling on the Nancy Hanks deposit confirmed mineralized material tonnage and grade, as identified by Pegasus, with open boundaries in several directions. A new mineralized material zone at the 200 foot level in the area of the Nancy Hanks pit was discovered which is open in three directions. Through the Company's current input of the Company's 2008 drill data and the Pegasus drill data into a sub-surface mine modeling programs the Company hopes to assist in proceeding with a pre-feasibility or scoping study to determine the updated existence of proven/probable reserves.

F-13

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

3. MINING OPERATIONS (Continued)

The Company's 2009 Exploration Plan is based on recommendations from its 2008 Drilling report written by Vice President of Mining and Geology, J. Robert Flesher:

1.

Enter all existing geological, geophysical and geochemical data, including the Pegasus drilling data, and the Company's 2008 drilling data, into a sub-surface 3D mine modeling program to determine an updated mineralized material calculation;

2.

Engage a metallurgical lab to analyze samples from the 2008 exploration program to determine the correct grind size, and conduct specific gravity concentration and flotation tests, in order to determine a flow sheet;

3.	Based on the data from the flow sheet, engage an engineering firm to design and provide bids for the construction of a milling facility to process high grade mineralized material;
4.	Engage a Geophysical firm to conduct Induced Polarization tests on the North Dewy target to identify additional anomalous areas for drilling during the 2009 season;
5.	Engage an underground mining engineer to provide cost estimates for underground mineralized material extraction on future identified deposits;
6.

Drill up to 150 reverse circulation holes on targets identified in the area of the Nancy Hanks and Dewey to block out mineralized material for possible extraction, and to complete definition drilling to improve the Nancy Hanks' open pit mineralized material calculation in order to determine the possible existence of proven/probable reserves;

7.

Upon completion of the 2009 exploration program, engage an engineering firm to proceed with a prefeasibility or scoping study in order to determine the existence of proven/probable reserves and the possible utilization of open pit mining methods;

8.

Drill at least 2 additional high grade targets of the 16 defined high grade mineralized material targets, as identified in previous drill programs. Additional exploration and drilling to sufficiently establish continuity between drill holes on the Free Coin and Willie claims and the Tostman and Cascade claims. These claims were permitted and bonded in the 2008 Exploration Plan.

There are no production or milling operations on the property, as of today. There is no electric power on the property. Any future mining or milling operation will require either power lines to reach the property or the generation of power on site. The Company has retained CDM Engineering of Helena, MT to conduct a cost estimate for power requirements.

Property Geology

In order to provide a brief overview and description of the rock formations and mineralization, present on the Garnet Mineral Property, and of which Grant Hartford Corporation is currently exploring, the following excerpts from the "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation ("Garnet Project Summary") are included below. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

F-14

"Near the Garnet mining district, the northwest-plunging Deep Creek anticline is intruded on its northern flank by granodiorite of the Garnet Range stock. The formations in contact with the granodiorite include silty quartzites of the upper Proterozoic Garnet Range Quartzite (Missoula Group), vitreous Cambrian Flathead Quartzite, shales and silty carbonates of the Cambrian Wolsey Shale, dolomites and gray limestone of the Cambrian Meagher Limestone, poorly exposed Cambrian Park Shale, light colored dolomite and limestone of the Cambrian Pilgrim Formation, thin-bedded limestones and calcareous shales of the Cambrian Red Lion and Devonian Maywood Formations (mapped as a single unit), and black, carbonaceous limestones and dolomites of the Devonian Jefferson Formation.

Within a thousand feet of the granodiorite, contact metamorphism is well developed in thesedimentary rocks. Limestones are recrystallized to coarsely crystalline marbles, carbonaceous limestones and dolomites are bleached white with some recrystallized graphite observed, impure carbonates and silty shales are commonly converted to anhydrous skarn assemblages (principally garnet-epidote-diopside), and silty quartzites contain prominent clots of biotite-andalusite-cordierite, creating the distinctive spotted hornfels that district miners called "birdseye porphyry".

Most of the intrusive contacts mapped in the district are north-dipping and conformable to bedding. Northdipping sills are abundant within a thousand feet of the plutonic contact. However, the stock itself is probably not conformable. Regional aeromagnetic maps indicate that a thin shelf of sedimentary rock extends for more than a mile away from the contact. Granitic rocks are probably present at shallow depths beneath the sedimentary rocks before dropping off abruptly at the edge of the stock. The many sills in this shelf of sedimentary rock probably contributed to the widespread contact metamorphism observed in the district.

Mineralized material-hearing "quartz vein zones dip from 30 to 50 degrees northward in the Garnet district, and from 30 to 45 degrees southward at Coloma. These veins were responsible for an estimated 150,000 ounces of gold production from the Garnet and Coloma mines, as well as for much of the estimated 500,000 ounces of placer gold from nearby creeks" which were obtained during the pre-1942 historical mining period of the region.

Four major vein systems are present in the Garnet District. All four strike generally east-west, and dip at shallow to moderate angles toward the north. The most northerly of these is the Nancy Hanks system which includes the International, Shamrock, Dewey, and Nancy Hanks veins. These veins occur within the granodiorite, or along the contact with marbles and shales of the Jefferson, Red Lion, and Maywood Formations. The vein systems are anastomosing networks of north-dipping veins and veinlets, with abundant subhorizontal ladder veinlets cutting the granodiorite between the main veins. The veins and veinlets are predominantly milky white or clear quartz with minor calcite and/or ankerite. Up to 2% pyrite can be found in the veins, but trace amounts are more typical. Away from the major veins, the granodiorite is strongly propylitized for a few inches up to several feet with minor amounts of disseminated pyrite. Trace amounts of quartz veinlets are sometimes responsible for" mineralized material drill intercepts. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

F-15

GRANT HARTFORD CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

4. MINERAL RIGHTS

	Balance	Impairment Recognized	Net Book Value

Garnet, Montana stock issued 06/15/2007	$2,375,000	$ -	$2,375,000
Garnet, Montana option agreement through 12/31/2007	102,917	-	102,917
Garnet, Montana option agreement through 12/31/2008	190,000	-	190,000
TOTAL			$2,667,917

The Company has not begun exploitation of mineral reserves; no impairment on the accumulated mineral property has been recorded.

5. SHORT-TERM NOTES

The Company has two (2) short-term notes with Commonwealth Resources, LLC and Garnet Range Resources, LLC, related parties. The notes bear interest of 0% payable on or before December 2009. If the sum is not paid when due, interest shall accrue at a rate of 15% per annum from date of default, or declaration of default, whichever shall occur first. The balance of these notes at December 31, 2008 was $9,350.

6. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	December 31, 2008	December 31, 2007

Non-transferable convertible notes, with interest from 12% - 14% paid semi-annually, maturing from July 2010 to September 2010 to November 2010. These notes may be paid in full or part before the maturity date. They are also convertible at the lenders' discretion for shares of common stock at a rate equal to 95% of the initial share price quoted on the first day listed on the Over-The-Counter-Bulletin-Board or at the closing market price on the date the election is made. In addition, the lenders are to be issued common stock equal to 2.5% of the principal of the note as determined on the date the note is converted or matures.

	$ 271,500	$ -
	$ 271,500	$ -

Maturities of the long-term debt are as follows:
2009	-	$ -
2010	271,500	-
Thereafter	-	-
	$ 271,500	$ -

Accrued interest on the notes totaled $7,663 for the year ended December 31, 2008. This amount is included in accounts payable and accrued expenses on the balance sheet.

F-16

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

7. EQUITY

	Number of Shares	Share Capital

Authorized
100,000,000 common shares without par value

Issued
Shares issued to founders at $0.001 per share	1,135,000	$ 1,135
Private placement at $0.125 per share	280,000	35,000
Shares Issued for property acquisition at $0.125 per share	14,000,000	1,750,000
Private placement at $0.50 per share	782,900	391,450
Private placement/services performed at $0.50 per share	11,000	5,500
Shares to attorney at $0.50 per share	5,000	2,500

Balance as of December 31, 2007	16,213,900	2,185,585

Shares issued for property acquisition at $.125 per share	5,000,000	625,000
Private placement at $0.80 per share	230,670	184,536
Private placement/services performed at $0.80 per share	5,625	4,500

Balance as of December 31, 2008	21,450,195	$2,999,621

On March 22, 2007 the Company issued 1,000,000 common shares at a price of $0.001 per share to its President & CEO as founders' shares.

On March 23, 2007 the Company completed its first exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 280,000 shares of the Company's no par value common stock to two (2) accredited investors at a purchase price of $0.125 per share, for an aggregate price of $35,000.

On June 15, 2007 the Company issued 14,000,000 common shares at a price of $0.125 per share pursuant to the terms of an Option Agreement with Commonwealth Resources LLC regarding the Garnet mineral property.

On June 18, 2007 the Company issued 100,000 common shares at a price of $0.001 to one of its Directors as founders' shares.

On October 31, 2007 the Company completed a second exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 793,900 shares of the Company's no par value common stock to 45 accredited investors at a purchase price of $0.50 per share, for an aggregate price of $396,950. Included in this offering are 11,000 shares issued for services to be provided.

On October 24, 2007 the Company issued 25,000 common shares at a price of $0.001 to one of its Directors as founders' shares.

On December 10, 2007 the Company issued 10,000 common shares at a price of $0.001 per share to its Vice President as founders' shares.

On December 17, 2007 the Company issued 5,000 common shares at a price of $0.50 per share to its attorney pursuant to the terms of a retainer agreement.

F-17

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

7. EQUITY (Continued)

On January 24th, 2008 the Company amended its Option Agreement with Commonwealth Resources LLC in which the Company issued 5,000,000 common shares at a price of $0.125 per share in lieu of 5,000,000 preferred shares.

On May 31, 2008 the Company completed a third exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 236,295 shares of the Company's no par value common stock to 11 accredited investors at a purchase price of $0.80 per share, for an aggregate price of $189,036. Included in this offering are 5,625 shares issued for services provided.

Warrants

     Warrant transactions are summarized as follows for the period ended:

	December 31, 2007
	Number	Exercise Price
Outstanding, beginning of period	0	$ 0
Granted	793,900	1.50
Exercised	0	0
Expired	0	0

Outstanding, end of period	793,900	$ 1.50

	December 31, 2008
	Number	Exercise Price
Outstanding, beginning of period	793,900	$ 1.50
Granted	236,295	2.00
Exercised	0	0
Expired	0	0

Outstanding, end of period	1,030,195	$ 1.61

The Company issued warrants with each common share issued under a private placement between April 14, 2007 and October 31, 2007. Each warrant is exercisable at $1.50 into one common share of the Company until October 31, 2010.

The Company issued warrants with each common share issued under a private placement between April 1, 2008 and May 31, 2008. Each warrant is exercisable at $2.00 into one common share of the Company until May 31, 2010.

These shares were excluded from diluted earnings per share as their effect would be anti-dilutive.

F-18

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

8. DUE TO RELATED PARTIES

At December 31, 2008 a total of $187,776 (December 2007 - $0) is payable to directors and management for fees. These outstanding amounts payable are unsecured and non-interest bearing with no fixed terms of repayment.

9. INCOME TAXES

Income taxes are provided on the income earned in the financial statements. In accordance with SFAS "Accounting for Income Taxes," the Company applies the liability method of accounting for income taxes, under which deferred income taxes are provided to reflect the impact of "temporary differences" between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

The provision for income taxes consists of the following components:

	2008	2007

Current tax	$ 0	$ 0
Deferred tax benefit of net operating loss	$ (406,751)	$ (96,974)
Increasse in deferred tax asset valuation allowance	$ 406,751	$ 96,974

	$ 0	$ 0

The deferred tax benefits arose from the net operating losses incurred by the Company during the respective years. Net operating losses are currently allowed to be carried forward for twenty (20) years.

Deferred tax asssets as of December 31 consists of the following components:

	2008	2007

Deferred tax asset	$ 503,725	$ 96,974
Deferred tax asset valuation allowance	$ (503,725)	$ (96,974)

Net deferred tax asset	$ 0	$ 0

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. As the result of the implementation of the FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, the Company recognized no material adjustments to unrecognized tax benefits. At the adoption date of January 1, 2008 and as of December 31, 2008, the Company has no unrecognized tax benefits. By statute, tax years ending in December 31, 2007 through 2008 remain open to examination by the major taxing jurisdictions to which the Company is subject.

F-19

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

10. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

11. RECLASSIFICATIONS

Certain amounts in the prior year have been reclassified to conform with current year presentation.

12. SUBSEQUENT EVENTS

On April 8, 2009, the Company's amended articles of incorporation were approved to include authorization of 50,000,000 preferred shares with a par value of .0001.

13. REISSUANCE OF FINANCIAL STATEMENTS

As a result of the Securities and Exchange Commission (SEC) comments, we have reissued the financial statements to restate the following:

-	Management has determined the Company is an exploration stage company, not a development stage company. Titles through the financial statement have been changed.
-

As the Company is still an exploration stage company, and that the reserves are not considered to be proven reserves as of 12/31/08, the expenditures for the exploration are to be reclassified as an expense and not capitalized as an asset. See the following table for the restatement of amounts reported.

-

Management has determined that the stock issued in accordance with the option agreement had a more readily determinable value than that of $1. Therefore, the common stock and mineral property were restated on the balance sheet to reflect the new value of the shares issued, and these values are disclosed in the supplemental disclosure of non-cash investing and financing activities of the statements of cash flows, and in the notes to the financial statements. See the following table for the restatement of amounts reported.

-

The option agreement for mineral rights has a termination clause that allows the Company to avoid future obligation. Therefore, the liability for the agreement is limited to the amount incurred to date and should not include the remaining portion of the annual renewal. See the following table for the restatement of amounts reported.

F-20

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

13. RECLASSIFICATIONS (Continued)

	December 31, 2008
	As Previously Reported	As Restated
Balance Sheet
Mineral rights	765,107	2,667,917
Total Non-current Assets	767,318	2,670,128
Total Assets	801,226	2,704,036
Option Payment: mineral rights	301,095	214,012
Total Liabilities	1,010,421	923,338
Common stock	624,622	2,999,621
Accumulated deficit	(833,817)	(1,218,923)
Total Stockholders' Equity (Deficit)	(209,195)	1,780,698
Total Liabilities and Stockholders' Equity (Dificit)	801,226	2,704,036
Statements of Operations
Geological and property expenses	-	385,106
Net loss for the period	(585,960)	(971,066)
Statement of Stockholders' Equity (Deficit)
Common stock issued for mineral rights (Value)	-	625,000
Balance: December 31, 2008 (Value)	624,622	2,999,621
Balance: December 31, 2008 (Accumulated Deficit)	(833,817)	(1,218,923)
Balance: December 31, 2008 (Stockholder Equity (Deficit)	(209,195)	1,780,698
Statements of Cash Flows
Net (loss) income for the period	(585,960)	(971,066)
Investment in mineral rights	(396,916)	(11,810)
Net cash used in investing activities	(398,051)	(12,945)

	December 31, 2007
	As Previously Reported	As Restated
Balance Sheet
Mineral rights	190,001	2,477,917
Total Non-current Assets	191,384	2,479,300
Total Assets	310,634	2,598,550
Option Payment: mineral rights	122,905	660,822
Total Liabilities	122,905	660,822
Common stock	435,586	2,185,585
Total Stockholders' Equity (Deficit)	187,729	1,937,728
Total Liabilities and Stockholders' Equity (Dificit)	310,634	2,598,550
Statement of Stockholders' Equity (Deficit)
Common stock issued for mineral rights (Value)	1	1,750,000
Balance: December 31, 2008 (Value)	435,586	2,185,585
Balance: December 31, 2008 (Stockholder Equity (Deficit)	187,729	1,937,728

                     The restatements also affect the Supplemental Disclosure of Non-Cash Investing and Financing Activities, and Notes 1, 2, 4, 7, 9 and 11.

F-21

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
FINANCIAL STATEMENTS
March 31, 2009

Index to Reviewed Financial Statements

PAGE #

Balance Sheets as of March 31, 2009 (Unaudited) and December 31, 2008 (Restated)	F-1

Statements of Operations for the Three Months ended March 31, 2009 (Unaudited) and 2008, and Since Inception March 15, 2007 to March 31, 2009 (Unaudited) (Restated)	F-2

Statements of Stockholders' Equity (Deficit) (Unaudited) (Restated)	F-3

Statements of Cash Flows for the Three Months ended March 31, 2009 and 2008 (Unaudited), and Since Inception March 15, 2007 to March 31, 2009 (Restated)	F-4 to F-5

Notes to Financial Statements	F-6 to F-19

i

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
BALANCE SHEETS
AS OF MARCH 31, 2009 (Unaudited) and DECEMBER 31, 2008

	(Restated) March 31, 2009	(Restated) December 31, 2008
	(Unaudited)

ASSETS

Current Assets
Cash	$ 2,577	$ 1,535
Prepaid expenses &and deposits	17,329	32,373
Total Current Assets	19,906	33,908
Non-current Assets
Equipment, net of accumulated depreciation of $869 and $354, respectively.	1,696	2,211
Mineral rights	2,715,417	2,667,917
Total Non-current Assets Total Assets	2,717,113 $ 2,737,019	2,670,128 $ 2,704,036

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$ 197,526	$ 240,700
Due to related parties	223,253	187,776
Option payment: mineral rights	253,099	214,012
Short-term notes	206,050	9,350
Total Current Liabilities	879,928	651,838

Long-Term Liabilities
Convertible notes payable	271,500	271,500

Total Liabilities	1,151,428	923,338

Stockholders' Equity (Deficit)
Common Stock: No par value; 100,000,000 shares authorized, issued and outstanding 21,450,195 and 21,450,195, respectively	2,999,621	2,999,621
Accumulated deficit - exploration stage	(1,414,030)	(1,218,923)
Total Stockholders' Equity (Deficit)	(1,585,591)	(1,780,698)

Total Liabilities and Stockholders' Equity (Deficit)	$ 2,737,019	$ 2,704,036

The accompanying notes are an integral part of these financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF OPERATIONS (Unaudited)

	(Restated) Three Months Ended March 31,		(Restated) Since Inception March 15, 2007 to March 31,
	2009	2008	2009

Revenue	$ 0	$ 0	$ 0

Expenses
Financial conference fees	0	0	31,250
Management fees	95,000	31,350	452,275
General and administrative	35,545	15,495	239,314
Professional fees	18,805	12,885	126,417
Geological and property expenses	22,185	1,900	436,962
Interest Expense	8,778	-	19,140
Surface access lease payments	14,794	15,007	108,672

Net loss for the period	$ (195,107)	$ (76,637)	$ (1,414,030)

Loss Per Share
Basic and Diluted	$ (0.009)	$ (0.004)	$ (0.075)

Weighted Average Number of shares outstanding:

Basic and Diluted	21,450,195	21,213,900	18,896,509

The accompanying notes are an integral part of these financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
MARCH 31, 2009 (Unaudited) and DECEMBER 31, 2008

	Common Stock Number of Shares Issued	(Restated) Value	(Restated) Accumulated Deficit-Development Stage	(Restated) Stockholder Equity (Deficit)

Balance: December 31, 2007	16,213,900	$ 2,185,585	$ (247,857)	$ 1,937,728

Common stock issued for cash	230,670	184,536		184,536
Common stock issued for mineral rights	5,000,000	625,000		625,000
Common stock issued in exchange for services	5,625	4,500		4,500
Net loss for the period	__________	________	(971,066)	(971,066)

Balance: December 31, 2008	21,450,195	2,999,621	(1,218,923)	1,780,698

Common stock issued for cash	0	0	0	0
Common stock issued for mineral rights	0	0	0	0
Common stock issued in exchange for services	0	0	0	0
Net loss for period	-	-	(172,922)	(172,922)

Balance: March 31, 2009 (Unaudited)	21,450,195	$ 2,999,621	$(1,414,030)	$1,585,591

The accompanying notes are an integral part of these financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF CASH FLOWS (Unaudited)

	(Restated) Three Months Ended March 31,		(Restated) Since Inception March 15, 2007 to March 31
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss) Income for the period	$ (195,107)	$ (76,637)	$(1,414,030)

Non-cash adjustments:
Common stock issued in exchange for services:	0	0	13,635
Depreciation expense	515	0	869

Cash flows from operating activities:
(Increase)/decrease in prepaid expenses and deposits	15,044	15,007	(17,329)
Increase/(decrease) in accounts payable and accrued expenses	(43,174)	1,000	197,526
Increase/(decrease) in due to related parties	35,477	0	223,253
Net cash used in operating activities	(187,245)	(60,630)	(996,076)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equipment	0	0	(2,265)
Investment in mineral rights	(8,413)	(7,593)	(87,318)
Net cash used in investing activities:	(8,413)	(7,593)	(89,883)

CASH FLOWS FROM FINANCING ACTIVITIES

Net proceeds from short-term debt	196,700	0	206,050
Common stock issued	0	0	610,986
Long-term loans	0	0	271,500
Net cash used in financing activities:	196,700	0	1,088,536

Change in cash during the period	1,042	(68,223)	2,577

Cash, beginning of period	1,535	90,873	0

Cash, end of period	$ 2,577	$ 22,650	$ 2,577

SUPPLEMENTAL DISCLOSURES

Interest paid	$ 0	$ 0	$ 2,699

Income taxes paid	$ 0	$ 0	$ 50

The accompanying notes are an integral part of these financial statements.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
STATEMENTS OF CASH FLOWS (Continued)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

The Company capitalizes the rights to its mineral property. $7,593 was paid in cash against the outstanding balance for the period ended March 31, 2008, leaving an unpaid balance of $75,729. During 2009, $8,413 was paid in cash against the outstanding balance, leaving an unpaid balance of $253,099 as of March 31, 2009.

Since inception, $87,318 was paid in cash, leaving an unpaid balance of $253,099 as of March 31, 2009.

The accompanying notes are an integral part of these financial statements.

GRANT HARTFORD CORPORATION (A n Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

1.     BASIS OF PRESENTATION AND CONTINUANCE OF OPERATIONS

Grant Hartford Corporation (the "Company") was organized under the laws of the State of Montana on March 15, 2007. Since inception, the Company has been engaged in definition drilling to quantify a gold reserve. The financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). The Company maintains its books and prepares its financial statements on the accrual basis of accounting. In the opinion of the Company's management, its audited annual financial statements contain all adjustments necessary in order to present a fair statement of the results for the period presented. All adjustments are of a normal recurring nature.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future.

March 31, 2009
Working Capital	$ (860,022)
Deficit	$ (1,414,030)

The Company intends to correct any deficiency in working capital through the sale of its common equity to investors and non-convertible debt instruments in order to fund its development in 2009.

2.     SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash at financial institutions which may periodically exceed federally insured amounts.

Net income (or loss) per common share ("EPS") is computed in accordance with the provisions of SFAS No. 128, "Earnings Per Share. Basic EPS is computed by dividing net income (loss) by weighted average shares outstanding. Diluted EPS includes the dilutive effect of stock options and warrants issued.

Equipment is recorded at cost and depreciated on a straight-line basis using the following useful lives:

Computer hardware and software	3-5 years
Machinery and equipment	4-7 years
Furniture and fixtures	5-10 years

All maintenance and repair costs are charged to operations as incurred. The cost and accumulated depreciation for equipment sold, retired, or otherwise disposed of are removed from the accounts, and the resulting gains or losses are reflected in earnings.

GRANT HARTFORD CORPORATION (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments: For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, option payment on mineral property, the carrying amounts approximate fair values due to their short maturities.

Mineral Property Exploration: The Company expenses the costs incurred to conduct exploration, assay work, drill and equip exploratory sites within the claims groups that are not determined to have proven reserves. A reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven (Measured) Reserves are those for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are wellestablished. Probable (Indicated) Reserves are those for which quantity and grade and/or quality are computed form information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Geological and geophysical costs and costs of carrying and retaining unproved sites are expensed. Potential mineral properties are periodically assessed for impairment of value under SFAS 144 and EITF 04-3 and a loss will be recognized at the time of impairment.

The Company is in the "Exploration Stage" and is engaged in the exploration of the Garnet mineral property in order to identify the presence of proven/probable reserves. The Company has not begun exploitation of these deposits. As a result, no amounts have been capitalized related to mineral property exploration as of March 31, 2009 and December 31,2008.

Accumulated mineral property costs are amortized using the units-of production ("UOP") method based on estimated recoverable ounces or pounds in proven and probable reserves.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

3. MINING OPERATIONS

The Company's mining property is located in Granite County near the ghost town of Garnet, Montana. The property is accessible year round by 4-wheel drive vehicles on County and private roads.

Acquisition of the Patented and Unpatented Mineral Claims

The Company acquired an exclusive option to purchase 100% ownership in the mineral deeds to 23 patented mineral claims and 122 unpatented mineral claims covering approximately 2,900 acres located within the Garnet Mining District of Granite County, Montana from Commonwealth Resources, LLC. The President and CEO of the Company, Eric Sauve, and the Company's Senior Consultant, Aaron Charlton, are also owners in Commonwealth Resources, LLC. The owner of record for the 122 unpatented claims and the 22 patented claims is Commonwealth Resources, LLC, who holds these claims subject to the terms and conditions in the Option Agreement between Commonwealth Resources, LLC and our Company, Grant Hartford Corporation. The owner of record of one (1) patented claim, the Free Coin, is River Terrace Estates. Commonwealth Resources, LLC holds a purchase agreement and mining lease on this claim which has been assigned to Grant Hartford Corporation.

Option Agreement

The Company entered into an option agreement with Commonwealth Resources, LLC (Commonwealth), a related party, with effect from June 15th, 2007. The agreement gives the Company an exclusive option to purchase the mineral rights (excluding surface rights) on the 23 patented mining claims and an exclusive option to purchase 122 unpatented mining claims for a period of seven years.

Significant terms of the agreement are as follows:

1.	Issue 19,000,000 Grant Hartford Corporation common shares at no par value to Commonwealth Resources, LLC;
2.

Make annual option payments of $190,000 to Commonwealth Resources, L.L.C. for a period of up to five years, starting June 15, 2007 and ending either the earlier of the option exercise or June 15, 2012;

3.	Make annual option payments of $400,000 to Commonwealth Resources, L.L.C. starting June 15, 2012 and ending June 15, 2014 in order to extend the option period for an additional two years;
4.	Make annual access lease payments of $60,000 starting June 15, 2007 and continuing for the life of the project;
5.

Pay a purchase price of $7,000,000 to Commonwealth Resources, L.L.C. for the ownership of the mineral rights at any time within the first five years of the contract or in the two option extension years should the Company so elect.

6.	During the Option period gold ore production must not exceed 100 tons per day;
7.	The Company must pay Commonwealth Resources a 5% Net Smelter Return on all gold produced during the Option period.
8.	As of March 31, 2009, $87,318 of option payments have been paid resulting in an accrual on the balance sheet of $253,099.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

3. MINING OPERATIONS (Continued)

History of Previous Operations

The following is a brief history of previous operations, including, insofar as known, the names and dates of previous operators: Between 1896 and 1942, geological reports indicate that the Nancy Hanks, Lead King, Dewey, International and Tiger mines were active on the Garnet property. The year of 1942 marked the beginning of World War II, causing mining to cease until the 1960's when Anaconda Corporation began its exploration programs on portions of the Garnet Property. From 1966 to 1971, American Mining Corporation owned and conducted its own exploration on the Garnet Property. Western Energy Corporation, a mining exploration subsidiary of the Montana based power utility, Montana Power Company, conducted exploration of the Garnet Property from 1987 to 1989. Pegasus Gold Corp. ("Pegasus"), which was a mid size gold producing Company in the 1980's and mid 1990's, optioned the Garnet Property between 1989 and 1993. Trans-Global Resources, N.L., which was an exploration company listed on the ASX and NASDAQ had a 56% interest of the Garnet Property from 1991 to 1993.

In Pegasus' exploration of the Garnet Property they identified mineralized material in two of Grant Hartford Corporation's mining claims that are under option through Commonwealth Resources, L.L.C. Subsequently the Company used these previous exploration results from the Nancy Hanks and Dewey patented claims, as a basis for our current exploration plans. Several of the following excerpts and summarizations from the "Garnet Project Summary, December 1992," prepared by Pegasus Gold Corporation ("1992 Report") and the "Mineral Property Valuation, Garnet and Copper Cliff Mining Districts," prepared by John C. Brower, Ph.D. (1999 Report) are provided and outline the Pegasus operations on the Garnet Property. For more information and the view the entire 1992 or 1999 Reports, please refer to our website, www.granthartford.com.

"Between December, 1989, and December 1992, Pegasus Gold conducted an exploration program covering over 22 square miles and employing airborne magnetics and resistivity, ground, magnetics, IP, and resistivity surveys. Drill targets were defined using geologic mapping, [and] rock, soil and trench geochemistry. Fourteen targets were drill tested with 147 reverse circulation holes (47,601 feet), and six core holes (1,710 feet)." This exploration program designated mineralized material located in "the Nancy Hanks deposit using 16 north-south cross sections," and reported "tonnages for 129 polygonal blocks on these cross sections as defined by intercepts in 43 reverse circulation drill holes, nine trenches, and three core holes." These calculations resulted in designated mineralized material of 3.2 million tons, with an average grade of 0.04 ounces AU per ton." For more information and to view the entire 1992 Report, please refer to our website, www.granthartford.com.

The 1999 Report further discusses the Pegasus exploration plan and states that the "...Dewey/Nancy Hanks and Cascade zones were constructed by Pegasus, showing drill holes and intercepts of" mineralized material and other geology. Pegasus completed their calculations "manually by drawing polygons on the cross sections, and with polygon cross sectional areas determined by use of planimeters. Polygons were then extended halfway to the adjacent cross section to determine volume and tonnage." Pegasus created Ninety-three blocks on ten cross sections.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

3. MINING OPERATIONS (Continued)

"The approach employed by Pegasus is suitable as a first approximation, early indication type of estimate, to determine whether enough gross grade and tonnage is present to merit further work, but is far too generalized for feasibility decisions. More sophisticated analytical techniques using computer models (bellow) can reveal ore grades and gross tonnages that differ significantly from first approximations. They can be substantially higher or lower, due to more selective designation of what is ore and what is waste, which can subsequently expand or contract mineable zones." The 1999 Report goes on to suggest that John C. Brower used "the drill hole data from Pegasus in computer mine modeling, namely the commonly used proprietary programs SURPAC and THREE-D. SURPAC to generate a mine block model, in this case with user defined mine blocks 100 feet square and 50 feet high. Modeling utilized 62 drill holes in the Dewey/Nancy Hanks area and 17 in the Magone & Anderson, with an average spacing of 250 feet apart." The 1999 Report's "prefeasibility model was based on a 6-year mine life, followed by two years of reclamation," and prescribed the removal of 6,972,000 short tons of designated mineralized material which had an average grade of "0.086 troy ounces per short ton." For more information and the view the entire 1999 Report, please refer to our website, www.granthartford.com.

These results from the Pegasus Exploration Plan, which were further interpreted by the 1999 Report, are the basis for Grant Hartford Corporation's initial exploration plans and give rise to our plans for expanding exploration on the property and proceeding with a pre-feasibility or scoping study in order to determine the existence of proven/ probable reserves on the Garnet Mineral Property.

Current Operations

The Company's 2008 exploration program was designed to quantify, through the use of definition drilling, both open pit and underground mine mineralized material targets identified by the previous Pegasus exploration program. The Company intends to use this information to proceed with prefeasibility or scoping studies in order to determine an updated existence of proven/ probable reserves.

During 2008, GHC completed 54 drill holes, with total drill footage of 12,497.5 feet. These holes were completed by O'Keefe Drilling using reverse circulation drill rigs. All holes were completed during the third and fourth quarters of 2008. Original drill plans included drilling on over eight (8) targets. Due to the promising results obtained in the first three zones drilled, drilling was concentrated on these three mineralized material zones. The drilling plan called for definition drilling near high-grade mineralized material zones encountered by Pegasus between 1989 and 1992. The drilling resulted in 1,879 samples generally representing five (5) foot intervals were sent for assay. Shorter intervals were sampled when vein systems were able to be identified. 229 samples were run in duplicates of 2-4 repeats. This represents a 12.2% assay duplication.

The Company's 2008 exploration program discovered and expanded mineralized material zones identified by Pegasus in the East Dewey and North Dewey zones. Drilling on the Nancy Hanks deposit confirmed mineralized material tonnage and grade, as identified by Pegasus, with open boundaries in several directions. A new mineralized material zone at the 200 foot level in the area of the Nancy Hanks pit was discovered which is open in three directions. Through the Company's current input of the Company's 2008 drill data and the Pegasus drill data into a sub-surface mine modeling programs the Company hopes to assist in proceeding with a pre-feasibility or scoping study to determine the updated existence of proven/ probable reserves.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

3. MINING OPERATIONS (Continued)

The Company's 2009 Exploration Plan is based on recommendations from its 2008 Drilling report written by Vice President of Mining and Geology, J. Robert Flesher:

1.

Enter all existing geological, geophysical and geochemical data, including the Pegasus drilling data, and the Company's 2008 drilling data, into a sub-surface 3D mine modeling program to determine an updated mineralized material calculation;

2.

Engage a metallurgical lab to analyze samples from the 2008 exploration program to determine the correct grind size, and conduct specific gravity concentration and flotation tests, in order to determine a flow sheet;

3.	Based on the data from the flow sheet, engage an engineering firm to design and provide bids for the construction of a milling facility to process high grade mineralized material;
4.	Engage a Geophysical firm to conduct Induced Polarization tests on the North Dewy target to identify additional anomalous areas for drilling during the 2009 season;
5.	Engage an underground mining engineer to provide cost estimates for underground mineralized material extraction on future identified deposits;
6.

Drill up to 150 reverse circulation holes on targets identified in the area of the Nancy Hanks and Dewey to block out mineralized material for possible extraction, and to complete definition drilling to improve the Nancy Hanks' open pit mineralized material calculation in order to determine the possible existence of proven/probable reserves;

7.

Upon completion of the 2009 exploration program, engage an engineering firm to proceed with a prefeasibility or scoping study in order to determine the existence of proven/probable reserves and the possible utilization of open pit mining methods;

8.

Drill at least 2 additional high grade targets of the 16 defined high grade mineralized material targets, as identified in previous drill programs. Additional exploration and drilling to sufficiently establish continuity between drill holes on the Free Coin and Willie claims and the Tostman and Cascade claims. These claims were permitted and bonded in the 2008 Exploration Plan.

There are no production or milling operations on the property, as of today. There is no electric power on the property. Any future mining or milling operation will require either power lines to reach the property or the generation of power on site. The Company has retained CDM Engineering of Helena, MT to conduct a cost estimate for power requirements.

Property Geology

In order to provide a brief overview and description of the rock formations and mineralization, present on the Garnet Mineral Property, and of which Grant Hartford Corporation is currently exploring, the following excerpts from the "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation ("Garnet Project Summary") are included below. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

3. MINING OPERATIONS (Continued)

"Near the Garnet mining district, the northwest-plunging Deep Creek anticline is intruded on its northern flank by granodiorite of the Garnet Range stock. The formations in contact with the granodiorite include silty quartzites of the upper Proterozoic Garnet Range Quartzite (Missoula Group), vitreous Cambrian Flathead Quartzite, shales and silty carbonates of the Cambrian Wolsey Shale, dolomites and gray limestone of the Cambrian Meagher Limestone, poorly exposed Cambrian Park Shale, light colored dolomite and limestone of the Cambrian Pilgrim Formation, thin-bedded limestones and calcareous shales of the Cambrian Red Lion and Devonian Maywood Formations (mapped as a single unit), and black, carbonaceous limestones and dolomites of the Devonian Jefferson Formation.

Within a thousand feet of the granodiorite, contact metamorphism is well developed in thesedimentary rocks. Limestones are recrystallized to coarsely crystalline marbles, carbonaceous limestones and dolomites are bleached white with some recrystallized graphite observed, impure carbonates and silty shales are commonly converted to anhydrous skarn assemblages (principally garnet-epidote-diopside), and silty quartzites contain prominent clots of biotite-andalusite-cordierite, creating the distinctive spotted hornfels that district miners called "birdseye porphyry".

Most of the intrusive contacts mapped in the district are north-dipping and conformable to bedding. Northdipping sills are abundant within a thousand feet of the plutonic contact. However, the stock itself is probably not conformable. Regional aeromagnetic maps indicate that a thin shelf of sedimentary rock extends for more than a mile away from the contact. Granitic rocks are probably present at shallow depths beneath the sedimentary rocks before dropping off abruptly at the edge of the stock. The many sills in this shelf of sedimentary rock probably contributed to the widespread contact metamorphism observed in the district.

Mineralized material-hearing "quartz vein zones dip from 30 to 50 degrees northward in the Garnet district, and from 30 to 45 degrees southward at Coloma. These veins were responsible for an estimated 150,000 ounces of gold production from the Garnet and Coloma mines, as well as for much of the estimated 500,000 ounces of placer gold from nearby creeks" which were obtained during the pre-1942 historical mining period of the region.

Four major vein systems are present in the Garnet District. All four strike generally east-west, and dip at shallow to moderate angles toward the north. The most northerly of these is the Nancy Hanks system which includes the International, Shamrock, Dewey, and Nancy Hanks veins. These veins occur within the granodiorite, or along the contact with marbles and shales of the Jefferson, Red Lion, and Maywood Formations. The vein systems are anastomosing networks of north-dipping veins and veinlets, with abundant subhorizontal ladder veinlets cutting the granodiorite between the main veins. The veins and veinlets are predominantly milky white or clear quartz with minor calcite and/or ankerite. Up to 2% pyrite can be found in the veins, but trace amounts are more typical. Away from the major veins, the granodiorite is strongly propylitized for a few inches up to several feet with minor amounts of disseminated pyrite. Trace amounts of quartz veinlets are sometimes responsible for" mineralized material drill intercepts. For more information and to view the entire "Garnet Project Summary, December 1992," as prepared by Pegasus Gold Corporation, please refer to our website, www.granthartford.com.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

4. MINERAL RIGHTS

	Balance	Impairment Recognized	Net Book Value

Garnet, Montana stock issued 06/15/2007	$2,375,000	$ -	$2,375,000
Garnet, Montana option agreement through 12/31/2007	102,917	-	102,917
Garnet, Montana option agreement through 12/31/2008	190,000	-	190,000
Garnet, Montana option agreement through 3/31/2009	47,500	-	47,500

TOTAL			$2,715,417

The Company has not begun exploitation of mineral reserves; no impairment on the accumulated mineral property has been recorded.

5. SHORT-TERM NOTES

The Company has one (1) short-term note with Commonwealth Resources, LLC, a related party. The note bears interest of 0% payable on or before December 2009. If the sum is not paid when due, interest shall accrue at a rate of 15% per annum from date of default, or declaration of default, whichever shall occur first. The balance of this note at March 31, 2009 was $5,150.

The Company has various other short-term notes payable totaling $200,900, due March 2010 at interest rates ranging from 11.11% to 12.50%. $150,000 of the short-term notes are secured by shares of the Company's stock at $1.00 per share.

6. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	March 31, 2009	December 31, 2008

Non-transferable convertible notes, with interest from 12% - 14% paid semi-annually, maturing from January 2010 to November 2010. These notes may be paid in full or part before the maturity date. They are also convertible at the lenders' discretion for shares of common stock at a rate equal to 95% of the initial share price quoted on the first day listed on the Over- The-Counter-Bulletin-Board or at the closing market price on the date the election is made. In addition, the lenders are to be issued common stock equal to 2.5% of the principal of the note as determined on the date the note is converted or matures.

	$ 271,500	$ 263,837
	$ 271,500	$ 263,837

Maturities of the long-term debt are as follows:
2009	-	$ -
2010	271,500	271,500
Thereafter	-	-
	$ 271,500	$ 271,500

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

6. CONVERTIBLE NOTES PAYABLE (Continued)

Accrued interest on the notes totaled $16,441 and $7,663 for the period ended March 31, 2009 and for the year ended December 31, 2008, respectively. These amounts are included in accounts payable and accrued expenses on the balance sheet.

7. EQUITY

	Number of Shares	Share Capital

Authorized
100,000,000 common shares without par value

Balance as of December 31, 2007	16,213,900	$2,185,585

Shares issued for property acquisition at $0.125 per share	5,000,000	625,000
Private placement at $0.80 per share	230,670	184,536
Private placement/services performed at $0.80 per share	5,625	4,500

Balance as of December 31, 2008	21,450,195	$2,999,621

Balance as of March 31, 2009	21,450,195	$2,999,621

On March 22, 2007 the Company issued 1,000,000 common shares at a price of $0.001 per share to its President & CEO as founders' shares.

On March 23, 2007 the Company completed its first exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 280,000 shares of the Company's no par value common stock to two (2) accredited investors at a purchase price of $0.125 per share, for an aggregate price of $35,000.

On June 15, 2007 the Company issued 14,000,000 common shares at a price of $0.125 per share pursuant to the terms of an Option Agreement with Commonwealth Resources LLC regarding the Garnet mineral property.

On June 18, 2007 the Company issued 100,000 common shares at a price of $0.001 to one of its Directors as founders' shares.

On October 31, 2007 the Company completed a second exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 793,900 shares of the Company's no par value common stock to 45 accredited investors at a purchase price of $0.50 per share, for an aggregate price of $396,950. Included in this offering are 11,000 shares issued for services to be provided.

On October 24, 2007 the Company issued 25,000 common shares at a price of $0.001 to one of its Directors as founders' shares.

On December 10, 2007 the Company issued 10,000 common shares at a price of $0.001 per share to its Vice President as founders' shares.

On December 17, 2007 the Company issued 5,000 common shares at a price of $0.50 per share to its attorney pursuant to the terms of a retainer agreement.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

7. EQUITY (Continued)

On January 24th, 2008 the Company amended its Option Agreement with Commonwealth Resources L.L.C. in which the Company issued 5,000,000 common shares at a price of $0.125 per share in lieu of 5,000,000 preferred shares.

On May 31, 2008 the Company completed a third exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and issued 236,295 shares of the Company's no par value common stock to 11 accredited investors at a purchase price of $0.80 per share, for an aggregate price of $189,036. Included in this offering are 5,625 shares issued for services provided.

Warrants

     Warrant transactions are summarized as follows for the period ended:

	December 31, 2008
	Number	Exercise Price
Outstanding, beginning of period	793,900
Granted	236,295	1.50
Exercised	0	0
Expired	0	0

Outstanding, end of period	1,030,195

	March 31, 2009
	Number	Exercise Price
Outstanding, beginning of period	1,030,195
Granted	0	$ 0.00
Exercised	0	0.00
Expired	0	0.00

Outstanding, end of period	1,030,195

The Company issued warrants with each common share issued under a private placement between April 1, 2008 and May 31, 2008. Each warrant is exercisable at $2.00 into one common share of the Company until May 31, 2010.

These shares were excluded from diluted earnings per share as their effect would be anti-dilutive.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

8. DUE TO RELATED PARTIES

At March 31, 2009, a total of $223,253 (December 2008 - $187,776) is payable to directors and management for fees. These outstanding amounts payable are unsecured and non-interest bearing with no fixed terms of repayment.

9. INCOME TAXES

Income taxes are provided on the income earned in the financial statements. In accordance with SFAS 109 "Accounting for Income Taxes," the Company applies the liability method of accounting for income taxes, under which deferred income taxes are provided to reflect the impact of "temporary differences" between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

The provision for income taxes consists of the following components:

	2009	2008

Current tax	$ 0	$ 0
Deferred tax benefit of net operating loss	$ (80,185)	$ (406,751)
Increase in deferred tax asset valuation allowance	$ 80,185	$ 406,751

	$ 0	$ 0

The deferred tax benefits arose from the net operating losses incurred by the Company during the respective years. Net operating losses are currently allowed to be carried forward for twenty (20) years.

Deferred tax assets as of March 31, 2009 and December 31, 2008 consist of the following components:

	2009	2008

Deferred tax asset	$ 583,910	$ 503,725
Deferred tax asset valuation allowance	$ (583,910)	$ (503,725)

Net deferred tax asset	$ 0	$ 0

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. As the result of the implementation of the FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, the Company recognized no material adjustments to unrecognized tax benefits. At the adoption date of January 1, 2008 and as of March 31, 2009 and December 31, 2008, the Company has no unrecognized tax benefits. By statute, tax years ending in December 31, 2007 through 2008 remain open to examination by the major taxing jurisdictions to which the Company is subject.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

10. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its financial statements but does not expect it to have a material effect.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

11. SUBSEQUENT EVENTS

On April 8, 2009, the Company's amended articles of incorporation were approved to include authorization of 50,000,000 preferred shares with a par value of .0001.

12. REISSUANCE OF FINANCIAL STATEMENTS

As a result of the Securities and Exchange Commission (SEC) comments, we have reissued the financial statements to restate the following:

-	Management has determined the Company is an exploration stage company, not a development stage company. Titles through the financial statement have been changed.
-

As the Company is still an exploration stage company, and that the reserves are not considered to be proven reserves as of 03/31/09, the expenditures for the exploration are to be reclassified as an expense and not capitalized as an asset. See the following table for the restatement of amounts reported.

-

Management has determined that the stock issued in accordance with the option agreement had a more readily determinable value than that of $1. Therefore, the common stock and mineral property were restated on the balance sheet to reflect the new value of the shares issued, and these values are disclosed in the supplemental disclosure of non-cash investing and financing activities of the statements of cash flows, and in the notes to the financial statements. See the following table for the restatement of amounts reported.

-

The option agreement for mineral rights has a termination clause that allows the Company to avoid future obligation. Therefore, the liability for the agreement is limited to the amount incurred to date and should not include the remaining portion of the annual renewal. See the following table for the restatement of amounts reported.

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

12. RECLASSIFICATIONS (Continued)

	March 31, 2009
	As Previously Reported	As Restated
Balance Sheet
Mineral rights	787,292	2,715,417
Total Non-current Assets	788,988	2,717,113
Total Assets	808,894	2,737,019
Option Payment: mineral rights	292,682	253,099
Total Liabilities	1,191,011	1,151,428
Common stock	624,622	2,999,621
Accumulated deficit	(1,006,739)	(1,414,030)
Total Stockholders' Equity (Deficit)	(382,117)	1,585,591
Total Liabilities and Stockholders' Equity (Dificit)	808,894	2,737,019
Statements of Operations
Geological and property expenses	-	22,185
Net loss for the period	(172,922)	(195,107)
Statement of Stockholders' Equity (Deficit)
Balance: March 31, 2009 (Value)	624,622	2,999,621
Balance: March 31, 2009 (Accumulated Deficit)	(1,006,739)	(1,414,030)
Balance: March 31, 2009 (Stockholder Equity (Deficit)	(382,117)	1,585,591
Statements of Cash Flows
Net (loss) income for the period	(172,922)	(195,107)
Net cash used in operating activities	(165,060)	(187,245)
Investment in mineral rights	(30,598)	(8,413)
Net cash used in investing activities	(30,598)	(8,413)

	December 31, 2008
	As Previously Reported	As Restated
Balance Sheet
Mineral rights	765,107	2,667,917
Total Non-current Assets	767,318	2,670,128
Total Assets	801,226	2,704,036
Option Payment: mineral rights	301,095	214,012
Total Liabilities	1,010,421	923,338
Common stock	624,622	2,999,621
Accumulated deficit	(833,817)	(1,218,923)
Total Stockholders' Equity (Deficit)	(209,195)	1,780,698
Total Liabilities and Stockholders' Equity (Dificit)	801,226	2,704,036
Statement of Stockholders' Equity (Deficit)
Balance: March 31, 2008 (Value)	624,622	2,999,621
Balance: March 31, 2008 (Accumulated Deficit)	(833,817)	(1,218,923)
Balance: March 31, 2009 (Stockholder Equity (Deficit)	(209,195)	1,780,698

GRANT HARTFORD CORPORATION (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2009

12. RECLASSIFICATIONS (Continued)

	March 31, 2008
	As Previously Reported	As Restated
Statements of Operations
Geological and property expenses	-	1,900
Net loss for the period	(74,737)	(76,637)
Statements of Cash Flows
Net (loss) income for the period	(74,737)	(76,637)
Net cash used in operating activities	(58,730)	(60,630)
Investment in mineral rights	(9,493)	(7,593)
Net cash used in investing activities	(9,493)	(7,593)

                     The restatements also affect the Supplemental Disclosure of Non-Cash Investing and Financing Activities, and Notes 1, 2, 4, 7, and 9.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission Fee	$ 112.91
FINRA Filing Fee	$ 0
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$ 8,400.00
Printing Fees and Expenses	$ 500.00
Miscellaneous	$ 0.00
Total	$34,012.91

All amounts are estimates, other than the Commission's Registration Fee.

The Company is paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Montana Codes Annotated, Sections 35-1-452 through 457, inclusive and Article V of the Company's Bylaws. The Bylaws provisions are included below and are drawn directly from the statutory schema:

ARTICLE V. INDEMNIFICATION OF DIRECTORS, OFFICERS
AGENTS, AND EMPLOYEES

Section 5.1 Indemnification of Directors.

          The corporation shall indemnify any individual made a party to a proceeding because he is or was a director of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as defined in subsection (a) of this §5.1. (Such indemnification is further subject to the limitation specified in subsection (c).)

          (a)  Determination and authorization.    The corporation shall not indemnify a director under the §5.1 of Article V unless;

(1)

Determination   A determination has been made in accordance with the procedures set forth in Montana Business Corporation Act that the director met the standard of conduct set forth in subsection (b) below, and

(2)

Authorization   Payment has been authorized in accordance with the procedures set forth in the Montana Business Corporation Act based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

          (b)  Standard of Conduct.   The individual shall demonstrate that:

(1)	The individual acted in good faith; and
(2)	The individual reasonably believed:
(i) In acting in an official capacity with the corporation, that the individual's conduct was in its best interests;
(ii) In all other cases, that the individual's conduct was at least not opposed to its best interests; and
(iii) In the case of any criminal proceeding, that the individual had no reasonable cause to believe that the conduct was unlawful.

          (c)  No Indemnification Permitted in Certain Circumstances.   he corporation shall not indemnify an individual under Section 5.1 of Article V if:

(1)	The individual was adjudged liable to the corporation in a proceeding by or in the right of the corporation; or
(2)	The individual was adjudged liable in any other proceeding charging that the director improperly received personal benefit, whether or not the individual acted in an official capacity.

          (d)  Indemnification in Derivation Actions Limited.   Indemnification permitted under Section 5.1 of Article V in connection with a proceeding by the corporation or in the right of the corporation is limited to the reasonable expenses incurred in connection with the proceeding.

Section 5.2 Advance Expenses for Directors.

          The company shall pay for or reimburse, in advance of final disposition of the proceeding, the reasonable expenses incurred by a director who is a party to a proceeding if:

(a)	By following the procedures of the Montana Codes Annotated, the board of directors determined that the director met requirements (c)-(e) listed below; and
(b)	By following the procedures and standards set forth in the Montana Codes Annotated, the board of directors authorized an advance payment to a director; and
(c)	The director has furnished the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 5.1 of Article V; and
(d)

The director has provided the corporation with a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; the director's undertaking must be an unlimited general obligation, but need not be secured, and the corporation may accept the undertaking without reference to financial ability to make repayment; and
(e)	The board of directors determines that the facts then known to it would not preclude indemnification under Section 5.1 of this Article V or the Montana Business Corporation Act.

Section 5.3 Indemnification of Officers, Agents and Employees Who Are Not Directors.

          The board of directors, by board resolution, may elect to indemnify and advance expenses to any officer, employee, or agent of the corporation, who is not a director of the corporation, to any extent consistent with public policy.

Section 5.4 Mandatory Indemnification.

          Notwithstanding any other provisions of these bylaws, the corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she is or was director or officer of the corporation against reasonable expenses incurred by the directors in connection with the proceeding.

Item 15. Recent Sales of Unregistered Securities

On March 22, 2007, we issued 1,000,000 shares of the Company's no par value common stock to our President and CEO, Eric Sauve, as founders' shares at $0.001 per share for a total purchase price of $1,000.00. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 23, 2007, we closed an exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, for 280,000 common shares at $0.125 per share. The total amount the Company received from this offering was $35,000.00. The identity of the purchasers from this offering are included in the selling shareholder table set forth above.

On June 15, 2007, we issued 14,000,000 shares of the Company's no par value common stock pursuant to the terms of an Option Agreement with Commonwealth Resources, L.L.C. regarding the Garnet Mineral property. The shares were issued pursuant to an exempted transaction provided by Section 4(2) of the Securities Act of 1933, as amended.

On June 18, 2007, we issued 100,000 shares of the Company's no par value common stock to one of our Directors, Charles Yesson, as founders' shares at $0.001 per share for a total purchase price of $100.00. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On October 31, 2007, we closed an exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, for 793,900 common shares at $0.50 per share. The total amount the Company received from this offering was $396,950.00. The identity of the purchasers from this offering are included in the selling shareholder table set forth above.

On October 24, 2007, we issued 25,000 shares of the Company's no par value common stock to one of our Directors, David Gilmer, as founders' shares at $0.001 per share for a total purchase price of $25.00. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On December 10, 2007, we issued 10,000 shares of the Company's no par value common stock to our Vice President, J. Robert Flesher, as founders' shares at $0.001 per share for a total purchase price of $10.00. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On December 17, 2007, we issued 5,000 shares of the Company's no par value common stock to our attorney, David Rodli, pursuant to the terms of a retainer agreement at $0.50 per share for a total consideration valued at $2,500.00 in services. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On January 24th, 2008 the Company amended its Option Agreement with Commonwealth Resources LLC, wherein the Company issued 5,000,000 common shares at no par value in lieu of 5,000,000 preferred shares. The shares were issued in an exempt transaction pursuant Section 4(2) of the Securities Act of 1933, as amended.

On May 31, 2008, we closed an exempt offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, for 236,295 common shares at $0.80 per share. The total amount the Company received from this offering was $189,036.00. The identity of the purchasers from this offering are included in the selling shareholder table set forth above.

Between July 22, 2008 and November 6, 2008, the Company entered into eight (8) Non-Transferable Convertible Notes (the "Notes") in the aggregate sum of $271,500. The Notes were entered into pursuant to exempt transactions. The material terms of the Convertible Notes are further set forth in the "2008 Convertible Note Offering" section of this Prospectus on page 3.

From January 1, 2009 to April 28, 2009 the Company entered into twelve (12) Promissory Notes in the aggregate sum of $675,000. The Promissory Notes were entered into pursuant to corporate debt transactions.

No advertising or general solicitation was employed in offering any of the securities. All certificates evidencing the securities issued in such transactions bear restrictive legends as securities issued in non-registered transactions that may only be resold in compliance with applicable federal and state securities laws. The applicable subscription documents relating to such transactions contained acknowledgments by the purchaser of such securities that the securities being acquired had not been registered, were restricted securities, could only be resold in compliance with applicable federal and state securities laws and the certificates evidencing such securities would bear restrictive legends.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
3.3	Articles of Amendment 4/7/09
4.1	Form of Specimen Stock Certificate
5.1	Legal Opinion of Rodriguez & Associates, with consent to use
10.1	Grant Hartford Option Agreement dated June 15, 2007 with Commonwealth Resources, LLC.
10.2	Amendment to grant Hartford Option Agreement dated January 24, 2008 with Commonwealth Resources, LLC

10.3	Non-Exclusive Surface Lease Agreement dated June 15, 2007 with Commonwealth Resources, LLC.
10.4	Notice of Option to Purchase Mineral Interests dated September 24, 2008
10.5	Employment Agreement - Eric Sauve dated June 1, 2007
10.6	Employment Agreement - Aaron Charlton dated June 1, 2007
10.7	J. Robert Flesher Appointment Letter dated December 10, 2007
10.8	Thomas Peters Confirmation Letter dated September 7, 2007
10.9	Ted Antonioli Confirmation Letter
10.10	University of Montana Letter dated December 12, 2007
10.11	Confirmation Letter - Norris Lab dated November 8, 2007
10.12	O'Keefe Drilling Bid - dated March 6, 2008
10.13	Standard Agreement for Professional Services - Kirk Engineering and Natural Resources, Inc. dated April 21, 2008
10.14	Standard Form of Agreement Between Owner and Engineering - CDM dated May 21, 2008
10.15	Rental Agreement - Drumond Field Office dated September 15, 2007
10.16	Form of Subscription Agreement - $0.125
10.17	Form of Subscription Agreement - $0.50
10.18	Form of Subscription Agreement - $0.80
10.19	Form of Warrant - $1.50
10.20	Form of Warrant - $2.00
10.21	Form of Convertible Note
10.22	BJ Ambrose Employment Agreement
10.23	Tim Matthews Employment Agreement
10.24	Geology and Drilling Report for 2008 (Nancy Hanks)
10.25	GHC/Commonwealth Resources, LLC Claim GHC0112 Letter 4/1/09
10.26	CDM Constructors, Inc. Agreement
10.27	Commonwealth Resources, LLC Insurance Waiver Letter 4/8/09
10.28	Aaron Charlton Compensation Accrual Confirmation Letter 12/31/08
10.29	Eric Sauve Compensation Accrual Confirmation Letter 12/31/08
10.30	Pegasus Gold Mining Data Use Letter 2/3/09
10.31	WGM Group, Inc. Release of Data Letter 5/11/09
10.32	CDM Constructors, Inc. Confidentiality Agreement
10.33	Partial Assignment of Amended Mining Lease and Acknowledgement
10.34	Amended Mining Lease-River Terrace Estates, Inc.
10.35	O'Keefe Drilling Company agreement
10.36	2009 Exploration Plans-Garnet Project
10.37	Form of Promissory Note
23.1	Consent of Auditor October 24, 2008
23.2	Consent of Rodriguez & Associates (included in Exhibit 5.1)
23.3	Commonwealth Resources, LLC Permission to Use Information Letter 2/5/09
23.4	David Rodli consent Letter 2/4/09
23.5	J. Robert Flesher Letter of Consent 1/29/09
23.6	Thomas Peters Consent Letter
23.7	Consent of Auditor August 11, 2009
99.1	Geological Report of Thomas Peters
99.2	Revised Geological Report of Thomas Peters

Item 17. Undertakings.

          The issuer will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information to the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Missoula, Montana on August ___, 2009.

Grant Hartford Corporation

By:/s/Eric Sauve
Eric Sauve
President, CEO, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on August ___, 2009

By:/s/Eric Sauve
Eric Sauve
President, CEO, and Director

By:/s/David Gilmer
David Gilmer
Principal Financial Officer and Director